UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Elanco Animal Health Incorporated
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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2023 Notice of Annual Meeting of Shareholders and Proxy Statement

Letter from our
President and CEO
Dear fellow Elanco shareholders,
Thank you for your continued ownership of Elanco. The animal health industry demonstrated durability in 2022 against the backdrop of a challenging macro-environment. While these ongoing factors challenged our financial performance, the global Elanco team remained focused and advanced all aspects of our Innovation, Pipeline, and Productivity (IPP) strategy, further reinforcing our position as an independent global animal health leader.
Our deep customer relationships enabled Elanco to reach 19 animal species in more than 90 countries worldwide to deliver $4.4 billion in revenue, with an Adjusted EBITDA of slightly above $1.0 billion for the full year. While we experienced topline pressure, our team’s focus on operational discipline contributed to 80 basis points of Adjusted EBITDA margin expansion for the year. Our transition to a metric similar to economic valued added, Elanco Cash Earnings, has furthered incentivized our productivity efforts and reinforced a culture of ownership across our nearly 10,000 Elanco employees.
We remained dedicated to unlocking value throughout our organization, delivering approximately $360 million of cumulative Adjusted EBITDA synergies since the acquisition of Bayer Animal Health. We reduced gross debt by approximately $500 million in 2022, ending the year with a 5.5x net debt to Adjusted EBITDA ratio. Debt paydown remains our top capital allocation priority.
Importantly, we are entering the final phase of our Bayer Animal Health integration. Our enterprise resource planning (ERP) systems integration is well on track for a second-quarter 2023 go-live, a crucial step in decreasing our operational complexity and improving our customer experience. This critical milestone will deliver essential operational efficiencies and improve Elanco’s free cash flow generation, allowing us to reduce debt while continuing to invest back in the business and shift our focus from integration and standup to innovation and growth.
We are committed to delivering consistent high-impact innovation through our unique position as a trusted partner and advocate for our customers globally. In 2022, Elanco gained eight new product approvals in major markets, including three new feline offerings, further growing our position in this category. Sales from new innovation contributed $133 million in revenue, an incremental $61 million year over year.
As we look ahead, Elanco expects to enter the most significant launch window in our history, with a path to six potential blockbuster approvals – these are products with anticipated peak annual sales of at least $100 million – by the first half of 2024, furthering our confidence in our ability to add $600-$700 million in revenue from our innovation pipeline by 2025.
As we consistently deliver milestones to advance our late-stage innovation and expand our position as an innovation partner of choice, we see tangible momentum that our most significant era of innovation, growth, and impact on society lies in the next few years ahead. Our purpose-driven culture continues to serve as a competitive differentiator as our employees deliver against our goal of being an independent company reaching the world’s animals through strong relationships with farmers, veterinarians, and pet owners across the globe.
Our approach to Sustainability and the management of ESG issues is ingrained in all aspects of our business and driven from within our organization: demonstrated by the commitment of our people and the power of our Elanco Healthy Purpose™ platform. Our global reach and strong business position helped us progress toward our 2030 Healthy Purpose commitments. We continue to promote the health and well-being of animals, people, the planet, and our enterprise.
Elanco's potential to create long-term sustainable value as a strong independent company is more compelling than ever. We appreciate your investment in Elanco and encourage you to exercise your vote as soon as possible. On behalf of Elanco management, we thank you for your continued investment.
Sincerely,

Jeff Simmons,
President and CEO, Elanco

Letter from our
Independent Chairman
Dear fellow Elanco shareholders,
On behalf of the Elanco Board of Directors, I want to thank you for your investment in Elanco.
The Elanco Board of Directors remains heavily engaged with the overall strategic direction of the business as Elanco furthers its position as an independent global animal health leader. We provide consistent guidance on and strategic oversight of fundamental milestones that will drive long-term value creation. By leveraging our diverse skills, experiences, and backgrounds, the Board of Directors provides robust perspectives that help guide Elanco’s Innovation, Pipeline, and Productivity (IPP) strategy.
Over the last year, we remained engaged with our shareholders and believe the exchange of feedback is an invaluable practice. We appreciate the input we’ve heard during engagements in 2022 regarding Elanco’s business strategy, corporate governance policies, sustainability initiatives, human capital management, and compensation practices.
While macro environmental factors challenged the Company’s performance, we are pleased with the progress we’ve seen in advancing our strategy in 2022 resulting from several deliberate improvements designed to generate further value. We believe the most important change was to implement Elanco Cash Earnings as the primary metric for our incentive compensation program. This approach aligns the interests of our employees and shareholders. It is a significant step in fostering an ownership culture. We also introduced an Employee Stock Purchase Plan. Together with our performance-based equity incentives plans, we now have in place programs to focus our nearly 10,000 employees on creating shareholder value.
We’ve also seen progress resulting from the addition of the Innovation, Science and Technology Committee. The Innovation, Science and Technology Committee is pleased with the significant advances in the pipeline with a path to now six potential blockbuster approvals by 2024. And importantly, the committee has also seen milestones achieved in early-stage research resulting in new pipeline entries that we believe will ensure a consistent long-term innovation flow. The Board remains supportive of the overall strategic direction set by the Elanco Executive Committee and is committed to capturing the full value of this innovation pipeline as the Company shifts its focus from integration and standup to commercial excellence.
I hope you will take the opportunity to read further in this proxy statement. We look forward to continuing our dialogue with you, our shareholders, and incorporating your feedback into our discussions as we enter the most significant launch window in our history.
We value your investment in Elanco and appreciate your voting support.

R. David Hoover,
Chairman of the Board

Notice of 2023 Annual Meeting of Shareholders
ELANCO
ANIMAL HEALTH INCORPORATED
2500 Innovation Way
Greenfield, Indiana 46140

Date & Time
8:00 a.m., Eastern Time, Thursday, May 18, 2023

Location
Audio webcast at www.virtualshareholdermeeting.
com/ELAN2023

Record Date
Close of business
on March 20, 2023
The 2023 Annual Meeting of Shareholders of ELANCO ANIMAL HEALTH INCORPORATED, an Indiana corporation, will be a virtual meeting of shareholders, conducted via live audio webcast at www.virtualshareholdermeeting.com/ELAN2023 on Thursday, May 18, 2023, at 8:00 a.m., Eastern Time, to consider and act upon the following matters:
Voting Matters
Items of Business
1	Election of the four director nominees to serve three-year terms.
2	Ratification of the appointment of Ernst & Young LLP as Elanco’s independent registered public accounting firm for 2023.
3	Advisory vote on the compensation of Elanco’s named executive officers.
4	Approval of the Amended and Restated Elanco Animal Health Incorporated Employee Stock Purchase Plan.
5	Approval of the Amended and Restated 2018 Elanco Animal Health Incorporated Stock Plan.
6	Transaction of such other business as may properly come before the meeting.
By Order of the Board of Directors,

Marcela A. Kirberger
Executive Vice President, General Counsel and Corporate Secretary
April 6, 2023
Even though you may plan to participate in the meeting online, please vote by telephone or the Internet, or execute the proxy card and mail it promptly. Telephone and Internet voting information is provided on the notice mailed to you or in this Proxy Statement. If you participate in the virtual meeting, you may revoke your proxy and vote your shares electronically during the meeting.
The Notice of 2023 Annual Shareholders Meeting, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

In this Proxy Statement (this “Proxy Statement”), the terms “Elanco,” “we,” “us” and “our” refer to Elanco Animal Health Incorporated, an Indiana corporation. We were incorporated in September 2018, prior to which we were a business unit and wholly owned subsidiary of Eli Lilly and Company (“Lilly”).
Our Board of Directors (our “Board”) solicits your proxy for our 2023 Annual Shareholders Meeting (and any postponement or adjournment of the meeting) (the “Annual Meeting”) for the matters set forth in the “Notice of 2023 Annual Shareholders Meeting” above.
These materials were first sent or made available to shareholders on April 6, 2023.

Proxy Statement Summary
This summary highlights information contained in this Proxy Statement. This summary does not contain all of the information that you should consider and you should carefully read the entire Proxy Statement before voting.
Annual Meeting of Shareholders
•	Time and Date: 8:00 a.m., Eastern Time, Thursday, May 18, 2023
•	Place: Audio webcast at www.virtualshareholdermeeting.com/ELAN2023
•	Record Date: Close of business on March 20, 2023
•	Voting: Shareholders as of the record date are entitled to vote; each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals
Voting Matters and Recommendations
Items of Business		Board Recommendation	Page
1	Election of the four director nominees to serve three-year terms.	“FOR” Each Nominee	6
2	Ratification of the appointment of Ernst & Young LLP as Elanco’s independent registered public accounting firm for 2023.	“FOR”	45
3	Advisory vote on the compensation of Elanco’s named executive officers.	“FOR”	48
4	Approval of the Amended and Restated Elanco Animal Health Incorporated Employee Stock Purchase Plan.	“FOR”	76
5	Approval of the Amended and Restated 2018 Elanco Animal Health Incorporated Stock Plan.	“FOR”	80
1 2023 Proxy Statement

Director Nominees and Continuing Directors
					Committees of the Board
Name	Primary Occupation	Age	Director Since	Independent	AC	CHCC	FOC	ISTC	CGC
Class II Director Nominees – Nominees for Election at the 2023 Annual Meeting for Terms Expiring in 2026
Michael J. Harrington	Former General Counsel, Lilly	60	2018
R. David Hoover (Chairman)	Former Chairman and CEO, Ball Corporation	77	2018
Deborah T. Kochevar	Senior Fellow, Fletcher School of Law and Diplomacy, Tufts University	66	2019
Kirk P. McDonald	CEO, Group M North America	56	2019
Class III Directors — Terms Expiring in 2024
William F. Doyle	Executive Chairman, Novocure Ltd.	60	2020
Art A. Garcia	Former CFO, Ryder System, Inc.	62	2019
Denise Scots-Knight	Co-Founder and CEO, Mereo BioPharma Group plc	63	2019
Jeffrey N. Simmons	President and CEO, Elanco Animal Health Incorporated	55	2018
Class I Directors — Terms Expiring in 2025
Kapila K. Anand	Retired Partner, KPMG LLP	69	2018
John P. Bilbrey	Former Chairman and CEO, The Hershey Company	66	2019
Paul Herendeen	Former Chief Financial Officer, Bausch Health	67	2020
Lawrence E. Kurzius	Chairman & CEO McCormick & Company	65	2018

C = Chair of the Committee
AC = Audit Committee; CHCC = Compensation and Human Capital Committee; CGC = Corporate Governance Committee; FOC = Finance and Oversight Committee; ISTC = Innovation, Science and Technology Committee
2 2023 Proxy Statement

Our Board Highlights

3 2023 Proxy Statement

Our Corporate Governance Highlights
We are committed to the values of effective corporate governance and high ethical standards. We continue to evolve our Board and our corporate governance practices. Many of our changes have been influenced by the valuable feedback we have received from our shareholders and other stakeholders, who provide important external viewpoints that help inform our decisions. For more information about our corporate governance practices, including several enhancements we made in 2022, see “Corporate Governance” beginning on page 24 below.
Independent Oversight	•	All directors, including our Board Chairman, are independent except for our CEO
	•	Four Board Committees – Audit; Compensation and Human Capital; Corporate Governance; and Innovation, Science and Technology – are composed entirely of independent directors
•
Regular executive sessions of independent directors at Board meetings (chaired by the independent Board Chairman) and Committee meetings (chaired by the independent Committee chairs) are held without management present

	•	Active Board and committee oversight of our strategy and risk management, including ESG-related matters
	•	To enhance our committees’ oversight and focus, our Board and its committees made the following changes:
○
Renamed the Compensation Committee to the Compensation and Human Capital Committee to manage and evaluate the Company’s performance in the oversight, development, implementation and effectiveness of the Company’s policies and strategies relating to human capital management;

○ Clarified the Audit Committee’s oversight of ESG disclosures;
○
Renamed the Nominating and Corporate Governance Committee to the Corporate Governance Committee to highlight the breadth of its oversight of overarching governance matters and, to the extent not delegated to other committees, annually review the Company’s activities and practices regarding significant ESG matters; and

○ Clarified in the Corporate Governance Guidelines that considerations of director qualifications include diversity of experience, ideas and race in addition to gender and ethnicity.
Board Refreshment and Practices	•	Seven new independent directors since 2019
	•	Comprehensive, ongoing Board succession planning process
	•	Annual Board and committee self-assessments led by the independent Corporate Governance Committee
	•	Board policy limits director membership on other public company boards
	•	Continuing director education on key topics and issues
Shareholder Rights	•	3%/3 years proxy access right for shareholders, adopted in 2022
	•	One class of outstanding shares with each share entitled to one vote
Governance Practices	•	Prohibition on hedging or pledging Elanco stock
	•	Clawback policy applicable to executives
	•	Rigorous executive stock ownership requirements
	•	Code of Conduct applicable to all employees and directors
	•	Regular review of succession planning for CEO and other key executives
•
Hired a Global Head of ESG and Sustainability and established a centralized global ESG and sustainability oversight team to drive progress, develop incremental goals, better quantify stakeholder impact and enhance ESG data collection and disclosures

	•	Annual ESG reporting aligned with leading global disclosure standards and frameworks
	•	Comprehensive shareholder engagement program with independent director participation
4 2023 Proxy Statement

Our Executive Compensation Highlights
Our executive compensation program is designed to help achieve the goals of attracting, engaging and retaining highly talented individuals who are committed to our core values of integrity, excellence and respect for people, while balancing the long-term interests of shareholders and customers. We accomplish this, in part, by delivering senior executive pay with a greater emphasis on equity and lower weighting on cash to promote an ownership mentality and help ensure shareholder alignment.

5 2023 Proxy Statement

Proposal No. 1: Election of Directors
Under our Amended and Restated Articles of Incorporation (our “Articles of Incorporation”), our Board is divided into three classes with approximately one-third of the directors standing for election each year. Our Board currently consists of twelve directors. The directors hold office for staggered terms of three years (and until their successors are elected and qualified, or until their earlier death, resignation or removal). One of the three classes is elected each year to succeed the directors whose terms are expiring.
The “Class II” directors whose terms expire at the Annual Meeting are Michael Harrington, R. David Hoover, Deborah Kochevar and Kirk McDonald. Each of these directors has been re-nominated by our Board upon the recommendation of our Corporate Governance Committee (the “Corporate Governance Committee”). All directors elected at the Annual Meeting will continue in office until the annual meeting of our shareholders to be held in 2026 and until their successors are elected and qualified.
The four nominees contribute significantly to our Board, including as follows:
•	All nominees are independent directors;
•	One of the four nominees was a public company CEO;
•	One of the four nominees is a veterinarian;
•	One of the four nominees has significant marketing, brand management, innovation and consumer products experience;
•	Two of the four nominees serve or have served on other public company boards; and
•
One of the nominees currently serves as the Chairman of the Board and Chair of the Corporate Governance Committee and brings deep knowledge and understanding of leading global businesses and insight into the animal health industry as well as life sciences and consumer products companies.

Each of the directors nominated by our Board has consented to serving as a nominee for the term listed above, to being named in this Proxy Statement and to serving on our Board if elected. The persons named as proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of each of our Board’s four nominees. If any nominee is unable to serve, our Board can either designate a substitute nominee to serve in his or her place as a director or reduce the size of our Board. If our Board nominates another individual, the persons named as proxies may vote for such substitute nominee. Proxies cannot be voted for a greater number of individuals than the four nominees named in this Proxy Statement.
Our Board has determined that all director nominees are independent of Elanco and management. See “Corporate Governance—Director Independence” below for more information.
Board Membership Criteria
Subject to our organizational documents and any operative agreements we may enter into, our Board is responsible for selecting candidates for Board membership and for establishing the general criteria to be used in identifying potential candidates. The Corporate Governance Committee leads our director succession planning process and regularly considers the criteria necessary to achieve a diverse Board that provides effective oversight of Elanco.
The Corporate Governance Committee believes that all directors should display the personal attributes necessary to be effective directors: integrity, sound judgment, intellectual prowess and versatility, confidence, independence in fact and mindset, ability to operate collaboratively, willingness to ask difficult questions, willingness to listen, the ability to commit the necessary time to duties as a
6 2023 Proxy Statement

Proposal No. 1
director and commitment to the company, its shareholders and other constituencies. As discussed in “—Board Diversity and Tenure” below, the Corporate Governance Committee also seeks to select director candidates who represent a mix of backgrounds and experiences that will enhance the quality of our Board’s deliberations and decisions and believes that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, race and ethnicity.
Our Corporate Governance Guidelines state that directors shall ensure that existing or future commitments do not materially interfere with their ability to fulfill their responsibilities as Elanco directors, given that serving on our Board requires significant time and attention. In general, directors who are not Elanco employees (“Non-Employee Directors”) may not serve on more than three other public company boards and our Chief Executive Officer may not serve on more than one other public company board.
In addition to the above criteria, the Corporate Governance Committee considers, on an ongoing basis, the additional skills, experiences and backgrounds that it seeks in members of our Board in the context of our business and the existing composition of our Board. The directors’ biographies under “—Our Director Nominees and Continuing Directors” below note each director’s relevant skills, experiences and backgrounds that make them suited to contribute to our Board.
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Proposal No. 1
Board Matrix

Kapila Anand	John Bilbrey	William Doyle	Art Garcia	Michael Harrington	Paul Herendeen	R. David Hoover	Deborah Kochevar	Lawrence Kurzius	Kirk McDonald	Denise Scots-Knight	Jeffrey Simmons
Skills & Experience												
Animal Health/Health Care Industry *Directors with experience in our industry bring important expertise to the Board and guidance to our management.*			✓		✓	✓	✓	✓			✓	✓
Business Leadership and Operations *Serving in senior management of a public or private organization provides a practical understanding of effective business and organizational processes, operations, and strategic planning.*	✓	✓	✓	✓		✓	✓		✓	✓	✓	✓
Consumer Products *Directors with experience in consumer product development, sales or marketing provide value perspectives on retail marketing and sales for Elanco's products.*		✓				✓	✓		✓	✓		✓
Digital, Technology and Cybersecurity *Directors who have experience in digitization, technology or cybersecurity oversight are important as we navigate evolving technology developments that may be relevant to Elanco and our stakeholders while seeking to protect and advance our business processes and assets.*	✓		✓		✓	✓				✓		
Finance and Accounting Directors with experience in corporate finance, financial accounting and reporting, and financial strategy provide important oversight of our financial policies.	✓	✓	✓	✓		✓	✓		✓		✓	✓
Global Business Experience *As a global organization, directors with global business and cultural perspectives provide important insights on our current and future international operations.*		✓	✓	✓	✓	✓	✓		✓	✓	✓	✓
Human Capital Management *Directors with experience developing or implementing human capital management programs help the Board provide effective oversight of Elanco's plans for talent attraction, development, and retention, our corporate culture, and our diversity, equity and inclusion programs and initiatives.*	✓	✓		✓	✓		✓	✓	✓	✓	✓	✓
Institutional Investor Perspective *We value the perspectives of our shareholders on Elanco's strategy, plans and priorities.*			✓	✓		✓					✓	
Legal, Public Policy and Regulatory *Directors with experience in legal, policy or regulatory matters provide key insights into the public policy environment that may be relevant to Elanco.*	✓				✓			✓				
M&A and Business Development *Directors with experience in business development and mergers & acquisitions, including assessing and analyzing potential transactions, help us develop the company's strategy, build our business portfolio, and integrate effectively.*	✓	✓	✓	✓	✓	✓	✓		✓		✓	✓
Public Company Board Experience *Directors who have served on public company boards bring valuable strategic experience and perspectives to analyze and oversee the development and execution of Elanco's long-term strategy.*	✓	✓	✓	✓		✓	✓	✓	✓		✓	✓
Research and Development/Innovation *Experience in research and development and innovation provide valuable experience and perspectives for a crucial aspect of our business and value creation initiatives.*			✓					✓			✓	✓

8 2023 Proxy Statement

Proposal No. 1

9 2023 Proxy Statement

Proposal No. 1
Our Director Nominees and Continuing Directors
Our Board and the Corporate Governance Committee believe that each of our nominees brings a strong and diverse set of skills, experiences and perspectives that, when combined with the other continuing directors, creates a high-performing Board that is aligned with our business strategy, and that contributes to the effective oversight of Elanco. The ages, principal occupations, public directorships held and other information about our nominees and continuing directors are shown below.

The Board unanimously recommends a vote “FOR” ALL Board nominees listed below.
CLASS II DIRECTORS – TERMS EXPIRING AT THE ANNUAL MEETING; NOMINEES FOR TERMS EXPIRING IN 2026
Age: 60 Director Since: September 2018; Five years of service as a director Board Committees: Innovation, Science and Technology Independent
Michael Harrington

Experience

 • Senior Vice President, General Counsel, Lilly (2013 – 2020); Vice President and Deputy General Counsel of Global Pharmaceutical Operations (2010 – 2012); Vice President and General Counsel, Corporate (2004 – 2010); managing director of Lilly’s New Zealand affiliate

Qualifications

 • Operational and strategic acumen in the animal health industry with expertise in legal and public policy issues, government and regulatory affairs, intellectual property, risk management, corporate governance and compliance gained from experience at Lilly, one of the world’s leading global pharmaceutical companies and our former parent company
 • Digital and cybersecurity expertise developed through his prior oversight of Lilly’s information security program
 • Ability to oversee M&A and business development activities due to prior experience executing numerous transactions while at Lilly, including playing a leading role in the separation of Elanco from Lilly and subsequent listing of Elanco on the New York Stock Exchange (the “NYSE”) as an independent public company solely dedicated to animal health

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Proposal No. 1
Age: 77 Director Since: September 2018; Five years of service as a director Board Committees: Compensation and Human Capital Corporate Governance (Chair) Independent
R. David Hoover

Experience

 • 41-year leadership career at Ball Corporation, one of the world’s leading suppliers of aluminum packaging for the beverage, personal care and household products industries as well as a provider of aerospace and other technologies (“Ball”), where he served as Chairman (2002 – 2011); Chief Executive Officer (2001 – 2011); President (2000 – 2010); Chief Operating Officer (2000 – 2001); Vice Chairman and Chief Financial Officer
(1998 – 2000)

Prior Public Company Boards • Edgewell Personal Care (and its predecessor company, Energizer Holdings, Inc.)(“Edgewell”) (2000 – 2021) • Lilly (2009 – 2018)

Qualifications

 • Deep understanding of leading global businesses, human capital management, financial and accounting practices, risk management and business development gained from leading Ball for over four decades
 • Effective oversight of the company’s strategy and significant risks and leadership skills developed during service on numerous public company boards, including on audit and governance committees
 • Insights into the animal health industry as well as life sciences and consumer products companies generally gained from his tenure on the boards of directors of Lilly, Ball and Edgewell

11 2023 Proxy Statement

Proposal No. 1
Age: 66 Director Since: March 2019; Four years of service as a director Board Committees: Innovation, Science and Technology (Chair) Corporate Governance Independent
Deborah Kochevar, D.V.M., Ph.D, DACVCP

Experience

 • Senior Fellow, The Fletcher School of Law and Diplomacy and Dean Emerita, Cummings School of Veterinary Medicine; Tufts University (2019 – present); Provost and Senior Vice President ad interim (2018 – 2019); Dean of the Cummings School of Veterinary Medicine (2006 – 2018)
 • Long-time faculty member and administrator, College of Veterinary Medicine and Biomedical Sciences at Texas A&M University, held the Wiley Chair of Veterinary Medical Education
 • Boarded diplomate of the American College of Veterinary Clinical Pharmacology

Other Current Public Company Boards • Charles River Laboratories International, Inc. (“Charles River”)(2008 – present)

Qualifications

 • Valuable insights due to medical and scientific expertise, knowledge of the animal health industry and the scientific nature of our key research and development initiatives gained through her distinguished academic career, including as Dean of one of the world’s leading veterinary schools and her track record of publications in peer-reviewed research and teaching journals
 • Public policy acumen due to her experience with various government entities and her expertise in articulating evidence-based science with international aspects of inter-professional education, clinical and translational research and global One Health diplomacy
 • Public company corporate governance experience due to her service on the board of Charles River, where she chairs the company’s Corporate Governance and Nominating Committee and serves as a member of the Science and Technology Committee
 • Understanding of quality veterinary practices and the needs of scientists and the research and development community helps us mitigate and manage key risks, including those identified as most relevant to our industry under the Sustainability Accounting Standards Board (SASB) standards
 • Serves as a director of a private company that is a national group of general, specialty and emergency veterinary practices

12 2023 Proxy Statement

Proposal No. 1
Age: 56 Director Since: March 2019; Four years of service as a director Board Committees: Compensation and Human Capital Innovation, Science and Technology Independent
Kirk McDonald

Experience

 • Chief Executive Officer and member of Global Leadership Team, GroupM North America, a global provider of media and advertising solutions through the development of technology-enabled services (August 2020 – present)
 • Chief Business Officer, AT&T's advertising division, Xandr (September 2019 – August 2020); Chief Marketing Officer (November 2018 – September 2019)
 • Leadership roles at several other leading companies, including President, PubMatic; President of Digital, Time Inc.; Chief Advertising Officer, Fortune|Money Group; Senior Vice President of Network Sales, DRIVEpm and Atlas (both units of Microsoft's advertising business)

Qualifications

 • Significant marketing, brand management, innovation and consumer products experience, as well as experience with digital and emerging technologies provided by more than 30-plus years of experience in marketing and general management leadership roles
 • Insights into managing talent in large organizations in fast-growing industries gained as Chief Executive Officer of GroupM North America, an organization of approximately 6,500 people
 • Deep domain expertise in the intersection between marketing and technology recognized by AdWeek which named him one of the “50 vital leaders in tech, media and marketing”
 • Member of the Executive Leadership Council and serves as a director of several private and non-profit companies

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Proposal No. 1
CLASS III DIRECTORS – TERMS EXPIRING IN 2024
Age: 60 Director Since: December 2020; Two years of service as a director Board Committees: Finance and Oversight Innovation, Science and Technology Independent
William Doyle

Experience

 • Executive Chairman, Novocure Ltd., a commercial stage oncology company (2016 – present)
 • Managing director, WFD Ventures LLC, a private venture capital firm he co-founded (2002 – 2022)
 • Served as member of the investment team, Pershing Square
 • Served as member of Medical Devices and Pharmaceutical Group Operating Committee, Johnson & Johnson; Vice President, Licensing and Acquisitions; Chairman of the Medical Devices Research and Development Council, Worldwide President of Biosense-Webster, Inc., member of the boards of Cordis Corporation and Johnson & Johnson Development Corporation, Johnson & Johnson’s venture capital subsidiary
 • Served as a management consultant, McKinsey & Company

Other Current and Prior Public Company Boards • ProKidney Corp. (2022 – present) • Minerva Neurosciences, Inc. (2017 – present) • Novocure Ltd. (2004 – present) • OptiNose, Inc. (2004 – 2020)

Qualifications

 • Strategic and operational experience, particularly in the animal health and life sciences industries, gained through his service as a director of Zoetis and in roles of increasing responsibility at Johnson & Johnson
 • Experience with growing a company’s revenue illustrated by Novocure revenue growth to over $500 million and increased Adjusted EBITDA by hundreds of millions of dollars since its initial public offering in 2015 while he served as Executive Chairman
 • Broad understanding of new technologies and emerging business models and risks through his service as managing director of WFD Ventures
 • Deal making oversight and experience managing innovation programs gained through his tenure at Johnson & Johnson
 • Valuable board-level experience from his years of service on the boards of Zoetis Inc. and several other public and private companies

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Proposal No. 1
Age: 62 Director Since: May 2019; Four years of service as a director Board Committees: Audit Finance and Oversight Independent
Art Garcia

Experience

 • Served in various leadership roles at Ryder System, Inc., primarily a North American provider of transportation and supply chain management products known for its fleet of rental trucks, including as its Executive Vice President and Chief Financial Officer (2010 – April 2019); Senior Vice President and Controller (2005 – 2010); Vice President and Controller (2002 – 2005)

Other Current Public Company Boards • Raymond James & Associates (director-elect April 2023) • American Electric Power Company, Inc. (2019 – present) • ABM Industries Incorporated (2017 – present)

Qualifications

 • Senior leadership, financial, operational and human capital management expertise through his experience leading the finance organization at Ryder, where he led the re-engineering of the organization to help drive efficiency, established a new business model and implemented strategies to revitalize growth and improve profitability
 • Experience with financial risk issues and public company governance practices developed from roles at Ryder, as well as his service to the audit, risk management and governance committees of other public companies
 • Oversaw corporate strategy and business development functions and managed the financial integration of numerous acquisitions, which allows him to assist with the oversight of these areas at Elanco

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Proposal No. 1
Age: 63 Director Since: March 2019; Four years of service as a director Board Committees: Compensation and Human Capital Innovation, Science and Technology Independent
Denise Scots-Knight

Experience

 • Co-Founder, Chief Executive Officer and Director, Mereo BioPharma Group plc, an international biopharmaceutical company focused on oncology and rare diseases (“Mereo BioPharma”)(2015 – present)
 • Managing Partner, Phase4 Partners Ltd., a privately held, global life science venture capital firm (2010 – 2015)
 • Head, Nomura Phase4 Ventures, a venture capital affiliate of Nomura International plc, a leading Japanese financial institution (2004 – 2010)

Other Current Public Company Boards • Mereo BioPharma (2015 – present)

Qualifications

 • Experience with global strategic oversight and talent and leadership development in a growth-oriented industry gained through her service as Co-Founder and Chief Executive Officer of Mereo BioPharma, a United Kingdom-based, NASDAQ-listed company with operations in the U.S., as well as through leadership roles in other non-U.S. organizations
 • Named one of the 15 leading women in European biotech by Labiotech UG
 • Helps communicate shareholder perspectives regarding our Board through her extensive experience in the life sciences venture capital and investment industry
 • Keen acumen and technical expertise regarding the oversight of our research and development activities developed through her career track record building new innovation models and strategic partnerships for emerging technologies
 • Serves and has served as a director of another public and several privately held biotech and life sciences companies

16 2023 Proxy Statement

Proposal No. 1
Age: 55 Director Since: September 2018; Five years of service as a director Board Committees: Finance and Oversight
Jeffrey Simmons

Experience

 • President and Chief Executive Officer, Elanco (July 2018 – present), Senior Vice President and President of the Elanco Animal Health division at Lilly (2008 – 2018); held various leadership roles in Elanco Animal Health as a division of Lilly, including International Marketing Manager, Country Director for Brazil, Area Director for Western Europe and Executive Director for U.S. and Global Research & Development

Qualifications

 • Proven, purpose-driven leader with 30-plus years of industry and life sciences experience, including as the head of Elanco for the past decade, where he directed our transformation from a primarily U.S. feed additive company to a premier global leader with a diversified business, more than quadrupled our revenue, created a unique innovation engine and built five new businesses, including a $2.5 billion pet health business and a leading aquaculture business
 • Top-tier M&A and business development experience, -having orchestrated our separation from Lilly and subsequent listing on the NYSE, as well as the industry’s largest acquisition, our 2020 acquisition of Bayer Animal Health
 • Significant business leadership, strategic insights, product marketing expertise, risk management and human capital management skills. Under his leadership, we have become a more diverse, durable and global company with greater reach and scale and an important balance between pet health and farm animal and U.S. and international markets. We have added capabilities, and built more comprehensive portfolios and stand as an omnichannel leader with significant presence both in the veterinary clinic and in retail markets, including e-commerce
 • Under his leadership, we deepened our commitment to sustainability and, in October 2020, became the first independent animal health company to launch sustainability commitments connected to the United Nations Sustainable Development Goals
 • Decades of experience overseeing research and development programs, including the successful product launch of numerous animal health blockbuster drugs gained through his service as Executive Director for U.S. and Global Research & Development as well as other senior leadership roles within Elanco
 • International perspective developed through both his global management across our business and in his role as the former President of the International Federation for Animal Health (IFAH), the worldwide organization representing the manufacturers of veterinary medicines

17 2023 Proxy Statement

Proposal No. 1
CLASS I DIRECTORS – TERMS EXPIRING IN 2025
Age: 69 Director Since: September 2018; Five years of service as a director Board Committees: Audit (Chair) Corporate Governance Independent
Kapila Anand

Experience

 • Senior advisor, KPMG LLP, one of the world’s leading accounting firms (2016 – 2020); Audit Partner and Advisory Partner (1989 – 2016)
 • Elected to KPMG’s U.S. and Americas boards (2005 – 2010) and Chair of the KPMG Foundation

Other Current and Prior Public Company Boards • Omega Healthcare Investors Inc. (2018 – present) • Extended Stay America, Inc. and its REIT subsidiary, ESH Hospitality, Inc. (2016 – 2021)

Qualifications

 • Deep finance and accounting experience gained through more than 30 years of service to KPMG, as well as her service on the Audit Committees of multiple public companies
 • Strong understanding of public company oversight responsibilities, specifically with respect to risk, information security and human capital management developed from her service on public company boards, her engagement as the Chair and Lead Director of the non-profit Women Corporate Directors organization through 2020 and her work as an advisory partner to KPMG’s risk and governance services practice
 • Demonstrated business leadership and public policy experience by playing a leading role in the development of KPMG’s private equity and regulatory businesses, as well as acting as an advisory partner to KPMG’s M&A and integration services practices
 • Certified Public Accountant
 • Completed the Diligent Climate Leadership Certification in 2022

18 2023 Proxy Statement

Proposal No. 1
Age: 66 Director Since: March 2019; Four years of service as a director Board Committees: Audit Finance and Oversight (Chair) Independent
John Bilbrey

Experience

 • Chairman, The Hershey Company, a global consumer food company (2015 – 2018); Chief Executive Officer and President (2011 – 2017); held other roles of increasing responsibility including as EVP, Chief Operating Officer; President of North America; and President of its International Commercial group
 • Held leadership positions at Mission Foods; Danone Waters of North America, Inc.; Bilbrey Farms and Ranch; and Procter & Gamble Company

Other Current Public Company Boards • Tapestry, Inc. (2020 – present) • Campbell Soup Company (2019 – present) • Colgate-Palmolive Company (2015 – present)

Qualifications

 • Long history of successfully building and marketing brands, buying and integrating companies and growing and leading businesses in the consumer products industry, including 15 years of leadership experience at Hershey and 22 years at The Procter & Gamble Company
 • Expertise in overseeing a company’s financial and accounting practices, human capital management and enterprise risk management developed as Chairman and Chief Executive Officer of a global food products leader
 • Unique combination of livestock production, food industry and consumer insights experience, all of which are highly relevant to our industry, due to service as an owner and operator of commercial cattle operations for Bilbrey Farms and Ranch
 • Board-level experience with financial and strategy oversight, corporate governance best practices and risk and human capital management from service on the Audit Committee at Tapestry and the Compensation and Human Capital Committee at Campbell Soup

19 2023 Proxy Statement

Proposal No. 1
Age: 67 Director Since: December 2020; Two years of service as a director Board Committees: Finance and Oversight Independent
Paul Herendeen

Experience

 • Advisor to the Chairman and Chief Executive Officer, Bausch Health Companies Inc., a global health care products company (2021 – 2022); Executive Vice President and Chief Financial Officer (2016 – 2021)
 • Executive Vice President and Chief Financial Officer, Zoetis, an animal health company (2014 – 2016)
 • Chief Financial Officer, Warner Chilcott, a specialty pharmaceuticals company (1998 – 2001; 2005 – 2013)
 • Served as Executive Vice President and Chief Financial Officer, MedPointe Pharmaceuticals, a privately held pharmaceutical company
 • Served as Principal investor, Dominion Income Management and Cornerstone Partners
 • Held various positions with the investment banking group of Oppenheimer & Company and the capital markets group of Continental Bank Corporation
 • Served as a senior auditor, Arthur Andersen & Company

Qualifications

 • Extensive understanding of complex financial and accounting issues and reporting relevant to a global business in our industry developed through decades of experience in finance and accounting in the life sciences industry, including service as the Chief Financial Officer of Zoetis
 • Substantial expertise in budgeting, accounting controls, internal audit, financial forecasting, strategic financial planning and analysis and capital expenditure management gained while at Bausch Health, where his disciplined financial approach and strong operational focus helped the company reduce its debt and strengthen its balance sheet
 • Significant M&A and business development experience from his tenure at Warner Chilcott, Zoetis and Bausch Health as well as his nearly decade of experience as a principal investor at Dominion Income Management and Cornerstone Partners, where he worked on investments as well as M&A for the firms and their portfolio companies
 • Institutional investor perspective developed through his more than 15 years of experience engaging with the financial community as a public company Chief Financial Officer and leader of award-winning investor relations programs

20 2023 Proxy Statement

Proposal No. 1
Age: 65 Director Since: September 2018; Five years of service as a director Board Committees: Compensation and Human Capital (Chair) Corporate Governance Independent
Lawrence Kurzius

Experience

 • Chairman and Chief Executive Officer, McCormick & Company, a global Fortune 500 food company (CEO role 2016 – present; Chairman role 2017 – present)
 • Has held various leadership roles at McCormick & Company since joining in 2003, including as President and Chief Operating Officer; Chief Administrative Officer; President, International Businesses; President, Europe, Middle East and Africa; President, U.S. Consumer Foods
 • Previously served as President and CEO of Zatarin’s until its acquisition by McCormick, and as a marketing executive with Quaker Oats Company and Mar’s Uncle Ben’s Company

Other Current Public Company Boards • McCormick & Company (2015 – present)

Qualifications

 • Valuable mix of global business expertise and risk management and sustainability oversight gained from broad executive experience at McCormick
 • Deep understanding of human capital management issues developed through leadership of a company with over 14,000 employees globally
 • Marketing and brand building insights gained from experience at McCormick as well as prior leadership roles at Mars Inc. and the Quaker Oats Co.
 • Significant corporate governance experience from which he provides a broad perspective on issues facing public companies, especially in the areas of executive compensation and leadership development
 • Serves on the boards of multiple not-for-profit industry groups, including The Consumer Goods Forum, The Consumer Brands Association and The National Association of Manufacturers
 • Member of Business Roundtable, an association of chief executive officers of leading companies working to promote a thriving U.S. economy and expanded opportunity through sound public policy

21 2023 Proxy Statement

Proposal No. 1
Director Nomination Process
The Corporate Governance Committee makes recommendations to our Board for director nominations; identifies and screens potential new candidates, including by reviewing recommendations from other directors, management and shareholders; and assesses the ongoing contributions of incumbent directors whose terms are expiring with input from all other directors. The Corporate Governance Committee may also retain search firms to assist in identifying and screening candidates.
The Corporate Governance Committee will consider director candidates recommended by a shareholder in the same manner as all other candidates recommended by other sources. A shareholder may recommend a candidate at any time of the year by writing to our Corporate Secretary at the contact details set forth in “Other Information—Communicating with Us” set forth below.
Beginning with this Annual Meeting, a shareholder, or group of up to 20 shareholders, owning 3% or more of our outstanding common stock continuously for at least three years, could submit director nominees for up to two individuals or 20% of our Board (whichever is greater) for inclusion in our Proxy Statement if the shareholder(s) and the nominee(s) meet the requirements in our Bylaws.
Board Diversity and Tenure
Our Board is committed to building a Board with diverse experiences and backgrounds. Our Corporate Governance Guidelines state that our Board will select director candidates who represent a mix of backgrounds and experiences that will enhance the quality of our Board’s deliberations and decisions and that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender and ethnicity. Additionally, the charter of our Corporate Governance Committee states that the committee will actively consider for selection as directors those persons who are diverse in experience, ideas, gender, race and ethnicity.
Our Board is relatively short-tenured. Five of our directors joined our Board just prior to our initial public offering in September 2018, with five additional directors joining in March 2019, when Lilly exited its remaining ownership in Elanco. In December 2020, we enhanced our Board with additional directors to strengthen the financial and industry-specific expertise on our Board and to help drive innovation and improve our operations. The four directors we have nominated for re-election at the Annual Meeting have an average tenure of 4.5 years and our Board has an average tenure of 4 years.
Our Corporate Governance Guidelines state that there is no limit on the number of terms for which a director may be elected and that our Board does not endorse arbitrary term limits on directors’ service. However, our Corporate Governance Guidelines also state that our Board does not believe in automatic re-nomination of directors and that the annual self-evaluation process described in “—Board Evaluations” below will be an important determinant for continuing service.

22 2023 Proxy Statement

Proposal No. 1
Board Evaluations
In the spirit of our values of excellence and continuous improvement, our Board is committed to regular assessments of itself and its committees. This helps ensure that our Board’s governance and oversight responsibilities are well executed and updated to reflect best practices.
At the end of each quarterly Board meeting, our Board meets in executive session, both with and without our Chief Executive Officer, to discuss whether the meeting’s objectives were satisfied and to identify issues that might require additional dialogue. Each of our Board’s standing committees also regularly meets in executive session for the same purposes.
Each year, our Board conducts an annual self-evaluation process, which is led by the Chairman of our Board and the Corporate Governance Committee. Each director completes a comprehensive questionnaire evaluating the performance of our Board as a whole and the committees on which the director serves. The directors’ responses are aggregated and anonymized to encourage the directors to respond candidly and maintain the confidentiality of their responses. The results are reviewed by the Corporate Governance Committee and summarized for the Board, which reviews the results in executive session. Each Board committee also separately reviews the feedback received for such committee in executive session. The Chairman then conducts one-on-one meetings with each director to discuss the evaluations and any other matters raised by the directors.
We believe this annual evaluation process provides our Board and its committees with valuable insight regarding areas where our Board functions effectively as well as areas where our Board can improve. Recommendations for improvement derived from the annual evaluation process are used to adjust our Board’s future agendas and practices.
23 2023 Proxy Statement

Corporate Governance
We are committed to the values of effective corporate governance and high ethical standards. We believe these values are conducive to long-term performance. We believe our key corporate governance and ethics policies help enable us to manage our business in accordance with the highest standards of business practice and in the best interests of our shareholders.
Our Corporate Governance Guidelines and committee charters help govern the operation of our Board and its committees in executing their responsibilities. These are reviewed at least annually by the Corporate Governance Committee and the Board and are updated periodically in response to changing regulatory requirements, evolving practices, issues raised by our shareholders and other stakeholders and otherwise as circumstances warrant.
Recent Corporate Governance Enhancements
In the spirit of our values of integrity, respect and excellence, our Board is committed to regular assessments of itself and its committees. This helps ensure that our Board’s governance and oversight responsibilities are well executed and updated to reflect best practices.
Our Board regularly evaluates our governance-related practices, taking into account evolving best practices, the needs of our business and feedback we receive from our shareholders and other stakeholders, including as described in “—Shareholder Outreach” below. In 2022, due in part in response to this feedback, we have made the following enhancements:
•
We adopted a “proxy access” bylaw, whereby beginning with this Annual Meeting, a shareholder, or group of up to 20 shareholders, owning 3% or more of our outstanding common stock continuously for at least three years can submit director nominations for up to two individuals or 20% of our Board (whichever is greater) for inclusion in our Proxy Statement, subject to certain customary limitations.

•
Our shareholders approved the two management proposals we submitted at the 2022 Annual Meeting, to eliminate the supermajority provisions and certain other legacy provisions in our Articles of Incorporation.

•	To enhance our committees' oversight and focus, our Board and its committees made the following changes, among others:
○
renamed the Compensation Committee to the Compensation and Human Capital Committee to manage and evaluate the Company’s performance in the oversight, development, implementation and effectiveness of the Company’s policies and strategies relating to its human capital management, including diversity, equity and inclusion in the Company’s workforce;

○
clarified the Audit Committee’s oversight of ESG matters to align with the changes made in 2021, that assigned more ESG oversight to the Corporate Governance Committee while retaining the Audit Committee’s oversight of environmental protection and employee health and safety, and clarifying its oversight of ESG disclosures;

○
renamed the Nominating and Corporate Governance Committee to the Corporate Governance Committee to highlight the breadth of its oversight of overarching governance matters and, to the extent not delegated to other committees, annually review the Company’s activities and practices regarding significant ESG matters, including the Company’s material ESG initiatives and policies and progress with respect to the Company’s sustainability goals and commitments, and to oversee current and emerging political, social and environmental trends and public policy issues that may affect the business operations, performance and public image of the Company; and

	○	clarified in the Corporate Governance Guidelines that considerations of director qualifications include diversity of experience, ideas and race in addition to gender and ethnicity.
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Corporate Governance
We believe these enhancements demonstrate our responsiveness to shareholder feedback and commitment to good corporate governance. We and our Board are committed to continuing to drive progress regarding our corporate governance and look forward to continuing our dialogue with our shareholders and other stakeholders on these topics.
Board Leadership Structure
We have separate roles for the Board Chairman and Chief Executive Officer. As described in our Corporate Governance Guidelines, our Board currently has a strong, independent, non-executive chairman, R. David Hoover, which we believe helps further strengthen our governance structure. Our Board believes this structure provides an effective leadership model for Elanco and our Board to help assure effective independent oversight at this time. However, our Board also believes that no single leadership model is right for all companies and at all times. Depending on the circumstances, other leadership models, such as combining the roles of the Board Chairman and Chief Executive Officer, might be appropriate. Our Board periodically reviews its leadership structure and will continue to evaluate and implement the leadership structure that it determines most effectively supports our Board in fulfilling its responsibilities.
In addition to the leadership of our Board Chairman, our independent directors have ample opportunity to and regularly do, assess the performance of our Chief Executive Officer and provide meaningful direction to him. Our Board has strong and effective independent oversight of management:
•	92% of our Board members (including all director nominees) are independent;
•	Each member of the Audit Committee, the Corporate Governance Committee, the Compensation and Human Capital Committee, and the Innovation, Science and Technology Committee is independent;
•	Each chair of our Board’s five standing committees is independent;
•	Board and committee agendas are prepared by their independent chairs, based on discussions with all directors and recommendations from senior management; and
•	All directors are encouraged to request agenda items, additional information and/or modifications to schedules as they deem appropriate.
Board Oversight
OUR BOARD’S OVERSIGHT OF RISK MANAGEMENT
We have an enterprise risk management program overseen by our Chief Compliance Officer, who is supported by our internal General Auditor. Material enterprise risks, which include competitive, strategic, operational, financial, legal, regulatory and ESG risks, are identified and prioritized by management through both top-down and bottom-up processes. Our management is charged with managing these risks through robust internal processes and controls.
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Corporate Governance
Our Board has responsibility for oversight of our management’s planning for material risks. Our enterprise risk management program is reviewed annually at a Board meeting and enterprise risks are also addressed in periodic business function reviews. Reviews of certain risk areas are also conducted by relevant Board committees, as described below.
Our Board:
Our Board considers significant enterprise risk topics, including, among others, risks associated with competition, innovation, market access, corporate and brand reputation management, information security and data privacy and business continuity. Our Board is routinely informed of developments that could affect our risk profile or other aspects of our business. In addition, our Board receives regular reports from members of our senior leadership team that includes discussions of the risks involved in their respective areas of responsibility.

Our Board is kept informed of its committees’ risk oversight and other activities through reports by the committee Chairs to the Board, which occur at each regularly scheduled quarterly Board meeting.

Audit Committee:
The Audit Committee oversees the management of risks related to financial matters, particularly financial reporting and disclosure, including ESG disclosure, accounting and internal controls, as well as risks related to our audit and regulatory functions.

The Audit Committee also oversees our program, policies and procedures related to information asset security and data protection as it relates to financial reporting and internal controls, including data privacy and network security. See “—Our Board’s Oversight of Information Systems and Cybersecurity” below for more information.

Compensation and Human Capital Committee:
The Compensation and Human Capital Committee oversees the management of risks related to our compensation programs, including our conclusion that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Elanco.

Finance and Oversight Committee:
The Finance and Oversight Committee oversees issues related to financial risk management, including oversight of our financial risk management policies, as well as oversight of risks associated with liquidity, the investment performance of benefit plans, tax strategies, currency and interest rate exposures.

Innovation, Science and Technology Committee:
The Innovation, Science and Technology Committee oversees the management of risks associated with our research and development program, risks related to competitive or disruptive technologies and risks related to technologies that we are acquiring or in which we are investing.

Corporate Governance Committee:
The Corporate Governance Committee oversees risks relating to public policy issues, including our lobbying priorities and activities. The committee also oversees risks arising from our ESG practices as well as corporate responsibility and sustainability initiatives. For more information about the role of this Committee and our Board in providing oversight and guidance for our sustainability program, see “—ESG and Sustainability Integration—Program Governance and Disclosures” below.

Management:
Management is primarily responsible for identifying risk and risk controls related to significant business activities and mapping the risks to our strategy. Management is also responsible for developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner with which to manage risk.

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Corporate Governance
OUR BOARD’S OVERSIGHT OF STRATEGY
Our Board and its committees are involved in overseeing our corporate strategy, including major business, organizational and transformational initiatives; capital allocation priorities; and significant acquisitions and other transactions as well as related integration issues. Our Board engages in robust discussions regarding our corporate strategy at nearly every Board meeting. Our Board’s committees oversee elements of our strategy associated with their respective areas of responsibility.
OUR BOARD’S OVERSIGHT OF HUMAN CAPITAL AND SUCCESSION PLANNING
Our approximately 9,000 full-time global employees help shape the Elanco culture and everything we do for our customers. The Elanco Employee Promise states that together, we foster an inclusive culture where everyone can make a difference, encouraging ownership, growth and well-being, while focusing on customers and the animals in their care.
Our Board’s committees oversee elements of our culture associated with their area of responsibility. The Compensation and Human Capital Committee is kept informed of our compensation practices, including pay equity, through recurring updates. The Compensation and Human Capital Committee is responsible for periodically discussing with our management and evaluating our performance in the development, implementation and effectiveness of our policies and strategies related to human capital management and diversity in our workforce. The Audit Committee is responsible for oversight of our ethics and compliance program and regularly receives updates on our culture of integrity and the tone set by leaders throughout the organization.
Succession planning for our senior leadership positions is critical to our success. The Compensation and Human Capital Committee reports to our Board on succession planning and leadership development for our Chief Executive Officer as well as certain other executive positions. This topic is discussed formally at least once per year and is also discussed regularly in executive session. The Corporate Governance Committee is tasked with focusing on director succession planning. In performing this function, the committee is responsible for recruiting and identifying nominees for election as directors to our Board.
OUR BOARD’S OVERSIGHT OF INFORMATION SYSTEMS AND CYBERSECURITY
We prioritize the trust and confidence of our customers and workforce. Our dedicated Chief Information Security Officer is responsible for leading an information security team that helps prevent, identify and appropriately address cybersecurity threats. The team focuses on developing and implementing strategies and processes to protect the confidentiality, integrity and availability of our assets.
Since our spin-off from Lilly, we have been building a risk-based, fit-for-purpose and innovative information security program. Our information security architecture is designed to accept and embrace the realities of modern working with a cloud heavy footprint and extended remote workforce. Overall, our program leverages and aligns with various frameworks and good practices including the National Institute of Standards and Technology (NIST) Cyber Security Framework, ISO 27000 family of Standards, Information Technology Infrastructure Library (ITIL) Processes and other good practice control methods. We expect to continue to mature and enhance our information security program as we progress.
The Audit Committee oversees our program, policies and procedures related to information asset security and data protection as it relates to financial reporting and internal controls, including data privacy and network security. Broad oversight is maintained by our Board. The Audit Committee and our Board regularly receive reports from our Chief Information Security Officer on, among other things, assessments of risks and threats to our security systems and processes to maintain and strengthen information security systems. Our Chief Information Security Officer also meets with the Audit Committee at least annually in executive session without other members of our management present.
OUR BOARD’S OVERSIGHT OF ESG AND SUSTAINABILITY
Our Board and executive management team have identified the management of ESG issues and related sustainability efforts as an important priority for Elanco. Leadership across the company actively guides these efforts, including our management Executive Committee, multiple steering committees and issue-specific working groups led by senior managers and employees across our business.
On a quarterly basis, the Corporate Governance Committee reviews activities and practices regarding all ESG matters significant to Elanco – including management of ESG risks and opportunities, as well as sustainability-related programs and goals. The Audit
27 2023 Proxy Statement

Corporate Governance
Committee periodically reviews practices related to environmental protection, cybersecurity and other ESG issues and maintains oversight of our ESG-related disclosures. The Compensation and Human Capital Committee also periodically evaluates ESG issues, such as our policies and strategies related to workforce diversity and human capital management.
Board and Committee Information
During 2022, our Board met six times. Each of our directors, other than Mr. Doyle, attended at least 75% of the total meetings of our Board and the Board committees on which he or she served. As noted in his biography on page 14, Mr. Doyle possesses a unique set of skills and experiences that greatly benefit the Board and the committees on which he serves, including his prior service on the Board of Zoetis as well as other public and private companies, his leadership through and after the initial public offering of Novocure and his understanding of and experience with new technologies. Mr. Doyle has assured the Company of his commitment to serving on the Board and his intention to attend a greater number of meetings in 2023. Consistent with the expectations in our Corporate Governance Guidelines, each of our directors attended our 2022 annual meeting of shareholders.
The table below provides the current membership of each of the standing Board committees.
	Audit Committee	Compensation and Human Capital Committee	Corporate Governance Committee	Finance and Oversight Committee	Innovation, Science and Technology Committee
Kapila Anand
John Bilbrey
William Doyle
Art Garcia
Michael Harrington
Paul Herendeen
David Hoover
Deborah Kochevar
Lawrence Kurzius
Kirk McDonald
Denise Scots-Knight
Jeffrey Simmons
 Chairperson       Member
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Corporate Governance
BOARD COMMITTEES
Audit Committee
Members Kapila Anand (Chair) John Bilbrey Art Garcia Paul Herendeen
Key Responsibilities
Assist our Board in its oversight of:
•  the integrity of our financial statements and any other financial information that is provided to our shareholders and others;
•  the independent auditor’s qualifications and independence;
•  the systems of internal controls and disclosure controls that our management has established;
•  the performance of our internal and independent audit functions;
•  polcies and practices related to environmental protection and employee health and safety;
•  our ESG disclosures;
•  our compliance with legal and regulatory requirements; and
•  information security and data privacy matters as they relate to financial reporting and internal controls.

The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.

The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by Elanco regarding our accounting, internal controls and auditing matters. Further details of the role of the Audit Committee, as well as the Audit Committee Report, can be found in “Proposal
No. 2: Ratification of Selection of Independent Auditor” below.

The Audit Committee’s charter is available on our website at www.elanco.com/en-us/about-us/
governance/corporate by clicking on the “Audit Committee Charter” link.

Our Board has determined that each member of the Audit Committee is independent within the meaning of our independence standards and applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and applicable NYSE listing standards. Each member is also financially literate, and Ms. Anand qualifies as an “audit committee financial expert.”

Meetings in 2022: 8

29 2023 Proxy Statement

Corporate Governance
Compensation and Human Capital Committee
Members Lawrence Kurzius (Chair) David Hoover Kirk McDonald Denise Scots-Knight
Key Responsibilities
•  Assist our Board in its oversight of our management compensation policies and practices, including determining and approving the compensation of our executive officers and overseeing our compensation plans, including by reviewing and approving incentive compensation and equity compensation policies and programs;
•  Review our compensation program for Non-Employee Directors;
•  Review and oversee the Elanco stock ownership for executive officers;
•  Annually review and report to our Board on the succession plans and leadership development for the Chief Executive Officer position and other executive officer positions, including a broad review of our succession management; and
•  Manage and evaluate the Company’s performance in the oversight, development, implementation and effectiveness of the Company’s policies and strategies relating to its human capital management, including diversity, equity and inclusion in the Company’s workforce.

Each Compensation and Human Capital Committee member is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation and Human Capital Committee’s charter is available on our website at www.elanco.com/en-us/about-us/governance/corporate by clicking on the “Compensation and Human Capital Committee Charter” link.

Compensation Committee Interlocks and Insider Participation: During 2022 and as of the date of this Proxy Statement, none of the members of the Compensation and Human Capital Committee was or is an officer or employee of Elanco and none of our executive officers served or serves on the compensation committee or board of directors of any company that employed or employs any member of our Compensation and Human Capital Committee or Board.

Our Board has determined that each member of the Compensation and Human Capital Committee is independent within the meaning of our independence standards and applicable NYSE listing standards.

Meetings in 2022: 5

Corporate Governance Committee
Members David Hoover (Chair) Kapila Anand Deborah Kochevar Lawrence Kurzius
Key Responsibilities
Assist our Board in its oversight of:
•  recommending qualifications required for membership on our Board and its committees;
•  identifying and recommending candidates for membership on our Board and its committees;
•  developing and recommending criteria and policies relating to the services of directors;
•  to the extent not delegated to other committees, the Company’s activities regarding significant ESG matters, including the Company’s material ESG initiatives and policies and progress with respect to the
Company’s sustainability goals and commitments;
•  current and emerging political, social and environmental trends and public policy issues that may affect the business operations, performance and public image of the Company; and
•  overseeing matters of corporate governance.

The Corporate Governance Committee’s charter is available on our website at
www.elanco.com/en-us/about-us/governance/corporate by clicking on the “Corporate
Governance Committee Charter” link.

Our Board has determined that each member of the Corporate Governance Committee is independent within the meaning of our independence standards. Meetings in 2022: 4
30 2023 Proxy Statement

Corporate Governance
Finance and Oversight Committee
Members John Bilbrey (Chair) William Doyle Art Garcia Paul Herendeen Jeffrey Simmons
Key Responsibilities
Assist our Board in its oversight of:
•  certain of our financial policies, plans and transactions, including mergers and acquisitions (including the effective integration of acquired businesses), divestitures and strategic partnerships and capital, foreign exchange and debt transactions;
•  matters of balance sheet management, capital structure, leverage and financial strategy; and
•  our progress towards achieving our margin, growth and operational goals.

The Finance and Oversight Committee’s charter is available on our website at www.elanco.com/en-us/
about-us/governance/corporate by clicking on the “Finance and Oversight Committee Charter” link.

Meetings in 2022: 4
Innovation, Science and Technology Committee
Members Deborah Kochevar (Chair) William Doyle Michael Harrington Kirk McDonald Denise Scots-Knight
Key Responsibilities
Assist our Board in its oversight of:
•  our strategy, activities, results and investment in and optimization of research, development, external innovation/business development and innovation initiatives;
•  strategic, tactical and policy matters related to science and technology and any changes to the development and regulatory landscape; and
•  advancement and augmentation of our product pipeline innovation.

The Innovation, Science and Technology Committee’s charter is available on our website at www.elanco.com/en-us/about-us/governance/corporate by clicking on the “Innovation, Science and Technology Committee Charter” link.

Meetings in 2022: 4
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Corporate Governance
Shareholder Outreach
Our relationship with our shareholders is an important part of our success. We are engaged in active discussions with our shareholders to facilitate investor understanding around a broad range of subjects, such as strategy initiatives, business performance, corporate governance, risk and compensation practices and ESG metrics. We believe this approach to engagement drives increased corporate accountability, improves our decision making and ultimately helps create long-term value. We pursue multiple avenues for shareholder engagement, including in person and virtual meetings with our shareholders and issuing periodic reports on our activities. During 2022, we continued our extensive outreach efforts through an integrated group featuring our President and CEO; Chief Financial Officer; EVP, General Counsel and Corporate Secretary; Head of Investor Relations; EVP, U.S. Pet Health and Global Digital Transformation; EVP, Innovation, Regulatory, and Business Development and other commercial leaders.
In addition to our regular outreach efforts, in the fourth quarter of 2022 and into 2023, we held a series of meetings with many of our institutional shareholders specifically focused on ESG performance and disclosure. As part of this, we initiated outreach to and engaged with investors representing an aggregate of approximately 60% of our outstanding shares. A number of our directors, including the Chairman of our Board, engaged with investors as part of these discussions. Through these meetings, we discussed and received input and addressed questions on our corporate strategy, executive compensation program and governance practices. These engagement efforts allowed us to better understand our shareholders’ priorities and perspectives and provided us with useful input concerning these topics.
Shareholder and other stakeholder feedback is regularly communicated to the Corporate Governance Committee and the Compensation and Human Capital Committee and is integrated into Board and committee discussions and decisions. This feedback is used, in part, to determine whether enhancements to our policies and practices are desirable to meet shareholder expectations to address new issues or emerging trends, such as those described in “—Recent Corporate Governance Enhancements” above.
Below is a summary of certain feedback we received through our 2022 shareholder engagement program and how we responded.
What We Heard from Investors	Our Perspective/How We Responded
Corporate Governance: Would like to see us continue to evolve our Board structure and governance practices to enhance accountability to shareholders.	•	Related investor feedback has been shared with the Corporate Governance Committee.
	•	In 2022, we submitted a management proposal to eliminate the supermajority provision in our Articles of Incorporation, which was approved by shareholders.
•
In 2022, we adopted a “proxy access” bylaw whereby, beginning with this Annual Meeting, a shareholder, or group of up to 20 shareholders owning 3% or more of our outstanding common stock continuously for at least three years, can submit director nominations for up to two individuals or 20% of our Board (whichever is greater) for inclusion in our Proxy Statement, subject to certain customary limitations.

•
Our Board is open to multiple perspectives and welcomes engagement with our investors. For example, as a result of constructive engagement with Sachem Head, a significant investor, several years ago, we entered into an agreement that resulted in the addition of three new directors to our Board, including Scott Ferguson, Sachem Head’s Managing Partner. After Mr. Ferguson decided to leave the Board, the Board waived the requirement in its agreement with Sachem Head that Paul Herendeen, who joined the Board at Sachem Head’s request, resign from the Board because it values the perspective and insights which Mr. Herendeen brings.

•
More broadly, the Board believes that the classified board structure enhances its ability to obtain new or different perspectives on the Board while at the same time retaining directors with detailed knowledge of the Company and its industry.

	•	The Board continues to evaluate the Company’s governance structure and takes shareholder feedback into account in this process.
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What We Heard from Investors	Our Perspective/How We Responded
Corporate Governance: Would like to see us address the low votes in recent elections for a number of directors.	•
We provided substantial disclosure in this Proxy Statement regarding the composition of our current Board and the skills and characteristics we consider important for our directors to have, as well as our process for identifying and evaluating director candidates.

	•	We believe that all board members are highly qualified and valuable members for the Board, and that the voting results are not reflective of their qualifications or effectiveness as Board members.
•
Last year, two of our directors who serve on the Corporate Governance Committee, Ms. Anand and Mr. Kurzius, received less than a majority of the votes cast. We believe those voting results were related to aspects of our governance structure, including our classified board, and do not reflect concerns about the directors personally. We believe that both Ms. Anand and Mr. Kurzius, as well as our nominees for reelection at this Annual Meeting, are well qualified and contribute broad experience and expertise to our Board.

•
The extensive experience and skills of our director nominees are included in this Proxy Statement at “Election of Directors – Board Matrix” and “Election of Directors – Our Director Nominees and Continuing Directors.”

	•	Board members and management expect to continue engaging with shareholders to understand the basis for votes not, in line with management’s recommendation.
ESG Governance: Would like to see more disclosure around how our Board oversees ESG, including with respect to human capital management and environmental matters.	•	To enhance our committees’ oversight and focus, our Board and its committees made the following changes in 2022:

○ Renamed the Compensation Committee to the Compensation and Human Capital Committee and expanded its responsibilities to manage and evaluate the Company’s performance in the oversight, development, implementation and effectiveness of the Company’s policies and strategies relating to human capital management;

○ Clarified the Audit Committee’s oversight of ESG disclosures;

○ Renamed the Nominating and Corporate Governance Committee to the Corporate Governance Committee to highlight the breadth of its oversight of overarching governance matters and assigned responsibility to the committee to annually review the Company’s activities and practices regarding significant ESG, corporate responsibility and sustainability matters, to the extent not delegated to other committees; and

○ Clarified in the Corporate Governance Guidelines that considerations of director qualifications include diversity of experience, ideas and race in addition to gender and ethnicity.
•
We expanded our disclosures in this Proxy Statement about our Board processes for overseeing ESG matters, including human capital management and environmental matters, and other risk-related activities. See “—Board Oversight” above and “—ESG and Sustainability Integration—Program Governance and Disclosures” below for more details. Additional information about the Board’s committees is included in this Proxy Statement at “Corporate Governance — Board Committees.”

	•	We intend to provide similar information for additional ESG matters in our 2022 ESG Report and related disclosures, which we expect to publish later this year.

ESG Metrics: Appreciated the publication of our 2021 ESG Summary Report as strong progress but would like to see continued focus on target setting, increased data disclosures, and progress toward stated targets.
•
We have worked, and are continuing to work, to improve our ESG data collection practices and enhance public disclosures on our ESG efforts. We expect to continue aligning our disclosures with widely adopted external standards and frameworks, such as the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-related Financial Disclosures (TCFD).

•
In our 2022 ESG Summary Report, which we expect to publish later this year, we intend to provide more information on progress made in the prior year and to introduce new or incremental targets for various metrics.

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What We Heard from Investors	Our Perspective/How We Responded
Product Safety: Would like to further understand the perceived safety risk around Seresto in the U.S. and the Board’s oversight	•	Over the last few years, Elanco’s largest product, Seresto, has faced several news stories in the U.S. containing misinformation regarding its safety profile.
•
Elanco management has engaged directly with the Environmental Protection Agency (EPA), which maintains regulatory authority over the product, to provide data and analysis supporting Seresto’s strong safety profile.

	•	We have endeavored to understand the impact of the negative news stories and have acted to strengthen consumer confidence in the brand’s safety.
	•	In June 2022, Mr. Simmons testified before the House Subcommittee on Economic and Consumer Policy, in support of Seresto’s data and safety profile.
•
Based on the Company’s engagement with the EPA, we remain confident in the continued registration of Seresto and we are committed to working with the EPA on brand stewardship and oversight. Management has provided quarterly updates to the full Board regarding the situation.

	•	We have continued to provide updates on the status of Seresto in our quarterly and annual reports.
ESG and Sustainability Integration
Our approach to ESG and sustainability – called Elanco’s Healthy Purpose™ – is a framework of commitments and actions built on four interconnected pillars: Healthier Animals, Healthier People, Healthier Planet and Healthier Enterprise – which represent the areas we believe are most important to our customers, employees, investors and other stakeholders.
We are driving a Healthier Enterprise by managing our environmental footprint and integrating the management and oversight of ESG issues throughout our operations.
PROGRAM GOVERNANCE AND DISCLOSURES
Elanco’s ESG and sustainability program is led by our Global Head of ESG and Sustainability, with oversight from the Corporate Governance Committee – as well as our internal management Executive Committee, which includes our Chief Executive Officer and his direct reports. The Audit Committee and Compensation and Human Capital Committee oversee Elanco’s managerial approach to select ESG and sustainability issues. See “—Board Oversight” above.
Further oversight is provided by the Elanco Healthy Purpose Steering Committee, a cross-functional group comprised of senior representatives from across our business including communications, finance, human resources, investor relations, manufacturing and quality, marketing, regulatory, supply chain and other functions – chaired by our Executive Vice President, General Counsel and Corporate Secretary. This steering committee meets regularly and, among other obligations, is charged with reviewing our ESG and sustainability initiatives, monitoring our managerial approach and progress toward leading ESG issues and goals, and overseeing the disclosures that communicate our progress.
We utilize working groups to foster cross-functional collaboration and tracking of key performance indicators toward the achievement of our objectives. Workgroup participants advocate for ESG and sustainability initiatives across the business and help incorporate associated performance metrics into everyday decision-making. In 2022, we established a centralized ESG and sustainability oversight team – led by our Global Head of ESG and Sustainability – to further drive measurement and progress, develop incremental targets and enhance data collection for public disclosure.
Our ESG and sustainability initiatives and disclosures are informed by a regular stakeholder assessment that helps identify and prioritize our most material ESG matters. We further monitor emerging ESG issues and current events on an ongoing basis and prioritize efforts on matters applicable to Elanco, as appropriate.
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Elanco’s ESG reporting aligns to leading disclosure standards and frameworks, such SASB, TCFD and the United Nations Sustainable Development Goals. Each year, we engage dozens of subject matter experts and senior leaders across the business – including the Healthy Purpose Steering Committee – to compile and validate our disclosures for transparency and accuracy.
View more about our ESG and sustainability program at https://www.elanco.com/en-us/sustainability/esg.
CLIMATE CHANGE (EMISSIONS, ENERGY, WATER AND WASTE)
We are committed to minimizing our environmental footprint while leveraging product and service innovations to help our stakeholders advance their own sustainability efforts. Our Board and executive management team are actively engaged in Elanco’s activities and approach to addressing climate-related risks and opportunities. The Corporate Governance Committee provides oversight and guidance for our overall ESG and sustainability program, including our strategy, programs and policies related to climate change and operational sustainability. These include emissions and waste reduction efforts, consumption of energy and water, and investments in renewable energy – such as our commitment to sourcing 100% renewable electricity by 2030. Additionally, the Audit Committee reviews policies and practices related to environmental protection, monitors compliance and reports or makes recommendations to the Board, as appropriate.
Our Global Head of ESG and Sustainability oversees internal management of Elanco’s climate-related strategy, programs, goals and disclosures – with further oversight from the Elanco Healthy Purpose Steering Committee. Our Health, Safety and Environment (HSE) team – part of our manufacturing and quality organization has operational responsibility for the resilience of our operations, including energy and water use, as well as waste and emissions management. HSE receives oversight from the global HSE Steering Committee, a cross-functional group which includes representatives such as our Executive Vice President of Human Resources, Corporate Communications and Administration; our Executive Vice President of Manufacturing and Quality; our Executive Vice President, General Counsel and Corporate Secretary; and our Global Head of ESG and Sustainability.
TALENT ATTRACTION AND RETENTION
Elanco places diversity, equity and inclusion at the center of its engagement with current and future employees, including our recruitment and internship programs. We invest in our workforce by offering competitive salaries, incentives and benefits. We are committed to equitable, pay-for-performance compensation for all employees, and we benchmark our total rewards annually to ensure our compensation and benefit programs remain competitive with our peers. In 2022, as part of our continued integration of Bayer Animal Health, we launched a variable pay harmonization effort to ensure equitable annual bonus treatment for all employees in similar roles and at similar management levels, as well as alignment to the external market.
We offer employees opportunities to advance their careers at Elanco and are passionate about equipping employees with skills and development opportunities to help them thrive and meet the ever-changing needs of our customers and stakeholders across our dynamic and growing industry. Our Diverse Mentorship Program formally matches mentors and mentees from diverse backgrounds, experiences and/or geographic locations, to build connections that benefit both individuals. In 2022, we added a Global DEI Recruiting Strategy Leader, a role solely dedicated to diverse recruitment policies, trainings, partnerships and processes.
Our talent attraction and retention efforts are led by our Executive Director of Global Talent Management, who reports to the Executive Vice President of Human Resources, Corporate Communications and Administration. The Compensation and Human Capital Committee is regularly informed of our compensation practices, including pay equity, through recurring updates – and is also responsible for evaluating the effectiveness of our policies and strategies relating to human capital management and workforce diversity.
DIVERSITY, EQUITY AND INCLUSION
Our Board is committed to building a Board with diverse experiences and backgrounds. Our Corporate Governance Guidelines state that our Board will select director candidates who represent a mix of backgrounds and experiences that will enhance the quality of deliberations and decisions, and that Board membership should reflect diversity in its broadest sense – including persons diverse in geography, gender and ethnicity. Additionally, the Corporate Governance Committee charter states the committee will actively consider as directors persons diverse in experience, ideas, gender, race and ethnicity.
Our employee Diversity, Equity and Inclusion (DEI) strategy is led by our Executive Director of Global Talent Management and DEI, who reports to our Executive Vice President of Human Resources, Corporate Communications and Administration. Within this team we
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have established a position solely focused on advancing our DEI efforts across the company. Our approach includes targeted recruitment efforts, equity and inclusion learning opportunities for all employees, dedicated mentorship, and development opportunities for individuals from underrepresented groups. We also acknowledge the continued needs of our diverse workforce through the evolution of our benefits, including holidays and parental leave.
Our Global DEI Council is an employee-led and leadership-supported group that influences the strategic direction of DEI efforts at Elanco, as an internal business consultant, employee advocate and recruiting and retention resource for diverse talent. Additionally, nine Elanco Employee Resource Groups serve as communities to celebrate dimensions of difference and change catalysts to drive our promise of an inclusive culture.
Elanco’s DEI strategy is reviewed annually by the Corporate Governance Committee. The Compensation and Human Capital Committee evaluates the effectiveness of our policies and strategies relating to human capital management and workforce diversity. Our management Executive Committee, which consists of our President and CEO and other members of senior leadership, reviews progress on our initiatives quarterly – including our workforce gender metrics, race and ethnicity representation, as well as the impact of DEI events and activities throughout the organization. Learn more about our DEI efforts at www.elanco.com/en-us/careers/why-work-for-elanco/diversity-inclusion.
ANTIMICROBIAL STEWARDSHIP
Antimicrobial resistance is an important public health challenge. Elanco’s approach to combatting antimicrobial resistance aims to improve public health outcomes by reducing the possible exposure of pathogens to consumers through a range of solutions such as vaccines, parasiticides, animal-only antimicrobials, animal nutrition, digital solutions, manufacturing controls, advocacy, and when necessary, responsible use of medically important antimicrobials.
The best alternative to an antibiotic is health. Elanco utilizes a One Health concept, which considers a wide range of elements that contribute to the health of food animals and pets and how we may be able to support healthy outcomes for animals. Elanco will continue to advance antibiotic stewardship activities such as promoting responsible antibiotic use, reducing the need for medically important antimicrobials, and replacing medically important antimicrobials with alternatives to help veterinarians, pet owners and livestock producers treat and prevent animal disease.
We work closely with regulators and veterinarians to ensure – where infrastructure and regulations allow – medically important antimicrobials are used under professional supervision, to minimize the potential risk of resistance development. In compliance with U.S. Food & Drug Administration (FDA) guidance, our medically important antimicrobials are labeled only for the treatment of an established need in animals and only with veterinarian oversight. Elanco has increased its investment in research and development to provide non-medically important antimicrobial solutions to advancing the health of animals.
To further reduce the need for medically important antimicrobials to treat animal illness, Elanco is increasingly focused on disease prevention and early disease detection. Our vision is to move from treatment to prevention, by developing awareness programs and technologies that promote health and survivability even before an animal’s life begins. Collectively, this can reduce animals’ need for antibiotics, while promoting optimal animal welfare and food security.
Elanco’s antimicrobial stewardship efforts are led by our Executive Vice President, Innovation, Regulatory, and Business Development and our Chief Medical Officer. The Innovation, Science and Technology Committee oversees our strategy, initiatives and investments in research, development and innovation. The Antimicrobial Policy Team and Sustainability and ESG Committee provide counsel and execution of strategy. Learn more about Elanco’s antimicrobial stewardship efforts at: https://www.elanco.com/en-us/research-and-development/antibiotic-stewardship.
PUBLIC POLICY ENGAGEMENT AND TRANSPARENCY
Elanco engages with governments around the world on public policy issues that are core to our business, including access to medicines, innovation, sustainability and trade. We are committed to conducting our engagement in a transparent and constructive manner. We strive to work with policy makers to advance the health of animals by bringing innovative, sustainable and valuable animal health products to market.
We believe our engagement serves our business interests and creates stronger, more informed public policies. Our engagement continues to be guided by our annual public policy agenda. We work to advance that agenda by:
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•	supporting a government affairs program designed to educate and influence government officials on key public policy priorities of our business transparently, confidently and ethically;
•	donation of political contributions (in the U.S.) through the Elanco Political Action Committee (the “Elanco PAC”); and
•	membership and participation in trade associations and coalitions and working with non-governmental organizations.
Elanco complies with all applicable legal requirements with respect to public policy advocacy. Elanco maintains internal and external expertise to ensure that it is in full compliance with the transparency, disclosure and conduct requirements established by governing bodies. Prior to engaging in public policy advocacy in new jurisdictions, Elanco identifies and ensures that lawful advocacy is possible, understands its limits and expectations and coordinates plans for compliance with requirements. Elanco occasionally contracts with external entities to support its public policy advocacy objectives. To ensure consistency of conduct, Elanco includes a requirement in its contract that the entity is obliged to comply with public policy advocacy disclosure requirements if public policy advocacy is within its scope of work.
The Elanco PAC is a non-partisan, employee-run organization that provides opportunities for eligible employees to participate in the political process in the U.S. through voluntary employee contributions. Political contributions are aligned with the interests and values of Elanco and our customers – contributions are extended to candidates who support sound policies that are intended to benefit the health of animals and the people that care for them.
The Audit Committee oversees our public policy practices through periodic discussions and reviews, including reviews of the Elanco PAC. Management also informs the Corporate Governance Committee of our lobbying priorities and activities at least annually.
More information about our public policy engagement activities, including our participation in trade associations, can be found in our Public Policy Advocacy and Political Contributions Disclosure at www.elanco.com/en-us/about-us/governance/corporate by clicking on the “Public Policy Advocacy and Political Contributions Disclosure” link.
Director Independence
Our Board has established that, for a director to qualify as independent, a director must have no material relationship with Elanco other than as a director or, either directly or indirectly, as a partner, significant shareholder or officer of an organization that has a material relationship with Elanco. In making this determination, our Board considers all relevant facts and circumstances and has adopted the categorical independence standards for directors established in the NYSE listing standards.
The Corporate Governance Committee has reviewed the applicable legal and NYSE listing standards for Board and committee member independence. A summary of the responses to annual questionnaires completed by each of the directors and a report of transactions with director-affiliated entities are made to the committee. On the basis of this review, the committee delivers a recommendation to our Board, which then makes its independence determination.
Our Board has determined that each of our directors, other than Mr. Simmons, is independent of Elanco and its management. Mr. Simmons is not independent because he serves as our President and CEO.
In making these determinations, our Board considered that, in the ordinary course of business, relationships and transactions may occur between Elanco and our subsidiaries, on the one hand and entities affiliated with directors or their family members, on the other hand. Dr. Kochevar is employed at an academic institution, Mr. Garcia’s domestic partner is affiliated with a law firm and Mr. McDonald is employed by a for-profit company with which we have had relationships or transactions in the ordinary course of business. We reviewed our transactions and any payments to each of these entities and found that these transactions and payments were made below the level set forth in applicable independence standards.
In addition to the above standards for director independence, each director who serves on the Audit Committee, Compensation and Human Capital Committee and Corporate Governance Committee satisfies the additional standards established by the SEC and NYSE, as applicable, for such committee membership.
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Related Party Transactions
Our Board has adopted a written policy, which is referred to as the “related person transaction policy,” for the review of any transaction, arrangement or relationship in which we are a participant and one of our executive officers, directors, director nominees or beneficial holders of more than 5% of Elanco’s total equity (or their immediate family members), each of whom is referred to as a “related Secretary person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which is referred to as a “related person transaction,” the related person must report the proposed related person transaction to our EVP, General Counsel and Corporate Secretary, who will report it to the Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. In approving or rejecting such proposed transactions, the Audit Committee considers all relevant facts and circumstances. The Audit Committee will approve only those transactions that, in light of known circumstances, are deemed to be in our best interests. In the event that any member of the Audit Committee is not a disinterested person with respect to the related person transaction under review, that member will be excluded from the consideration of such related person transaction; provided, however, that such Audit Committee member may be counted in determining the presence of a quorum at the meeting of the Audit Committee at which such transaction is acted upon.
Business Ethics, Compliance and Privacy
We govern our business with the highest ethical standards, while creating a space where all employees feel safe, respected, empowered and invested to make a difference in society. All Board members and employees have a shared responsibility to conduct business the right way, every day. Our Ethics & Compliance function, led by our Chief Compliance Officer, is responsible for overall strategy, oversight and governance across five core areas: enterprise risk management, global ethics and compliance, global anti-corruption and third-party management, global privacy and ethical interactions with external parties. Additionally, we have a global network of ethics and compliance partners that support program implementation and execution locally. Our Integrated Controls Committee, comprised of cross-functional senior leaders, provides program oversight of our ethics and compliance program. The Chief Compliance Officer provides quarterly reports to senior leadership and the Audit Committee and reports regularly to the Board.
Elanco is committed to the ethical management and processing of personal data related to our customers, consumers, employees and other individuals. We are transparent about how we process personal data and are intentional about protecting it, while being respectful of individuals’ privacy rights. We have standards, procedures and policies governing the collection, use, disclosure, transfer, storage, and retention of personal data. Elanco’s dedicated Global Privacy Office manages the privacy inquiries of our customers and employees, executes Privacy Impact Assessments and ensures compliance with privacy laws and regulations globally. Elanco’s Global Privacy Notice, located on our public websites, explains how we collect, use, disclose, transfer and retain data, and provides individuals with information about how to exercise their privacy rights with Elanco.
Code of Conduct
The Elanco Code of Conduct applies to our Chief Executive Officer, Chief Financial Officer and other senior financial and executive officers, as well as our Board and other employees. It is available at www.elanco.com/en-us/about-us/governance/e-and-c. We have also adopted a Financial Code of Ethics that contains the ethical principles by which our Chief Executive Officer, Chief Financial Officer and other financial officers are expected to conduct themselves when carrying out their duties and responsibilities. It is available at www.elanco.com/en-us/about-us/governance/corporate by clicking on the “Financial Code of Ethics” link. Any amendments to or waivers from the Elanco Code of Conduct or our Financial Code of Ethics will be disclosed on our website within the time period required by applicable law following the date of such amendment or waiver.
Other Information
We have adopted Corporate Governance Guidelines in accordance with the corporate governance rules of the NYSE, that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas, including the role of our Board, Board composition, director independence, director selection, qualification and election, director compensation, executive sessions, key Board responsibilities, Chief Executive Officer evaluation, succession planning, risk management, Board leadership and
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operation, conflicts of interest and other information. You can learn more about our corporate governance by visiting www.elanco.com/en-us/about-us/governance/corporate, where you will find our Corporate Governance Guidelines, each standing Board committee charter and other corporate governance-related information.
Each of the above documents, along with the Elanco Code of Conduct and our Financial Code of Ethics, is available in print upon request to our Corporate Secretary through the means described in “Other Information—Communicating with Us” below.
On December 13, 2020, we entered into a Cooperation Agreement with Sachem Head Capital Management (“Sachem Head”), a shareholder at that time holding more than 5% of our common stock (the “Cooperation Agreement”). Pursuant to the Cooperation Agreement, we appointed Scott Ferguson, Founder and Managing Partner of Sachem Head, and Mr. Herendeen to our Board and certain committees. Concurrently with the execution of the Cooperation Agreement, we and Sachem Head entered into a confidentiality agreement pursuant to which, among other things, Sachem Head and Mr. Ferguson agreed to certain confidentiality obligations regarding information they may receive about Elanco. As previously publicly disclosed, Mr. Ferguson departed from the Board of Directors effective September 7, 2022. The Cooperation Agreement is no longer in effect.
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Non-Employee Director Compensation
Non-Employee Directors receive compensation for their service to our Board. As an Elanco employee, Mr. Simmons, our President and CEO, does not receive compensation for his service as a director.
The Compensation and Human Capital Committee annually reviews the total compensation of our Non-Employee Directors and each element of our Non-Employee Director compensation program. As part of this process, the Compensation and Human Capital Committee evaluates market data provided by its independent compensation consultant, Willis Towers Watson (“WTW”) and makes a recommendation to our Board. Our Board determines the form and amount of Non-Employee Director compensation after reviewing the Compensation and Human Capital Committee’s recommendation. Our Amended and Restated 2018 Elanco Stock Plan (the “2018 Stock Plan”) provides for an annual limit of $800,000 for all compensation paid to a Non-Employee Director.
In November 2022, our Board, upon the recommendation of the Compensation and Human Capital Committee, agreed to increase the equity portion of the compensation of Non-Employee Directors from $210,000 to $240,000 annually to ensure the compensation of our Non-Employee Directors is aligned with the market, effective for 2022.
SUMMARY OF NON-EMPLOYEE DIRECTOR 2022 ANNUAL COMPENSATION
Role	Cash ($)	Deferred Stock Units ($)
All Non-Employee Directors	90,000	240,000
Chairman of the Board	150,000	—
Chair of the Audit Committee	25,000	—
Chair of the Compensation and Human Capital Committee	20,000	—
Other Committee Chairs	16,000	—
Cash Retainers. Our Non-Employee Directors each received an annual cash retainer of $90,000, the Chairman of our Board received an additional annual cash retainer of $150,000, the Chair of the Audit Committee received an additional annual cash retainer of $25,000, the Chair of the Compensation and Human Capital Committee received an additional annual cash retainer of $20,000 and the Chair of each of the three other standing committees of our Board received an additional annual cash retainer of $16,000. Through 2022, all cash retainers were paid in monthly installments. Starting in 2023, all cash retainers are paid in quarterly installments.
Equity-Based Awards. A substantial portion of each Non-Employee Director’s annual retainer is in the form of equity awards. Pursuant to the Elanco Animal Health, Inc. Directors’ Deferral Plan (the “Directors’ Deferral Plan”), Non-Employee Directors are granted deferred stock units (“DSUs”) on or about November 30 of each year. Each DSU is the economic equivalent of one share of our common stock. These DSU awards are fully vested on the grant date and are subject to mandatory deferral under the terms of the Directors’ Deferral Plan until the second January following the recipient’s departure from service on our Board. In November 2022, the number of DSUs underlying each DSU award was determined by dividing $240,000 (increased from $210,000) by the per share closing price of our common stock on the date of grant.
Other Compensation. Our Non-Employee Directors may be reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings and other Board-related activities.
Directors’ Deferral Plan. Under the Directors’ Deferral Plan, a Non-Employee Director’s annual award of DSUs is credited to a deferred stock account (as described below). The Directors’ Deferral Plan also allows Non-Employee Directors to defer receipt of all or part of their cash compensation until after their service on our Board has ended. Each director may choose to invest their deferred cash compensation in one or both of the following two accounts:
•
Deferred Stock Account. This account allows the director to invest the director’s cash compensation into a deferred common stock equivalent. Funds in this account are credited as hypothetical shares of our common stock based on the closing stock price on pre-set dates. The number of shares credited in respect of deferred cash compensation is calculated by the amount deferred divided by the closing stock price on pre-set dates. In addition, the annual equity award described above is credited to this account. The Company does not pay dividends but, if it did, deferred stock accounts would be credited with dividend equivalents.

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•
Deferred Compensation Account. Funds in this account earn interest each year at a rate of 120 percent of the applicable federal long-term rate, compounded monthly, as established the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the “Code”).

Amounts under both accounts are paid in a lump sum in January of the second plan year following the plan year in which the director separates from service or in annual installments over a period between two to ten years (as selected by the director) beginning at the same time the lump sum payment would be made. Amounts credited to the director’s deferred stock account would generally be paid in shares of Elanco common stock and amounts credited to the director’s deferred compensation account would be paid in cash.
Stock Ownership Guidelines. Our Corporate Governance Guidelines state that directors should hold meaningful equity ownership positions in Elanco and that our Board will consider from time-to-time equity ownership requirements for Non-Employee Directors. To help facilitate meaningful stock ownership, as described above, a significant portion of Non-Employee Director compensation is made in the form of company equity or equity equivalents and, as also noted above, the directors are unable to sell or otherwise transfer any of the shares granted to the directors by the Company until January of the second plan year after the director ceases to serve on the Board. Mr. Simmons, our President and CEO, is subject to and is compliant with the stock ownership guidelines applicable to our executive officers, as more fully described in “Compensation Discussion and Analysis—Governance and Other Matters—Stock Ownership and Holding Guidelines” below.
2022 NON-EMPLOYEE DIRECTOR COMPENSATION
The following table shows information regarding the compensation earned or paid during 2022 to Non-Employee Directors who served on our Board during the year. Mr. Simmons’ compensation is shown in the table entitled “Summary Compensation Table” and the related tables under “Executive Compensation Tables” below.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Kapila Anand	115,000	240,013	355,013
John Bilbrey	106,000	240,013	346,013
William Doyle	90,000	240,013	330,013
Scott Ferguson(2)	67,500	—	67,500
Art Garcia	90,000	240,013	330,013
Michael Harrington	90,000	240,013	330,013
Paul Herendeen	90,000	240,013	330,013
David Hoover	256,000	240,013	496,013
Deborah Kochevar	106,000	240,013	346,013
Lawrence Kurzius	110,000	240,013	350,013
Kirk McDonald	90,000	240,013	330,013
Denise Scots-Knight	90,000	240,013	330,013
(1)
As discussed in “—Equity-Based Awards” above, on November 30, 2022, each Non-Employee Director received an award of 18,649 shares of Elanco stock. The awards granted in 2022 were mandatorily deferred under the Directors’ Deferral Plan and will not be issued until the second January following the director’s departure from service. In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of such stock award ($240,013), computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. The grant date fair value of DSUs is measured based on the closing price of our common stock on the date of grant ($12.87). See Note 15: Stock-Based Compensation found in Part II, Item 8, “Financial Statements and Supplementary Data in the Notes to Consolidated Financial Statements in our 2022 Annual Report.

The following Elanco DSUs were outstanding as of December 31, 2022: Ms. Anand, 44,374; Mr. Bilbrey, 54,344; Mr. Doyle, 25,956; Mr. Ferguson, 7,307; Mr. Garcia, 38,896; Mr. Harrington, 41,120; Mr. Herendeen, 25,956; Mr. Hoover, 69,736; Dr. Kochevar, 39,857; Mr. Kurzius, 58,131; Mr. McDonald, 39,857; Ms. Scots-Knight, 40,844. These numbers include, where applicable, the annual equity grant discussed in “—Equity-Based Awards” as well as DSUs earned by directors who have elected to defer their cash compensation into Elanco shares.
(2)
Mr. Ferguson served as a director until his resignation from the Board effective September 7, 2022 and thereafter, received cash compensation through September 2022 and did not receive an award of shares of Elanco stock in 2022.

41 2023 Proxy Statement

Executive Officers
This section describes the experience and other attributes of our executive officers other than Mr. Simmons, whose biography can be found in “Proposal No. 1: Election of Directors—Our Diector Nominees and Other Continuing Directors” above.
Tim Bettington

Mr. Bettington, 49, serves as our Executive Vice President, Corporate Strategy and Market Development. With more than 25 years in the animal health industry, Mr. Bettington joined Elanco in this role in March of 2023, after serving as EVP and President of U.S. Operations and Global Customer Experience at Zoetis from January 2020 to November 2022. At Zoetis, he led the US Commercial operations supporting the livestock and companion animal portfolios. Prior to that, Mr. Bettington served in roles with increasing responsibility over the course of his career, including as Global Head Commercial Excellence from 2015 to 2016 and North American Region Head of Commercial Operations from 2017 to 2019, both at Boehringer Ingelheim Animal Health, working both in the livestock and companion animal sectors. Mr. Bettington has worked in the U.S., Europe and Australia and developed a deep expertise in sales excellence, marketing, strategy, and business integration. Mr. Bettington holds a bachelors degree in Agriculture from Western Sydney University and a master’s degree in Marketing Management from the Macquarie Graduate School of Management in Sydney, Australia.

Ramiro M. Cabral

Dr. Cabral, 51, serves as our Executive Vice President and President of Elanco International. He leads our international commercial operations, having assumed additional responsibility for our European operations in January 2022. Dr. Cabral joined Lilly (our former parent company) in 1998 and has served in positions of increasing responsibility over the course of his career. This includes Vice President and Head of Operations, Elanco EMEA from 2013 to July 2017, Vice President and Chief Marketing Officer of Elanco from August 2017 to June 2018 and Executive Vice President Elanco International and Global Customer Value from July 2018 to December 2018. Dr. Cabral earned his veterinary degree at UNICEN, Argentina in 1995 and his Master of Business Administration from Purdue University in 2005.

Ellen de Brabander, Ph.D.

Dr. de Brabander, Ph.D., 60, serves as our Executive Vice President, Innovation, Regulatory, and Business Development. Dr. de Brabander joined Elanco in October 2021 and is responsible for our global R&D organization as well as overseeing business development and regulatory affairs. She is a highly experienced R&D leader with a proven background of accomplishments in animal health research and development. From March 2014 to October 2021, Dr. de Brabander served as senior vice president for research and development with PepsiCo, a global food and beverage company, most recently having company-wide responsibility for food safety, quality, regulatory and R&D digital transformation. Prior to PepsiCo, she led R&D organizations for Merial (now Boehringer Ingelheim Animal Health), Intervet (now Merck Animal Health) and DSM. Dr. de Brabander earned her doctorate (cum laude) in bio-organic chemistry from Leiden University in the Netherlands and completed her post-doctoral work in molecular biology at the Massachusetts Institute of Technology. She has lived in six different countries, is the co-author of more than 60 publications in scientific journals, holds 18 patents and has received multiple awards for her research, including the Golden Medal from the Royal Dutch Chemical Society in 2000 for Best Chemist Under 40.

42 2023 Proxy Statement

Executive Officers
David S. Kinard

Mr. Kinard, 56, serves as our Executive Vice President, Human Resources, Corporate Communications and Administration. Mr. Kinard brings valuable leadership experience within the pharmaceutical industry and years of managing human resources programs to this position. He assumed his current role in August 2020 and has led our Human Resources function since our spin-off from Lilly in 2018. Mr. Kinard joined Lilly in 1997 and served in a wide variety of positions, including as Vice President of Human Resources of Lilly International and as a human resources leader in other Lilly businesses and functions. He holds a bachelor’s degree in social science and broadcast communications and a master’s degree in organizational behavior from Brigham Young University.

Marcela A. Kirberger

Ms. Kirberger, 57, serves as our Executive Vice President, General Counsel and Corporate Secretary. Ms. Kirberger is responsible for the global strategy and operations of our legal team, including commercial, intellectual property, regulatory legal, labor & employment, M&A and business development legal and the office of the corporate secretary. She also oversees Corporate Affairs, Ethics & Compliance and ESG matters for Elanco. Prior to joining Elanco in June 2021, Ms. Kirberger held U.S., regional and global leadership roles within Fortune 500 life sciences companies, including as General Counsel and Corporate Secretary at Roche Diagnostics NA, a diagnostics company, from 2019 to 2021; and General Counsel and Chief Compliance Officer at Leica Microsystems GmbH, a global medical device manufacturer and subsidiary of Danaher Corporation, from 2017 to 2019. She also worked for the Novartis Group of Companies from 2006 to 2017, in different Novartis companies, including Gerber Products, Novartis Pharmaceuticals and Sandoz International, where she was Global Head of Legal for Biopharma and before that, Global Compliance Officer. Ms. Kirberger began her career as a securities litigator at Lowenstein Sandler in New Jersey. A native of Argentina, she earned her law degrees from Rutgers School of Law in Newark, New Jersey and the Catholic University of Argentina in Buenos Aires.

James M. Meer

Mr. Meer, 53, serves as our Senior Vice President, Chief Accounting Officer. Prior to joining Elanco in September 2018, Mr. Meer served as the Chief Financial Officer of Healthx, Inc., a healthcare technology company, which he joined in June 2017. He served as Senior Vice President of Finance at Appirio, an information technology consulting company, from 2014 to 2017 and as Vice President and Corporate Controller at Salesforce (previously ExactTarget), a cloud-based software company, from 2011 to 2014. Prior to 2011, Mr. Meer held various financial, accounting and strategy positions at 3M (previously Aearo Technologies), Hillrom, Hillenbrand Industries and Ernst & Young LLP. Mr. Meer received his bachelor’s degree in accounting and business from Marian University and earned his Master of Business Administration from Xavier University.

Rajeev (Bobby) Modi

Bobby Modi, 42, serves as our Executive Vice President, U.S. Pet Health and Global Digital Transformation. Mr. Modi joined Elanco in this role in March of 2022, after serving as Vice President and General Manager of Enhancers and Components at Conagra Brands from May 2021 to April 2022. At Congara Brands he was responsible for the company’s substantial Grocery business, positioning it for profitable growth. Prior to that, he held numerous Vice President roles at J.M. Smucker Co. from 2012 to 2021. Mr. Modi holds a bachelor's degree in Chemical Engineering from University of Cincinnati and a master’s degree in Marketing, Management Strategy and Finance from Northwestern’s Kellogg School of Management.

43 2023 Proxy Statement

Executive Officers
Dr. José Manuel Correia de Simas

Dr. Simas, 55, serves as our Executive Vice President, U.S. Farm Animal Business. Dr. Simas rejoined Elanco in this role in April 2020, after serving as President of Trouw Nutrition USA, an animal nutrition company, from 2018 to March 2020. In this role, he led its strategic change agenda to improve business quality and manufacturing productivity while building key capabilities in marketing, innovation, manufacturing and commercial excellence. Dr. Simas originally joined Elanco (then-owned by Lilly) in 2000 as product manager for our Rumensin product and throughout his career has served in key roles in the U.S. and Internationally, including senior director of Latin America and Global Aquaculture, senior director of our U.S. Beef business and area director for Central, Eastern Europe, North Africa and Middle East. He received a bachelor’s degree from the Federal University of Lavras in Brazil and holds a master’s degree and a doctorate in animal nutrition and physiology from the University of Arizona, as well as a post doctorate from the University of São Paulo, Brazil.

David A. Urbanek

Mr. Urbanek, 56, serves as our Executive Vice President, Manufacturing and Quality. In this role, Mr. Urbanek and his team have led the rightsizing of our manufacturing footprint and centralization of resources. During his nearly 35-year career with Elanco and our former parent company, Lilly, he has held multiple leadership roles in pharmaceutical manufacturing in both drug product and bulk manufacturing. Mr. Urbanek became our Vice President of Animal Health Manufacturing in February 2017. Before joining Elanco, he held leadership roles in Lilly’s manufacturing division, including senior director of emerging markets manufacturing, senior director of global diabetes manufacturing and senior director of external drug products operations. Prior to those roles, Mr. Urbanek was the general manager of operations for Lilly divisions in Ireland, England, Germany and the U.S. He received his bachelor’s degree in mechanical engineering from the Rose-Hulman Institute of Technology and obtained his Master of Business Administration from Indiana University.

Todd S. Young

Mr. Young, 51, serves as our Executive Vice President and Chief Financial Officer, a position he has held since he joined Elanco in November 2018. Mr. Young oversees our financial operations, including our treasury, investor relations and tax functions, information technology, and transformation. He brings significant financial leadership experience in pharmaceutical and healthcare as well as a focus on strategic and commercial decision-making to his position. Prior to joining Elanco, Mr. Young served as Executive Vice President and Chief Financial Officer at ACADIA Pharmaceuticals Inc., a biopharmaceutical company, from August 2016 to October 2018, where he oversaw their financial functions as well as information technology and facilities. Prior to that, he served in roles of increasing responsibility at Baxter International Inc. and its spin-off company, Baxalta, a biopharmaceutical leader in hematology, immunology and oncology, most recently as Baxalta’s Senior Vice President and Treasurer. Mr. Young received his bachelor’s degree in economics from Grinnell College and a Juris Doctor from the University of Michigan.

44 2023 Proxy Statement

Proposal No. 2: Ratification of Selection of Independent Auditor
The Audit Committee has reappointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2023. EY has served as our independent auditor since 2017, when we were still a wholly owned subsidiary of Lilly.
The Audit Committee, which consists entirely of independent directors, reviews the performance of our independent registered public accounting firm annually. In making the determination to reappoint EY for 2023, the Audit Committee considered, among other factors, the firm’s qualifications and experience, the communication and interactions with the firm over the course of the year and the firm’s independence, objectivity and professional skepticism. These criteria are assessed against an internal and external scorecard and are discussed with management during a private session as well as in executive session. The Audit Committee also periodically considers whether a rotation of our independent registered public accounting firm is advisable.
Based on this year’s assessment of EY’s performance, the Audit Committee believes that the continued retention of EY to serve as our independent registered public accounting firm is in our best interests as well as those of our shareholders. EY has gained institutional knowledge and expertise regarding our global operations, accounting policies and practices and internal control over financial reporting, in particular through our separation from Lilly in 2018 and our becoming an independent company. The Audit Committee believes that our audit and other fees are competitive with those of our peer companies in part because of EY’s familiarity with us and our operations.
At the Annual Meeting, our shareholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for 2023. Although ratification of this appointment is not required, we value the opinion of our shareholders and, in the event of a negative vote on this proposal, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests.
Representatives of EY are expected to attend the Annual Meeting and will be available to respond to questions. Those representatives will have the opportunity to make a statement if they wish to do so.

Recommendation of the Board The Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our principal independent auditor for 2023.
45 2023 Proxy Statement

Proposal No. 2
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table shows the fees incurred for services rendered on a worldwide basis by EY for 2022 and 2021.
	2022 ($)	2021 ($)
Audit Fees(1)	11,561,448	11,509,055
Audit-Related Fees(2)	146,334	490,546
Tax Fees(3)	83,902	23,490
All Other Fees	—	—
Total Fees	11,791,684	12,023,091
(1)
Fees primarily related to professional services rendered in connection with the audit of Elanco’s annual consolidated and subsidiary financial statements and internal control over financial reporting, reviews of quarterly financial statements and audit services provided in connection with statutory and regulatory filings and audit procedures related to our acquisitions of Bayer Animal Health and Kindred Biosciences, Inc. (“KindredBio”).

(2)
Fees primarily related to professional services that are reasonably related to the performance of the audit or review of Elanco’s financial statements, including services related to employee benefit plan, audit, or attestation services required by statutes or regulations; and services related to a pre-implementation review of our new enterprise resource planning software system.

(3)	Fees primarily related to tax compliance services.
SERVICES PERFORMED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee pre-approves all services performed by Elanco’s independent registered public accounting firm, in part to assess whether the provision of such services might impair the auditor’s independence. The Audit Committee’s policy and procedures are as follows:
•
Audit Services. The Audit Committee approves the annual audit services engagement and, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure, or other matters. Audit services for 2022 and 2023 included and will include internal controls attestation work under Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee may also pre-approve other audit services, which are those services that only the independent registered public accounting firm can reasonably provide.

•
Audit-Related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or reviews of the financial statements and that are traditionally performed by the independent registered public accounting firm. The Audit Committee believes that the provision of these services does not impair the independence of the firm.

•
Tax Services. The Audit Committee believes that, in appropriate cases, the independent registered public accounting firm can provide tax compliance services, tax planning and tax advice without impairing its independence.

•
Other Services. The Audit Committee may approve other services to be provided by the independent registered public accounting firm if (i) the services are permissible under SEC and Public Company Accounting Oversight Board (“PCAOB”) rules, (ii) the committee believes the provision of the services would not impair the independence of the auditor and (iii) management believes that the auditor is the best choice to provide the services.

•
Approval Process. At the beginning of each audit year, management requests prior committee approval of the annual audit, statutory audits and quarterly reviews for the upcoming audit year as well as any other services known at that time. Management will also present at that time an estimate of all fees for the upcoming audit year. As specific engagements are identified thereafter, they are brought forward to the committee for approval.

For each engagement, management provides the Audit Committee with information about the services and fees, sufficiently detailed to allow the committee to make an informed judgment about the nature and scope of the services and the potential for the services to impair the independence of the firm. After the end of the audit year, management provides the Audit Committee with a summary of the actual fees incurred for the completed audit year.
46 2023 Proxy Statement

Proposal No. 2
Audit Committee Report
To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of Elanco under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, this section entitled “Audit Committee Report” will not be deemed to be so incorporated, unless specifically provided otherwise in such filing.
Four independent directors comprise the Audit Committee. The Audit Committee operates under a written charter adopted by our Board. In addition, our Board has determined that each of our Audit Committee members satisfy the financial expertise requirements of the NYSE and that the Chair of the Audit Committee, Ms. Anand, has the requisite experience to be designated as an “audit committee financial expert” as that term is defined by the rules of the SEC.
The Audit Committee reviews Elanco’s financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, the Audit Committee has met and held discussions with management and the independent auditor. Management represented to the Audit Committee that Elanco’s consolidated financial statements were prepared in accordance with GAAP and the Audit Committee has reviewed and discussed the audited financial statements and related disclosures with management and the independent registered public accounting firm, including a review of the significant management judgments underlying the financial statements and disclosures.
The independent registered public accounting firm reports to the Audit Committee, which has sole authority to approve and replace the firm (subject to shareholder ratification).
The Audit Committee has discussed with Elanco’s independent registered public accounting firm the matters required to be discussed with the Audit Committee by generally accepted auditing standards, the PCAOB and the NYSE, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence and has discussed with the firm the auditor’s independence from Elanco and its management. In concluding that the auditor is independent, the Audit Committee determined, among other things, that the non-audit services provided by the auditor were compatible with its independence and were pre-approved. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted policies to ensure the independence of Elanco’s independent registered public accounting firm, such as prior committee approval of non-audit services and required audit partner rotation.
The Audit Committee discussed with Elanco’s internal auditor, chief compliance officer and independent auditors the overall scope and plans for their respective audits. The Audit Committee periodically meets with the internal and independent auditors, with and without management present and in private sessions with members of senior management (such as the chief financial officer and the chief accounting officer) to discuss the results of their examinations, their evaluations of Elanco’s internal controls and the overall quality of Elanco’s financial reporting. The Audit Committee also meets at least quarterly in executive session.
Based on the reviews and discussions described in this report and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee recommended to our Board that the audited consolidated financial statements of Elanco be included in Elanco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.
Respectfully submitted,
Kapila K. Anand (Chair)
John P. Bilbrey
Art A. Garcia
Paul Herendeen

April 6, 2023
47 2023 Proxy Statement

Proposal No. 3: Advisory Vote to Approve Executive Compensation
As required by Section 14A of the Exchange Act, our shareholders are being asked to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”), as disclosed pursuant to the SEC’s compensation disclosure rules in the sections entitled “Compensation Discussion and Analysis” and the section entitled “Executive Compensation Tables,” which include both the executive compensation tables and the accompanying narrative disclosure.
Our executive compensation programs are designed to help achieve the goals of attracting, engaging and retaining highly talented individuals who are committed to our core values of integrity, excellence and respect for people, while balancing the long-term interests of shareholders and customers. The Compensation and Human Capital Committee, which consists entirely of independent directors, has examined our executive compensation program and believes it aligns with our compensation philosophy and objectives as well as the pay practices of our peer group. The Compensation and Human Capital Committee has also determined that the specific pay decisions for the NEOs are appropriate given our performance, the executives’ contributions and our shareholders’ interests.
While this vote is advisory and non-binding, our Board and the Compensation and Human Capital Committee value the opinion of our shareholders and will take into account the voting results when making future compensation decisions. We currently ask our shareholders to vote on NEO compensation on an annual basis.
We encourage shareholders to read the sections entitled “Compensation Discussion and Analysis” and “Executive Compensation Tables” for more information about the details of our executive compensation program and the decisions made by the Compensation and Human Capital Committee in 2022.

Recommendation of the Board The Board unanimously recommends a vote “FOR” the approval of the compensation of the company’s named executive officers on an advisory basis.
48 2023 Proxy Statement

Compensation Discussion and Analysis
This section describes the compensation program applicable to our NEOs and their compensation thereunder in 2022, including a description of our compensation philosophy, the elements of each program, the factors that the Compensation and Human Capital Committee considered in setting NEO compensation and how our financial results affected payouts to each NEO for service in 2022. The NEOs for 2022 are:
•	Jeffrey Simmons, President, CEO and Director
•	Todd Young, Executive Vice President, Chief Financial Officer
•	Ellen de Brabander, Executive Vice President, Innovation, Regulatory, and Business Development
•	Ramiro Cabral, Executive Vice President and President, Elanco International
•	Rajeev (Bobby) Modi, Executive Vice President, U.S. Pet Health and Global Digital Transformation
2022 PERFORMANCE AND RESULTS(1)
In 2022, Elanco’s financial results were negatively impacted by significant macro factors, including inflation, foreign exchange rates, China COVID lockdowns, supply chain disruptions and the economic slowdown impacting Europe and U.S. pet retail, as well as competitive innovation.
Despite topline pressure and significant environmental and competitive headwinds, we maintained our consistent Innovation, Portfolio, and Productivity (IPP) strategy in 2022. With regard to innovation, we had a productive year with eight product approvals in major markets and made significant advancements for our late-stage potential blockbuster assets. We believe that the progress on our innovation pipeline, our ability to grow price and the right-sizing of our infrastructure post the Bayer Animal Health acquisition have laid the foundation for our future success.
Our 2022 results included the following:
•	Revenue was $4,411 million, representing a year-over-year decline of 3% at constant currency, with Farm Animal flat and Pet Health declining 5%
•
Our GAAP net loss was $78 million, representing an improvement of $405 million over the prior year as we continued to execute on our value capture initiatives and reduced expenses related to our public company standup and Bayer Animal Health integration

•	Gross margin was flat year-over-year at 56.6% with productivity improvements and price growth offsetting high inflation and revenue mix headwinds
•	Adjusted EBITDA was $1,017 million, a 4% year-over-year decline; Adjusted EBITDA margin expansion of 80 basis points to 23.1%
•	Adjusted EPS was $1.11, representing 4% growth year-over-year
•	We realized approximately $140 million of incremental Adjusted EBITDA synergies related to the Bayer Animal Health acquisition, exceeding our initial expectations by approximately $75 million
•	We finished the year with a net leverage ratio of 5.5x Adjusted EBITDA, with gross debt paydown of approximately $500 million
(1)	Includes non-GAAP financial measures. See Appendix A to this Proxy Statement for a description and reconciliation of these non-GAAP financial measures relative to reported GAAP financial measures.
49 2023 Proxy Statement

Compensation Discussion and Analysis
EXECUTIVE COMPENSATION PHILOSOPHY AND PRACTICES
The purpose of our compensation philosophy is to ensure alignment between the Company, our executives and shareholders. Our compensation program is designed to achieve the following three objectives:
•	Attract, retain, motivate and reward top talent. Program has clear line-of-sight to financial and operational goals that support the business strategy of innovation and profitable growth
•
Pay for performance. Program provides the opportunity to earn above median compensation if superior results are achieved and below median compensation if below target results are achieved. If the threshold performance is not met, no performance-related associated compensation is paid

•	Create sustained, long-term shareholder value. Program emphasizes sustainable performance, such that employees’ interests are aligned with shareholders
We achieve these objectives by:
•
Providing an executive compensation program that includes base salaries, annual cash incentives and equity incentives similar to programs provided to Elanco’s other employees or similarly situated executives in a competitive talent market.

•
Targeting compensation, in aggregate, at the median (50th percentile) of the competitive market, which is comprised of similarly sized companies within the life sciences industry, with consideration of other industries, as appropriate.

○
In certain situations, where there is scarcity of talent for a critical role and there is a need to offer a more competitive compensation package to attract such scarce talent, we may exceed the targeted median positioning of the market.

•	Delivering pay with a greater emphasis on equity and lower weighting on cash to promote an ownership mentality and ensure shareholder alignment.
•	Promoting a team-based approach through the alignment of pay with Elanco’s results while enabling leadership to differentiate pay throughout the year to recognize performance.
•	Requiring that senior executives maintain a meaningful stock ownership interest to align their financial interests with those of shareholders.
•	Limiting perquisites and other non-performance-based elements of compensation.
•	Ensuring the program does not incentivize excessive risk taking.
•	Considering shareholder feedback through annual say-on-pay results and other sources when designing our compensation and benefit program.
•	Designing the program with consideration of the industry in which we operate and the impact of market conditions.
50 2023 Proxy Statement

Compensation Discussion and Analysis
In addition to strong alignment of pay with our performance, we maintain sound governance practices, including the following:
What We Do	What We Do Not Do

✔ Balance short- and long-term strategic objectives and directly link compensation to shareholder value
✔ Tie more than 90% of target CEO compensation to our performance
✔ Maintain robust stock ownership guidelines for NEOs and senior management
✔ Maintain a robust clawback policy
✔ Regularly engage with shareholders to obtain feedback on executive compensation and other matters
✔ Engage an independent compensation consultant that performs no other work for us or our senior management

✘ No pay design features that may have the potential to encourage excessive risk-taking
✘ No excise tax gross-ups on NEO compensation
✘ No employment agreements with any NEO
✘ No hedging or pledging of our securities by any NEO
✘ No single trigger change in control vesting or payments
✘ No repricing of stock options without shareholder approval
✘ No supplemental executive retirement, health or insurance benefits for NEOs
✘ No significant perquisites
✘ No guaranteed short-term incentives or equity awards
✘ No dividends or dividend equivalents paid on unvested equity awards

EXECUTIVE COMPENSATION PROCESS
We seek to maintain a market-competitive executive compensation program that is consistent with our compensation philosophy and attracts and retains executives who perform at a high level and contribute to our success.
The Compensation and Human Capital Committee, which consists entirely of independent directors, determines our compensation philosophy and executive compensation program design and is the decision-making body on all matters relating to the compensation paid to the NEOs. The Compensation and Human Capital Committee recognizes that at the time of our initial separation from Lilly, most of our executive officers received compensation at levels substantially below our peer group median compensation level relative to their roles in a newly independent public company. This discrepancy became more acute after our acquisition of Bayer Animal Health when the size and complexity of the Company dramatically increased. In order to smooth the impact on our executive compensation budget and at the advice of the Compensation and Human Capital Committee’s independent compensation consultant, the committee utilized a “glidepath” approach to gradually bring these executives closer to market median compensation over a several-year period. The Compensation and Human Capital Committee continues to adjust the compensation of our NEOs along this glidepath because our NEOs continue to lag behind the median compensation level of our peer group.
Each year, the Compensation and Human Capital Committee considers individual performance assessments, compensation recommendations from senior leadership, our company performance, our peer group data and input from its compensation consultant when making executive compensation determinations and setting pay levels for NEOs. Based upon the most recent shareholder advisory vote on executive compensation, the Compensation and Human Capital Committee did not make any substantive changes to the design of the Company’s executive compensation program.
For 2022, each NEO’s compensation was set, in part on an assessment of the NEO’s individual performance against achievement of objectives established at the start of the year. “Individual performance” included the NEO’s demonstration of our values and leadership behaviors. Company performance was considered in two ways: (1) in setting 2022 compensation, a comparison to overall performance in 2021 based on a variety of metrics and (2) in determining achievement of 2022 bonus compensation, measured against specific goals established at the beginning of the year. We consider peer group data in a benchmarking review. After this benchmarking review, the Compensation and Human Capital Committee attempts to establish compensation relative to the peer group median for each NEO. However, consistent with our compensation philosophy, the Compensation and Human Capital Committee can differentiate pay levels from those at peer companies based on the results of the aforementioned assessments as well as other factors the Compensation and Human Capital Committee believes are relevant, including, but not limited to, scarcity of talent for a critical role. See “—Compensation Benchmarking” below for more information about how the Compensation and Human Capital Committee uses peer group data in making executive compensation decisions.
Finally, the Compensation and Human Capital Committee determines the specific metrics to be used to measure company performance for purposes of the annual cash incentive program and long-term performance share awards. The specific metrics
51 2023 Proxy Statement

Compensation Discussion and Analysis
selected for 2022 are described further in “—2022 NEO Compensation” below. The Compensation and Human Capital Committee believes that the use of certain non-GAAP metrics, such as Adjusted EBITDAR, to measure company performance is appropriate because it aligns pay with performance objectives that are commonly used by shareholders and other members of the investment community to evaluate our performance and helps avoid inappropriate windfalls or penalties due to factors outside of management’s control. Both the goals and the financial performance are presented on a consistent non-GAAP basis.
Role of Shareholders
Shareholders are provided the opportunity to cast an annual advisory vote on the compensation of NEOs.	Most recently, 93% of votes cast supported the say-on-pay proposal at our 2022 annual meeting of shareholders.
We are committed to continued engagement with our shareholders on various corporate governance topics, including ESG matters, executive compensation and related trends. The Compensation and Human Capital Committee considers the feedback we receive during these discussions, as well as the results of say-on-pay votes, when reviewing our executive compensation program. Based on the feedback from the most recent say-on-pay vote, the Compensation and Human Capital Committee decided to not make any changes to the design of our compensation program. For more information about our shareholder engagement efforts, see “Corporate Governance—Shareholder Outreach” above.
Role of the Compensation Consultant
The Compensation and Human Capital Committee directly engages an independent compensation consultant, WTW, that reports directly to the chair of the Compensation and Human Capital Committee. The consultant meets regularly and as needed, with the Compensation and Human Capital Committee and has direct access to the chair during and between meetings. Among other duties, the consultant advises the Compensation and Human Capital Committee on competitive pay practices, assists with the determination of the peer group for compensation purposes and provides and analyzes compensation levels relative to market benchmarks. During 2022, WTW performed no other services for us or our executive officers.
The Compensation and Human Capital Committee has the sole authority to retain and terminate its independent compensation consultant and approve its fees, which the Company pays. The Compensation and Human Capital Committee also considers the independence of the consultant in accordance with SEC and NYSE rules.
Role of the Chief Executive Officer and Senior Management
The Compensation and Human Capital Committee also works with Mr. Simmons, our Chief Executive Officer, as well as our Executive Vice President, Human Resources, Corporate Communications and Administration and other members of senior management, to oversee our executive compensation program. At the Compensation and Human Capital Committee’s request, Mr. Simmons plays a key role in the process as it relates to executive officers other than himself. For the NEOs other than Mr. Simmons, he:
•	recommends adjustments to annual base salaries and target annual cash incentive amounts;
•	recommends equity incentive awards under our long-term incentive plan; and
•	prepares an evaluation of each executive officer, including achievement of set objectives.
The Compensation and Human Capital Committee considers Mr. Simmons’ evaluation and his direct knowledge of each NEO’s performance and contributions when making compensation decisions. However, Mr. Simmons is not present during Compensation and Human Capital Committee voting or deliberations regarding his own compensation and the Compensation and Human Capital Committee solely determines and approves (subject to ratification by the independent members of our Board) each element of Mr. Simmons’ compensation.
52 2023 Proxy Statement

Compensation Discussion and Analysis
Compensation Benchmarking
To provide the appropriate context for executive pay decisions, the Compensation and Human Capital Committee, in consultation with WTW, assesses the compensation practices and pay levels of our peer group. In general, the committee uses the peer group to benchmark:
Base Salary	Bonus	Long-Term Incentives (equity)	Executive Program Design	Industry Trend Analysis
For 2022 executive compensation benchmarking, the Compensation and Human Capital Committee used a peer group selected in 2021 whose median revenues were broadly similar to ours after our acquisition of Bayer Animal Health, with revenue of roughly one-half to two times Elanco’s revenue, with some companies having greater revenue but are in very comparable businesses. The Compensation and Human Capital Committee also believed these companies share important characteristics with us, such as being our direct competitors, operating in a similar business model, or employing people with the unique skills required to operate an established biopharmaceutical company like ours.
Based on the advice of WTW, the following group of 19 companies was identified by the Compensation and Human Capital Committee as our peer group for 2022 executive compensation benchmarking.
Agilent Technologies, Inc.	Endo International plc	Regeneron Pharmaceuticals, Inc.
Alexion Pharmaceuticals, Inc.	Hologic, Inc.	STERIS plc
Baxter International Inc.	IDEXX Laboratories, Inc.	Varian Medical Systems, Inc.
Boston Scientific Corporation	Incyte Corporation	Vertex Pharmaceuticals, Inc.
Charles River Laboratories International, Inc.	Jazz Pharmaceuticals plc	Zimmer Biomet Holdings, Inc.
DENTSPLY SIRONA Inc.	Perrigo Company plc	Zoetis Inc.
Edwards Lifesciences Corporation
The Compensation and Human Capital Committee periodically reviews our peer group and adds or removes companies in the peer group when appropriate to help ensure companies in the peer group are similar in size to us and appropriately reflect how we conduct our business. In August 2022, the Compensation and Human Capital Committee revised the peer group to remove Alexion Pharmaceuticals and Varian Medical Systems – both of which were acquired – and Endo International because it recently filed for bankruptcy. The committee added Horizon Therapeutics because it is in a comparable industry (biotechnology); has comparable revenue, was identified as being a peer of Elanco by a shareholder services organization and has an innovation focus. This updated peer group of 17 companies will be the peer group used for 2023 executive compensation benchmarking.
2022 NEO COMPENSATION
Our executive pay program consists of three primary components:
Annual Base Salary
•
Within a range of competitive pay and targeted to the median of the peer group. Base salaries are based on each person’s level of contribution, responsibility, and expertise, and are competitive with respect to base salaries in our peer group.

○	To ensure that we can attract, retain, motivate and reward a leadership team that will sustain long-term growth for shareholders while maintaining affordability within our business plan.
Annual Cash Incentive
•	Performance based and determined by achievement of a change in Elanco Cash Earnings (as defined below) from the prior year.
○	To provide focus and reward for the achievement of fiscal year financial goals.
Long-Term Equity Incentive Awards
•
Performance Awards (50% of total award opportunity): These awards have the potential to vest at 0% to 200% of target after a two-year performance period beginning on the first day of the calendar year of grant and are earned based on our Adjusted EBITDAR over the performance period, subject to continued employment with us.

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•
Restricted Stock Units (25% of total award opportunity): These awards have the potential to vest in roughly one-third increments on each of the first three annual anniversaries of the grant date, subject to continued employment with us.

•
Stock Options (25% of total award opportunity): These awards have the potential to vest in roughly one-third increments on each of the first three annual anniversaries of the grant date, subject to continued employment with us.

○	To provide an incentive for delivering long-term shareholder value and to align the interests of executives and shareholders over the long-term.
These components have each been tailored to incentivize and reward specific aspects of company performance that the Compensation and Human Capital Committee believes are central to delivering long-term value.
Specifically, the Compensation and Human Capital Committee is dedicated to ensuring that a substantial portion of executive compensation is “at-risk” and variable. A substantial majority of the NEOs’ total target direct compensation is directly affected by our company-wide performance. The charts below show the percentage of 2022 fixed (base salary) and variable (annual cash bonus and equity award) for our CEO and an average of the other NEOs at target.

2022 Annual Base Salary
During 2022, base salaries for the NEOs were increased on average by 8%. These increases were established based on several factors, including peer group benchmarking, general external trends and experience in their roles. Base salaries were increased to align with median peer group benchmarks as a culmination of the several-year glidepath exercise to align executive compensation with market peers. This glidepath approach began after our separation from Lilly and was revised due to our updates to our peer group since the acquisition of Bayer Animal Health in 2020.
Name	2022 Annual Base Salary ($)	2021 Annual Base Salary ($)
Mr. Simmons	1,125,000	1,046,000
Mr. Young	639,000	580,000
Dr. de Brabander(1)	667,819	709,672
Dr. Cabral	572,000	475,000
Mr. Modi(2)	525,000	—
(1)
Dr. de Brabander’s compensation is paid in Euros and was 634,000 Euros and 600,000 Euros in 2022 and 2021, respectively. Her 2022 salary has been converted to USD using the 2022 Euro to USD daily average rate of 1.053343, and her 2021 salary has been converted to USD using the 2021 Euro to USD daily average rate of 1.182787. Dr. de Brabander joined the organization on October 18, 2021. Her 2021 salary is annualized for a full year of employment.

(2)	Mr. Modi joined the organization on March 14, 2022. His salary above is annualized for a full year of employment. Mr. Modi was not employed with Elanco in 2021.
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2022 Annual Cash Incentive
During 2022, the Compensation and Human Capital Committee increased the bonus target as a percentage of salary for Messrs. Simmons and Young. The increases were based on several factors, including peer group benchmarking and to support the glidepath for compensation described above.
For 2022, the Compensation and Human Capital Committee approved a new financial metric, “Elanco Cash Earnings” (also known as “ECE”), as the sole company performance measure under our annual cash incentive program. The annual cash incentive payout is based on the change in ECE compared to the prior year’s ECE, with the prior year’s ECE as the target for the subsequent year.
This measure replaced the 2021 metrics of revenue, adjusted EBITDA and innovation performance compared to an agreed upon level of achievement. The Compensation and Human Capital Committee selected this new cash-based economic profit measure because it incentivizes both growth and return on capital invested in our business and the committee believes that it will positively correlate with total shareholder return.
ECE encourages and rewards the NEOs for making decisions that benefit the business and its shareholders over the prior year. While ECE is a short-term metric, the cumulative effect of positive ECE over the long-term creates shareholder value. If ECE improves, shareholder value has been created. The Compensation and Human Capital Committee believes that this metric better aligns with our growth and value creation strategy, which is to drive innovation over relatively long product cycles through ongoing prudent investments in R&D. By requiring our business to earn more than our cost of capital on our investments on an annual basis over time, the Compensation and Human Capital Committee believes leadership will be further incentivized to invest in and deliver profitable innovation to drive revenue growth, prudently manage expenses, efficiently use our assets and otherwise take actions designed to create long-term, sustainable shareholder value. This is also designed to create a more significant ownership mentality within Elanco by further aligning management’s interests with those of our shareholders. To ensure our calculated capital charge of 8.5% creates rigorous accountability that is aligned with our core business model, we use a base of “Gross Investments.” We define Gross Investments as (i) an average of our gross operating assets over the four calendar quarters of the performance year combined with (ii) the prior eight years, including the performance year, of adjusted R&D expenses. Using gross operating assets, which excludes depreciation, ensures that year-over-year EBITDAR growth is required to exceed our cost of capital. Categorizing our R&D expenses as investments required to drive long-term value, rather than as short-term costs, reinforces the commitment to consistently deliver pipeline milestones over time and strengthens the ownership mindset. We utilize eight years of prior R&D expense to closely align our Gross Investment base with our product cycle timing.
ECE is calculated by subtracting a Capital Charge on Gross Investments from Gross Cash Earnings as illustrated below:
	Adjusted EBITDA			Average Gross Operating Assets
+	Adjusted R&D Expense		+	8 years of Adjusted R&D Expense
Gross Investments
-	Taxes		x	Required Rate of Return
	Gross Cash Earnings	-		Capital Charge on Gross Investments

In words, we start with Adjusted EBITDA (Earnings Before Interest, Tax, Depreciation and Amortization), add back Adjusted R&D expense and then subtract taxes to give us Gross Cash Earnings (“GCE”), a measurement of profit.
We multiply the sum of our average Gross Operating Assets and eight years of Adjusted R&D expense by 8.5% to determine the Capital Charge on Gross Investments.	Subtracting the Capital Charge from GCE gives us ECE, which tells us whether we are generating a return greater or less than the Required Rate of Return.
Each NEO was eligible to and did participate in our annual cash incentive program for 2022. The program objective was linearly interpolated for achievement between threshold, target, and maximum goals of 0%, 100%, and 200%, respectively.
Our annual cash incentive program allows the Compensation and Human Capital Committee to make adjustments based on the effects of acquisitions, divestitures, restructurings or special charges or gains, changes in corporate capitalization, accounting changes,
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and/or events that are treated as extraordinary items for accounting purposes. The Compensation and Human Capital Committee may also reduce (but not increase) the actual payout of any individual’s annual cash incentive based on our performance and the Compensation and Human Capital Committee’s subjective assessment of the NEO’s overall individual performance.
Bonus targets for 2022 and 2021 are shown in the table below as a percentage of the NEO’s base salary.
Name	2022 Bonus Target (%)	2021 Bonus Target (%)
Mr. Simmons	130	125
Mr. Young	80	75
Dr. de Brabander	70	70
Dr. Cabral	70	70
Mr. Modi(1)	70	—
(1)	Mr. Modi did not have a 2021 bonus target because he joined Elanco in 2022.
2022 Bonus Payments
The Compensation and Human Capital Committee, due to global processing deadlines and its custom, calculated ECE based upon the financials released on February 21, 2023 with our earnings release for the fourth quarter and full year of 2022. Subsequent to that release, an immaterial change was made to those financials which was included in our Annual Report on Form 10-K for the year ended December 31, 2022. The 2022 calculation as set forth below will be used as the base for the determination of the change in ECE when determining the bonus for 2023.
2022 ECE Calculation
(All numbers $M except %s)
					Average Gross Operating Assets	15,672
	Adjusted EBITDA(1)	1,023		+	8 Years of Adjusted R&D Expense	2,268
+	Adjusted R&D Expense(2)	310			Gross Investments	17,940
-	Taxes	(147)		x	Required Rate of Return	8.5%
	Gross Cash Earnings	1,186	-		Capital Charge on Gross Investments	1,525	=	ECE ($339) million
(1)
Current Report on Form 8-K/A filed on March 1, 2023 contains the reconciliation from Elanco’s Adjusted EBITDA used to determine the 2022 ECE calculation to Adjusted EBITDA of $1,017 million presented in our Annual Report on Form 10-K for the year ended December 31, 2022.

(2)	Adjusted R&D expense in the ECE calculation excludes depreciation and amortization to align with the Adjusted EBITDA calculation that excludes such items.
The 2022 ECE was ($339) million, a change of ($27) million versus the ECE of ($312) million in 2021. The primary contributing factor to the reduction in 2022 ECE was lower year-over-year Adjusted EBITDA.
The decline in ECE for 2022 shows that we generated less ECE than in 2021. Because our corporate bonus plan requires our cash earnings to match prior year attainment for a target payout, our corporate bonus paid out at less than the 1.0 target. The payouts are linearly interpolated, from the minimum payout of 0 to the maximum of 200%. Our 2022 change in ECE of ($27) million resulted in a corporate bonus multiple of 93% of the target payout opportunity.
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Consequently, the 2022 annual cash incentive payments paid to the NEOs were as follows:
	2022 Base Salary ($)	2022 Target Bonus (%)	2022 Company Achievement (%)	2022 Bonus Payout ($)
Mr. Simmons	1,125,000	130	93	1,360,125
Mr. Young	639,000	80	93	475,416
Dr. de Brabander(1)	667,819	70	93	434,750
Dr. Cabral	572,000	70	93	372,372
Mr. Modi(2)	525,000	70	93	274,356
(1)	Dr. de Brabander’s bonus payout was 412,734 Euros. Her 2022 payout has been converted to USD using the 2022 Euro to USD daily average rate of 1.053343.
(2)
Mr. Modi’s bonus payout is based on pro-rated eligible earnings of $421,438 based on his start date of March 14, 2022 as determined by Elanco’s automated daily proration bonus calculation methodology which caused bonus-eligible earnings to differ immaterially from base salary.

Long-Term Incentive Awards
To further incentivize shareholder value creation, beginning in 2022, we changed the mix of equity awards granted to our executive leadership under our long-term incentive plan. In 2022, the mix changed from 75% performance awards and 25% RSUs to 50% performance stock units, 25% RSUs and 25% stock options. The inclusion of stock options rewards overperformance in relation to value creation and aligns our internal pay-for-performance strategy with continued equity appreciation for shareholders. This mix of equity awards is aligned with those of several companies in the peer group we use to benchmark our executive compensation program, as further described in “—Executive Compensation Process—Compensation Benchmarking” above.
The long-term incentive component of the NEOs’ compensation is designed to align this critical compensation element with our key financial incentives and focus leaders on achieving certain determined company performance objectives. In 2022, NEOs received the following annual grant equity awards:
•
Performance Awards (“PAs”) (50% of total award opportunity): These awards have the potential to vest at 0% to 200% of target after a two-year performance period beginning on the first day of the calendar year of grant and are earned based on our Adjusted EBITDAR over the performance period, subject to continued employment with us.

•
Restricted Stock Units (“RSUs”) (25% of total award opportunity): These awards have the potential to vest in roughly one-third increments on each of the first three annual anniversaries of the grant date, subject to continued employment with us.

•
Stock Options (“Stock Options”) (25% of total award opportunity): These awards have the potential to vest in roughly one-third increments on each of the first three annual anniversaries of the grant date, subject to continued employment with us.

The Compensation and Human Capital Committee has the discretion to adjust Performance Awards to take into account certain situations as set forth in the stock plan as follows:
•	the impact from the operations of any business divestiture, such as a major product or geography;
•	the impact of any acquisitions, significant collaborations, restructuring or external litigation;
•	foreign currency fluctuation impact greater than a 2% change to applicable plan rates;
•	the impact of any non-GAAP adjustment provided each adjustment is approved by the Committee; and/or
•	any unforeseen adjustment provided such adjustment is approved by the committee.
No dividends or dividend equivalents accrue on either the PAs or the RSUs.
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2022 Target Grant Values
Our policy with respect to the annual equity award for all eligible employees, including the NEOs, is to grant the award and set the grant price at the Compensation and Human Capital Committee’s regularly scheduled meeting during the first quarter of each year. For the 2022 equity awards, we set the total target values for the NEOs based on internal pay equity, our company-wide performance, individual performance and our peer group data. As described in “Executive Compensation Process” above, we continue to work to better align our executive compensation with market practices to reflect the glidepath approach for each NEO. Total target values for the 2022 equity grants to the NEOs were set as follows, the levels of which remained below the peer group medians:
Name	2022 Annual Equity Grant ($)
Mr. Simmons	10,200,000
Mr. Young	2,510,000
Dr. de Brabander	1,678,000
Dr. Cabral	1,470,000
Mr. Modi(1)	900,000
(1)	Mr. Modi received a sign-on restricted stock unit grant with a target grant value of $900,000 on April 1, 2022.
Performance Awards
In March 2022, each NEO received PAs under the 2018 Stock Plan. These awards represent a substantial, at-risk component of NEO compensation directly tied to our long-term financial performance. The PAs granted in 2022 have a two-year performance period from the beginning of 2022 through the end of 2023 and the final payout multiple per grant is determined by averaging the payout multiple of each of the two performance years. Due to the transformational nature of our 2018 initial public offering, our 2019 full separation from Lilly, our former parent company, and our 2020 acquisition of Bayer Animal Health, the Compensation and Human Capital Committee believes it is appropriate to set the performance period at two years until a more consistent pattern of performance can be better established. The Compensation and Human Capital Committee regularly evaluates the two-year performance period to determine whether it continues to be appropriate. The Compensation and Human Capital Committee believes that this multi-year linkage will further reinforce a culture of long-term ownership and rewards year-over-year improvement and efficient use of capital and aligns award payouts with long-term shareholder returns.
The Compensation and Human Capital Committee approved Adjusted EBITDAR as the sole company performance measure for Elanco performance awards under our long-term incentive program. This measure was selected to replace Adjusted Net Income, which was used for Elanco performance awards in 2021 and 2020. Target Adjusted EBITDAR is defined as the prior year’s adjusted EBITDAR (Adjusted EBITDA plus R&D expense, excluding depreciation), plus the pre-tax required return on the year-over-year change in Gross Investments, as defined in the “2022 Annual Cash Incentive” section above.
The target number of PAs granted to an NEO was determined by dividing 50% of the target equity grant value applicable to such NEO by the closing stock price at the date of grant. The grant date fair values for these awards are reported in the table below.
Name	Payout Date	Target Payout ($)(1)
Mr. Simmons	February 2024	5,100,009
Mr. Young	February 2024	1,255,012
Dr. de Brabander	February 2024	839,028
Dr. Cabral	February 2024	735,018
Mr. Modi(2)		—
(1)
All awards had a fair market value of $28.94 per share based on their grant date of March 1, 2022. Mr. Simmons’ award was approved during the meeting of the Board on February 22, 2022. All other NEO awards were approved by the Compensation and Human Capital Committee at its meeting on February 21, 2022.

(2)	Mr. Modi did not receive a 2022 PA grant as he joined Elanco after the 2022 on-cycle equity awards were granted.
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Payouts for the PAs granted in 2022 range from 0% to 200% of target based on our achievement of the Target Adjusted EBITDAR and subject to continuous employment through the vesting date. Because the gross operating asset total used for the required return on investment is an average of the four quarters of the performance year, the Target Adjusted EBITDAR, which would result in a 1.0 payout, cannot be determined until the end of a given performance year. In addition, each year’s target is set relative to the prior year’s results, so the 2023 target is dependent on 2022 EBITDAR performance. We believe that this required return on investment and multi-year linkage are key metric differentiators that encourage an efficient use of assets as well as a long-term ownership mindset. The final award payout is an average of Adjusted EBITDAR achieved, relative to Target, for each of the two performance years.
PAs Granted in 2021 That Were Paid Based Upon Performance at December 31, 2021 and 2022
In 2021, we granted PAs to the NEOs (other than Dr. de Brabander and Mr. Modi who were not with Elanco at that time) that were subject to a two-year performance cycle that ended on December 31, 2022. The following describes the performance objectives, outcomes and shares earned under these 2021 PA grants.

The 2021 Adjusted Net Income attainment approved by the Compensation and Human Capital Committee was, and continues to be, based upon the Company’s original audited financials for the year ended December 31, 2021 even though those financials were revised in connection with the audit of the Company’s fiscal year ended December 31, 2022. As indicated in the applicable plan, the awards based upon 2021 Adjusted Net Income had been previously certified and were not subject to change absent a situation provided for in the Company’s clawback policy. In any event, the revisions would have increased Adjusted Net Income to $522 million, which would have increased the PA award by approximately 4%.
For the performance period ended on December 31, 2022, the Compensation and Human Capital Committee approved an attainment adjustment based on fluctuations related to foreign currency rates, as permitted by the Performance Award Agreements. We calculated this adjustment based on the foreign currency rate impact on revenue that exceeded a threshold of +/- 2%, and then applied any offsetting savings driven by those same rate fluctuations. For 2022, this approach yielded a positive $33 million adjustment to Adjusted Net Income. The Compensation and Human Capital Committee believes that this approach is fair and balanced, as the committee would apply a downward adjustment in the event of a positive impact from foreign currency rates above 2% threshold. This approach adjusts for a material macroeconomic factor not related to core business performance, which aligns with our pay-for-performance compensation philosophy.
For the NEOs who participated in these 2021 awards, the number of our shares earned under the performance-based awards is the average of the two payout multiples (1.666 for 2021 and 1.171 for 2022) times the target number of shares and is set forth in the table below. Details on the vesting schedule of these awards are set forth below in “Executive Compensation Tables—Outstanding Equity Awards at December 31, 2022.”
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Name	Target Shares	Shares Paid Out
Mr. Simmons	223,121	316,386
Mr. Young	47,006	66,655
Dr. Cabral	28,507	40,423
Restricted Stock Units
On March 1, 2022, each NEO also received RSUs under the 2018 Stock Plan. These time-based awards are designed to align the interests of the NEOs with the interests of our shareholders by promoting the retention of our NEOs over the longer term.
RSUs vest over a three-year period, with 33% of the award vesting on the first anniversary of the grant date, 33% of the award vesting on the second anniversary of the grant date and 34% of the award vesting on the third anniversary of the grant date, subject to continuous service through each vesting date. The number of RSUs granted to an NEO was determined by dividing 25% of the target equity grant value applicable to such NEO by the closing stock price at the date of grant. The grant date fair values for these awards are reported in the table below.
Name	Vesting Date	Grant Date Fair Market Value ($)(1)
Mr. Simmons	March 2025	2,550,019
Mr. Young	March 2025	627,506
Dr. de Brabander	March 2025	419,514
Dr. Cabral	March 2025	367,509
Mr. Modi(2)		—
(1)
All awards had a fair market value of $28.94 per share based on their grant date of March 1, 2022, Mr. Simmons’ award was approved during the meeting of the Board on February 22, 2022. All other NEO awards were approved by the Compensation and Human Capital Committee at its meeting on February 21, 2022.

(2)
Mr. Modi did not receive a 2022 target grant as he joined Elanco after the 2022 on-cycle equity awards were granted. He did receive a sign-on restricted stock unit grant with a grant date fair market value of $900,017 on April 1, 2022.

Stock Options
On March 1, 2022, each NEO also received stock options under the 2018 Stock Plan. These time-based awards are designed to incentivize management to drive increases in stock price and align the interests of the NEOs with the interests of our shareholders.
The stock options each NEO receives is determined by each person’s stock option equity target divided by the fair market value based on Black-Scholes modeling as of the grant date. Because the option exercise price is equivalent to the market close price on the grant date, the options require the stock to appreciate for our NEOs to realize any compensation. For the 2022 grants, based on the option fair market valuation of $10.89 and the exercise price of $28.94, our stock price would have to increase approximately 38% above the exercise price for our NEOs to realize the grant date fair market values shown in the table below.
Stock options vest over a three-year period, with 33% of the award vesting on the first anniversary of the grant date, 33% of the award vesting on the second anniversary of the grant date and 34% of the award vesting on the third anniversary of the grant date, subject to continuous service through each vesting date. The number of stock options granted to an NEO was determined by dividing 25% of the target equity grant value applicable to such NEO by the closing stock price at the date of grant. The grant date fair values for these awards are reported in the table below.
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Name	Vesting Date	Grant Date Fair Market Value ($)(1)
Mr. Simmons	March 2025	2,550,002
Mr. Young	March 2025	627,504
Dr. de Brabander	March 2025	419,505
Dr. Cabral	March 2025	367,505
Mr. Modi(2)		—
(1)
All awards had a fair market value of $10.89 per option based on Black-Scholes modeling as of their grant date of March 1, 2022. The grant date fair value of the above awards is based upon the assumptions described in Note 15: Stock Based Compensation to Elanco's consolidated and combined financial statements in its Annual Report on Form 10-K for the year ended December 31, 2022 filed by Elanco on March 1, 2023. Mr. Simmons’ award was approved during the meeting of the Board on February 22, 2022. All other NEO awards were approved by the Compensation and Human Capital Committee at its meeting on February 21, 2022.

(2)	Mr. Modi did not receive a 2022 stock option grant as he joined Elanco after the 2022 on-cycle equity awards were granted.
OTHER BENEFITS
Benefits are an important part of retention and financial security for all employees and each of the benefits described below are designed to provide a market-competitive executive compensation program. In addition to the benefits described below, the NEOs are eligible to participate in our health and welfare programs, matching gifts program and other employee benefit programs on the same basis as other employees.
Elanco Executive Severance Plan
Each NEO is eligible to participate in the Elanco Executive Severance Pay Plan. This Plan defines the circumstances where an NEO is entitled to receive severance benefits in the event his or her employment with us is terminated. A description of the Elanco Executive Severance Plan and the benefits to which an NEO may be entitled is set forth in the narrative disclosure accompanying the table in “Executive Compensation Tables—Potential Payments Upon Termination or Change in Control (as of December 31, 2022)” below.
2018 Change in Control Severance Pay Plan for Select Employees
Each NEO is eligible to participate in the Elanco 2018 Change in Control Severance Pay Plan for Select Employees, which provides severance benefits to an NEO in the event his or her employment with us is terminated following a change in control. A description of the Elanco 2018 Change in Control Severance Pay Plan for Select Employees and the benefits to which an NEO may be entitled is set forth in “Executive Compensation Tables — Payment Upon Termination or Change in Control (as of December 31, 2022) — Elanco Change in Control Severance Pay Plan for Select Employees” below.
The Elanco 401(k) Plan
We provide retirement benefits to eligible employees, which includes our NEOs, through the Elanco 401(k) Plan, a defined contribution plan qualified under Sections 401(a) and 401(k) of the Code. Participants may elect to contribute a portion of their base salary to the plan and we match employee contributions up to 6% of base salary (subject to IRS limits). In addition, we provide a non-elective contribution in the amount of 3% of base salary earnings, contingent on active employment on December 31 of each year. The employee contributions, our contributions and earnings thereon are paid out in accordance with elections made by the participant under the terms and conditions of the Elanco 401(k) Plan.
The Elanco Deferred Compensation Program
The NEOs may defer receipt of all or part of their annual cash incentive bonus under the Elanco Deferred Compensation Plan, which allows participants to save for retirement in a tax-effective way at minimal cost to us. Under this unfunded and non-qualified plan, amounts deferred by the participant are credited at an interest rate of 120% of the applicable federal long-term rate, as described in more detail in “Executive Compensation Tables—Nonqualified Deferred Compensation” below. In 2022, the Compensation and Human Capital Committee approved new plan features for the Elanco Deferred Compensation Plan to both promote ownership and ensure that our offerings are in line with our peer group. The revised Deferred Compensation Plan will include company stock and 401(k)-type fund options for deferrals of base and bonus. Elections of employer stock will be eligible for a match on the first 6% of each NEO’s
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base and bonus and will have a two-year cliff vest. We believe further incentivizing stock ownership among our NEOs will reinforce our ownership culture and align management's interests with shareholders. The initial elections and deferrals using these revised plan features will occur in 2023 and 2024, respectively.
GOVERNANCE AND OTHER MATTERS
Employment Agreements
We do not have employment agreements with any of the NEOs. We do not provide excise tax payments, reimbursements, or gross-ups to any of the NEOs.
Stock Ownership and Holding Guidelines
Our Board has adopted stock ownership guidelines for our executive officers, which are designed to further promote long-term shareholder value creation and help ensure our senior executives remain focused on both short- and long-term objectives. The individuals have a period of five years from the date of starting in his/her current role to meet the guidelines. Shares of Elanco stock and outstanding RSU awards held by the individual are counted toward the requirement. PAs and stock options do not count toward the requirement. Mr. Simmons, our Chief Executive Officer, is required to own Elanco common stock with a value equal to at least six times his annual base salary. Each of the other NEOs is required to own Elanco common stock with a value equal to at least three times their annual base salary. All of the NEOs are required to hold at least 50% of all equity awards granted until their stock ownership requirements are satisfied, which allows them to build toward their respective ownership requirements. As of the Compensation and Human Capital Committee’s most-recent annual governance review in May 2022, each of the NEOs was in compliance with the stock ownership guidelines or was making appropriate progress towards meeting the applicable ownership level within a reasonable period of time.
ANTI-HEDGING AND ANTI-PLEDGING POLICY
We have a formal policy under which Non-Employee Directors and employees are not permitted to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions that hedge or offset any decrease in the market value of a company’s equity securities granted to the employee or director as compensation or held directly or indirectly by the employee or director. Additionally, our Corporate Governance Guidelines state that our directors are prohibited from hedging their Elanco stock and from pledging, or using as collateral, their Elanco stock.
EXECUTIVE COMPENSATION RECOVERY POLICY
All of our incentive awards generally are subject to forfeiture upon termination of employment prior to the end of the performance or vesting period or for disciplinary reasons. In addition, the Compensation and Human Capital Committee has adopted an executive compensation recovery policy that gives the Compensation and Human Capital Committee broad discretion to claw back incentive payouts from any member of our senior management, which includes the NEOs, whose misconduct caused or contributed to Elanco having to restate all or a portion of its financial statements or resulted in a material violation of law or policy that causes significant harm to Elanco (or who failed in his or her supervisory responsibility to manage or monitor conduct or risks appropriately and such failure contributed materially to the harm caused to Elanco).
Our recovery policy covers any incentive compensation awarded or paid to an employee at a time when he or she is a member of our senior management. Subsequent changes in status, including retirement or termination of employment, do not affect our rights to recover compensation under the policy. Recovery can extend back as far as three years.
We expect to update our compensation recovery policy in the next year to comply with new NYSE listing rules regarding clawback policies.
TAX DEDUCTIBILITY OF COMPENSATION EXPENSE
Section 162(m) of the Code generally places a $1 million limit on the amount of compensation a publicly held company can deduct in any tax year on compensation paid to “covered employees,” including the NEOs. While the Compensation and Human Capital Committee may consider tax deductibility as one of many factors in determining executive compensation, the Compensation and Human Capital Committee will award compensation that it determines is consistent with the goals of our executive compensation program even if such compensation is not tax deductible by us, if it determines that payment of such compensation is consistent with our business needs.
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Compensation Discussion and Analysis
COMPENSATION RISK OVERSIGHT
We monitor the risks associated with our compensation program and individual executive compensation decisions on an ongoing basis. The Compensation and Human Capital Committee, in collaboration with its independent compensation consultant, WTW, identified no material risks in our executive compensation programs in 2022. In their 2022 annual risk analysis of our incentive compensation plans, WTW used certain evaluation criteria for incentive awards to determine whether or not these incentive plans were reasonably likely to incentivize risk-taking among those who participate in them, including, among others, the following:
•	The metrics used to determine payout under the incentive plans;
•	Whether or not the metrics used to determine payout under the incentive plans were balanced;
•	The maximum incentive pay multiple;
•	The funding thresholds under the incentive plans;
•	The performance period for each plan;
•	The level of management that may exercise discretion as to the ultimate payout under the incentive plans; and
•	Any deferrals, holdbacks, or clawback mechanisms under the incentive plans.
The Compensation and Human Capital Committee believes that there are several features in our compensation programs and policies that mitigate excessive risk-taking. For instance, the Compensation and Human Capital Committee has discretion to adjust incentive payments, if needed, including to reflect decisions that executives make that may impact our reputation. A large percentage of senior management compensation has historically been paid in the form of long-term equity awards over a multiple-year cycle, a compensation structure that is intended to align incentives with appropriate risk taking. Moreover, senior management is subject to share ownership and retention policies and we retain broad discretion to recover incentive awards in the event of certain significant misconduct. Our general risk management controls also serve to preclude our decision makers from taking excessive risk to earn the incentives provided under our compensation programs.
Compensation and Human Capital Committee Report
To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of Elanco under the Securities Act or the Exchange Act, this section entitled “Compensation and Human Capital Committee Report” will not be deemed to be so incorporated, unless specifically provided otherwise in such filing.
The Compensation and Human Capital Committee is primarily responsible for reviewing, approving and overseeing Elanco’s compensation plans and practices and works with management and the Committee’s independent compensation consultant to establish Elanco’s compensation philosophy and programs. The Compensation and Human Capital Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on this review and discussion, the Compensation and Human Capital Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in Elanco’s 2022 Annual Report on Form 10-K for the year ended December 31, 2022 (incorporated by reference) and in this Proxy Statement.
Respectfully submitted,

Lawrence E. Kurzius (Chair)
R. David Hoover
Kirk P. McDonald
Denise Scots-Knight
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Executive Compensation Tables
The following table summarizes compensation awarded to, earned by and/or paid to our NEOs in connection with their service to Elanco during 2022, 2021 and 2020, as applicable.
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)(4)	Stock Awards ($)(5)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)(8)	Total Compensation ($)
Jeffrey Simmons President and CEO	2022	1,125,000	—	7,650,029	2,550,002	1,360,125	28,476	12,713,632
	2021	1,046,000	—	9,261,019	—	1,725,900	27,096	12,060,015
	2020	1,025,000	—	6,860,048	—	1,045,500	28,272	8,958,820
Todd Young Executive Vice President and Chief Financial Officer	2022	639,000	—	1,882,518	627,504	475,416	30,046	3,654,484
	2021	580,000	—	2,109,014	—	574,200	28,696	3,291,910
	2020	568,000	—	1,649,020	—	337,960	28,960	2,583,940
Ellen de Brabander(1) Executive Vice President, Innovation, Regulatory, and Business Development	2022	667,819	—	1,258,543	419,505	434,750	29,426	2,810,043
Ramiro Cabral(2) Executive Vice President, Elanco International	2022	572,000	—	1,102,527	367,505	372,372	28,446	2,442,850
	2021	475,000	—	1,279,037	—	438,900	27,209	2,220,146
Bobby Modi(3) Executive Vice President, U.S. Pet Health and Global Digital Transformation	2022	419,602	600,000	900,017	—	274,356	28,446	2,222,421
(1)	Dr. de Brabander joined Elanco in 2021. She was not an NEO prior to 2022. Amounts paid in Euros have been converted to USD using the average daily rate of €1 to $1.053
(2)	Dr. Cabral was not an NEO prior to 2021.
(3)	Mr. Modi joined Elanco in 2022.
(4)	Mr. Modi received a $600,000 one-time sign-on bonus as part of his employment offer.
(5)
This column shows the grant date fair value of the RSUs and PAs awarded to the NEOs in 2020, 2021 and 2022, computed in accordance with FASB ASC Topic 718, based upon the probable outcome of the performance conditions as of the grant date and the assumptions in Note 15: Stock-Based Compensation to our consolidated and combined financial statements included in our 2022 Annual Report. The grant date fair value for PAs included in the “Stock Awards” column are based on the probable payout outcome anticipated at the time of grant which, for the PAs, was at target value.

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Executive Compensation Tables
The table below shows the target and maximum payouts for the 2022 PAs included in this column of the “Summary Compensation Table.”
Name	Payout Date	Target Payout ($)	Maximum Payout ($)
Mr. Simmons	February 2023	5,100,009	10,200,019
Mr. Young	February 2023	1,255,012	2,510,024
Dr. de Brabander	February 2023	839,028	1,678,057
Dr. Cabral	February 2023	735,018	1,470,036
Mr. Modi	February 2023	0	0
(6)
This column includes on-cycle Elanco Non-Qualified Stock Options, granted on March 1, 2022. These options vest ratably over three years on the anniversary of the grant date, and expire ten years after the grant date, on March 1, 2032. The grant date fair value of such awards is based upon the assumptions described in Note 15: Stock Based Compensation to Elanco's consolidated and combined financial statements in its Annual Report on Form 10-K for the year ended December 31, 2022 filed by Elanco on March 1, 2023.

(7)
This column shows payments under the Elanco Corporate Bonus Plan (the “Elanco Bonus Plan”) for performance in 2022, 2021 and 2020. See “Compensation Discussion and Analysis—2022 Annual Cash Incentive” above for details on 2022 payouts for the NEOs under the Elanco Bonus Plan.

(8)
The amounts in this column for Messrs. Simmons, Young and Modi and Dr. Cabral, consist solely of (i) Elanco contributions to the Elanco 401(k) Plan for each NEO, which equaled $27,450 for each NEO ($18,300 of matching contributions and $9,150 of non-elective contributions) and which was consistent with the benefits available to similarly situated, U.S.-based Elanco employees; and (ii) any recognition program awards, imputed life insurance income, or Health Savings Account contributions. For Dr. de Brabander, this column consists solely of (i) Elanco contributions to a retirement pension, which equaled $25,326 and is consistent with benefits available to similarly situated Netherlands-based employees; and (ii) any recognition programs, imputed life insurance income, and local allowances.

GRANTS OF PLAN-BASED AWARDS DURING 2022
The following table summarizes the grants of plan-based awards to the NEOs during 2022 under each of the following plans: the Elanco Bonus Plan (a non-equity incentive plan) and the 2018 Stock Plan, which provides for the grant of PAs, RSUs and stock options. To receive a payout under the PAs, RSUs or to vest in stock options, a participant must remain employed with Elanco through the end of the relevant performance period or vesting date (except in the case of death, disability, retirement, or redundancy). No dividends or dividend equivalents, if any were to be declared and paid, would accrue on either the PAs or the RSUs.
		Elanco Compensation and Human Capital Committee		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Award	Grant Date(2)	Approval Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Mr. Simmons	2022 Elanco Bonus Plan	—	—	1,462,500	2,925,000
	2022 PAs(3)	3/1/2022	2/22/2022			176,227	352,454				5,100,009
	2022 RSUs(4)	3/1/2022	2/22/2022					88,114			2,550,019
	2022 Elanco Options(5)	3/1/2022	2/22/2022						234,160	28.94	2,550,002
Mr. Young	2022 Elanco Bonus Plan	—	—	511,000	1,022,400
	2022 PAs(3)	3/1/2022	2/21/2022			43,366	86,732				1,255,012
	2022 RSUs(4)	3/1/2022	2/21/2022					21,683			627,506
	2022 Elanco Options(5)	3/1/2022	2/21/2022						57,622	28.94	627,504
Dr. de Brabander	2022 Elanco Bonus Plan(8)	—	—	467,473	934,947
	2022 PAs(3)	3/1/2022	2/21/2022			28,992	57,984				839,028
	2022 RSUs(4)	3/1/2022	2/21/2022					14,496			419,514
	2022 Elanco Options(5)	3/1/2022	2/21/2022						38,522	28.94	419,505
Dr. Cabral	2022 Elanco Bonus Plan	—	—	400,400	800,800
	2022 PAs(3)	3/1/2022	2/21/2022			25,398	50,796				735,018
	2022 RSUs(4)	3/1/2022	2/21/2022					12,699			367,509
	2022 Elanco Options(5)	3/1/2022	2/21/2022						33,747	28.94	367,505
Mr. Modi	2022 Elanco Bonus Plan(9)	—	—	295,007	590,014
	2022 Sign-On RSU Award(6)	4/1/2022	2/21/2022					34,457			900,017
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Executive Compensation Tables
(1)
Target and maximum payouts for performance under the Elanco Bonus Plan. Bonus payouts range from 0% to 200% of target. The target and maximum amounts represent ECE attainments of $0M and $381M, respectively, per the plan approved by the Compensation and Human Capital Committee.

(2)
The annual grant date for Elanco awards is established in advance of the grant date by the Compensation and Human Capital Committee. Elanco equity awards to new hires and other off-cycle grants are generally effective on the first trading day of the quarter the hire or approval date.

(3)
Represents the range of payouts for 2022 PAs. These performance awards will pay out in February 2024, with payouts ranging from 0% to 200% of target. The grant date fair value of the PAs is based on the probable payout outcome at the time of grant. The grant date fair value assuming payout at target and maximum are listed for these awards in Note 2 to the “Summary Compensation Table” above.

(4)
Represents the shares underlying the 2022 RSUs. One-third of these shares vested on March 1, 2023, one-third of these shares will vest on March 1, 2024 and the remainder of these shares will vest on March 1, 2025.

(5)
Represents the shares underlying the 2022 stock options. One-third of these shares vested on March 1, 2023, one-third of these shares will vest on March 1, 2024, and the remainder of these shares will vest on March 1, 2025.

(6)	Represents the shares underlying Mr. Modi's 2022 sign-on RSU grant. Half of these shares vested on April 1, 2023, and the remaining half will vest on April 1, 2024.
(7)
Represents the grant date fair value of the equity awards granted in 2022 computed in accordance with FASB ASC Topic 718, For PAs, the grant date fair value is based upon the probable outcome of the performance conditions as of the grant date. See also Notes 3 and 4 of this table.

(8)	Amounts denominated in Euros have been converted to USD using the average daily rate of €1 to $1.053.
(9)	Represents target and maximum payouts based upon pro-rated eligible earnings.
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Executive Compensation Tables
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2022
The closing price of our common stock on December 31, 2022, which was $12.22, was used to calculate the values in the table below.
		Option Awards				Stock Awards
Name	Award	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Mr. Simmons	2018 Stock Options(1)	109,642		31.61	10/20/2028
	2020 RSUs(2)					20,992	256,522
	2021 - 2022 Executive PAs(3)							223,121	2,726,539
	2021 RSUs(4)					49,831	608,935
	2022 - 2023 Executive PAs(5)							176,227	2,153,494
	2022 RSUs(6)					88,114	1,076,753
	2022 Elanco Options(7)		234,160	28.94	3/1/2032
Mr. Young	2020 RSUs(2)					5,046	61,662
	2021 - 2022 Executive PAs(3)							47,006	574,413
	2021 RSUs(4)					10,499	128,298
	2022 - 2023 Executive PAs(5)							43,366	529,933
	2022 RSUs(6)					21,683	264,966
	2022 Stock Options(7)		57,622	28.94	3/1/2032
Dr. de Brabander	2021 Sign-On RSU Award(8)					22,818	278,836
	2022 - 2023 Executive PAs(5)							28,992	354,282
	2022 RSUs(6)					14,496	177,141
	2022 Stock Options(7)		38,522	28.94	3/1/2032
Dr. Cabral	2018 Stock Options(1)	21,086		31.61	10/20/2028
	2020 RSUs(2)					2,956	36,122
	2021 - 2022 Executive PAs(3)							28,507	348,356
	2021 RSUs(4)					6,368	77,817
	2022 - 2023 Executive PAs(5)							25,398	310,364
	2022 RSUs(6)					12,699	155,182
	2022 Stock Options(7)		33,747	28.94	3/1/2032
Mr. Modi	2022 Sign-On RSU Award(9)					34,457	421,065
(1)	An award of nonqualified stock options granted after our 2018 initial public offering, which vested on October 20, 2021 and has a seven-year exercise period ending October 20, 2028.
(2)	RSUs granted on March 2, 2020. 33%, 33% and 34% of the shares underlying this grant vested on March 2, 2021, March 2, 2022, and March 2, 2023, respectively.
(3)	PAs granted for the 2021-2022 performance period, to the extent earned, vested following the close of the performance period.
(4)	RSUs granted on March 1, 2021. One-third of the shares underlying this grant vested on March 1, 2022, one-third vested on March 1, 2023, and the remainder will vest on March 1, 2024.
(5)
PAs granted for the 2022-2023 performance period, to the extent earned, are scheduled to vest as soon as administratively practicable following the close of the performance period. In accordance with SEC regulations, the number of shares and payout value for the PAs reflect the target payout for this grant since our performance over the two-year performance period cannot be determined at this time.

(6)	RSUs granted on March 1, 2022. One-third of the shares underlying this grant vested on March 1, 2023, one-third will vest on March 1, 2024, and the remainder will vest on March 1, 2025.
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Executive Compensation Tables
(7)
Elanco nonqualified stock options granted on March 1, 2022. One-third of the options underlying this grant vested on March 1, 2023, one-third will vest on March 1, 2024, and the remainder will vest on March 1, 2025. The grant expires March 1, 2032, ten years after the grant date.

(8)
This award was granted to Dr. de Brabander as part of her sign-on compensation package when joining Elanco. Half of the shares underlying this grant vested on November 1, 2022, and the remainder will vest on November 1, 2023.

(9)
This award was granted to Mr. Modi as part of his sign-on compensation package when he joined Elanco. Half of the shares underlying this grant vested on April 1, 2023, and the remainder will vest on April 1, 2024.

STOCK VESTED IN 2022
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Simmons	161,441(2)	4,275,519
Mr. Young	38,666(3)	1,027,225
Dr. de Brabander	11,522(4)	153,012
Dr. Cabral	22,187(5)	588,545
Mr. Modi	—(6)	—
(1)	Amounts reflect the market value of Elanco’s common stock on the date of vesting.
(2)
For Mr. Simmons, this represents 6,513 shares from the third tranche of the 2019 RSUs, which vested March 1, 2022; 11,493 shares from the second tranche of the 2020 RSUs, which vested March 2, 2022; 13,855 shares from the first tranche of the 2021 RSUs, which vested March 5, 2022; and 129,580 shares from the 2020-2021 PAs, which vested on February 21, 2022 based on the Compensation and Human Capital Committee’s approval of the performance multiple.

(3)
For Mr. Young, this represents 1,883 shares from the third tranche of the 2019 RSUs, which vested March 1, 2022; 46 shares from the post-IPO Own Our Future award, which vested March 1, 2022; 2,762 shares from the second tranche of the 2020 RSUs, which vested March 2, 2022; 2,916 shares from the first tranche of the 2021 RSUs, which vested March 1, 2022; and 31,059 shares from the 2020-2021 PAs, which vested on February 21, 2022 based on the Compensation and Human Capital Committee’s approval of the performance multiple.

(4)	For Dr. de Brabander, this represents 11,522 shares from the first tranche of her 2021 sign-on RSU award, which vested November 1, 2022.
(5)
For Dr. Cabral this represents 678 shares from the third tranche of the 2019 RSUs, which vested March 1, 2022; 1,618 shares from the second tranche of the 2020 RSUs, which vested March 2, 2022; 1,768 shares from the first tranche of the 2021 RSUs, which vested March 1, 2022; and 18,123 shares from the 2020-2021 PAs, which vested on February 21, 2022 based on the Compensation and Human Capital Committee’s approval of the performance multiple.

(6)	Mr. Modi did not have any shares vest in 2022.
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Executive Compensation Tables
NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)(1)
Dr. Cabral	—	10,351	579,302
(1)
The amount in this column includes a $438,900 contribution related to Dr.. Cabral’s 2021 bonus, which is included in the “Summary Compensation Table” above in the “Non-Equity Incentive Plan Compensation” column.

The “Nonqualified Deferred Compensation” table above shows information about the Elanco Deferred Compensation Plan. Our executives may defer receipt of all or part of their cash bonus under the Elanco Deferred Compensation Plan. Of the NEOs, only Dr. Cabral participates in the Elanco Deferred Compensation Plan. Amounts deferred by executives under the plan are credited with interest at 120% of the applicable federal long-term rate as established the preceding December by the U.S. Treasury Department under Section 1274(d) of the Code, with monthly compounding. Deferral elections for bonuses earned in 2022, payable in 2023, were made in the fourth quarter of 2021. Participants may elect to receive the funds in a lump sum or in up to ten annual installments following termination of employment, but may not make withdrawals while employed by us, except in the event of hardship as approved by the Compensation and Human Capital Committee. All deferral elections and associated distribution schedules are irrevocable. The Elanco Deferred Compensation Plan is unfunded and amounts deferred under the plan are subject to forfeiture in the event of our bankruptcy.
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Executive Compensation Tables
PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL (AS OF DECEMBER 31, 2022)
The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which the applicable NEOs would have been entitled upon a hypothetical termination of employment on December 31, 2022, in the circumstances described in the table. The closing price of our common stock on December 31, 2022, which was $12.22, was used to calculate the values in the table below. The narrative following the tabular disclosure below contains more detail on the treatment of certain equity awards upon a qualifying termination (defined as a termination due to death, disability, site or plant closing, or restructuring) of employment for the NEOs. Other than the payments and benefits described below, any agreement to provide severance payments or benefits would be at the discretion of the Compensation and Human Capital Committee. These severance benefits are contingent upon each executing a release of claims in favor of Elanco and agreeing to certain other customary post-employment covenants, except in the case of death.
	Cash Severance Payment(1) ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Value of Acceleration of Equity Awards ($)	Total Termination Benefits ($)
Mr. Simmons
• Termination due to death	—	—	5,745,502(3)	5,745,502
• Termination due to disability, reduction in force, or other qualified reason not in connection with change in control	5,175,000	46,164(5)	4,561,194(3)	9,782,358
• Non-qualified discharge not in connection with change in control	5,175,000	46,164(5)	—(6)	5,221,164
• Change in control	5,175,000	36,567(2)	6,822,243(4)	12,033,809
Mr. Young
• Termination due to death	—	—	1,294,306(3)	1,294,306
• Termination due to disability, reduction in force, or other qualified reason not in connection with change in control	1,150,200	24,396(5)	1,016,606(3)	2,191,202
• Non-qualified discharge not in connection with change in control	1,150,200	24,396(5)	—(6)	1,174,596
• Change in control	2,300,400	38,617(2)	1,559,272(4)	3,898,289
Dr. de Brabander(7)
• Termination due to death	—	—	633,118(3)	633,118
• Termination due to disability, reduction in force, or other qualified reason not in connection with change in control	1,135,293	—	271,822(3)	1,407,114
• Non-qualified discharge not in connection with change in control	1,135,293	—	—(6)	1,135,293
• Change in control	2,270,586	4,808(2)	810,259(4)	3,085,653
Dr. Cabral
• Termination due to death	—	—	772,658(3)	772,658
• Termination due to disability, reduction in force, or other qualified reason not in connection with change in control	972,400	23,134(5)	608,434(3)	1,603,967
• Non-qualified discharge not in connection with change in control	972,400	23,134(5)	—(6)	995,534
• Change in control	1,944,800	36,649(2)	927,840(4)	2,909,289
Mr. Modi
• Termination due to death	—	—	421,065(3)	421,065
• Termination due to disability, reduction in force, or other qualified reason not in connection with change in control	892,500	—	158,041(3)	1,050,541
• Non-qualified discharge not in connection with change in control	892,500	—	—(6)	892,500
• Change in control	1,785,000	2,023(2)	421,065(4)	2,208,088
(1)
As of December 31, 2022, the NEOs were entitled to severance under the Elanco Change in Control Severance Pay Plan for Select Employees upon an involuntary termination without cause under the Elanco Executive Severance Plan.

(2)	See “Elanco Executive Change in Control Severance Pay Plan for Select Employees” below for a discussion of payments following a change in control.
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Executive Compensation Tables
(3)
For Mr. Simmons, the amount includes 2020 RSUs, 2021 – 2022 PAs, 2021 RSUs, 2022 – 2023 PAs, 2022 RSUs, and 2022 stock options. For Mr. Young, the amount includes 2020 RSUs, 2021 – 2022 PAs, 2021 RSUs, 2022 – 2023 PAs, 2022 RSUs, and 2022 stock options. For Dr. de Brabander, the amount includes 2021 sign-on RSUs, 2022 – 2023 PAs, 2022 RSUs, and 2022 stock options. For Dr. Cabral, the amount includes 2020 RSUs, 2021 – 2022 PAs, 2021 RSUs, 2022 – 2023 PAs, 2022 RSUs, and 2022 stock options. For Mr. Modi, the amount includes 2022 sign-on RSUs.

(4)	Includes the acceleration of RSUs, PAs, stock options and sign-on RSUs, as applicable, upon the event of certain qualifying terminations following a change in control.
(5)	See “Elanco Executive Severance Plan” below for a discussion of payments following a termination not related to a change in control.
(6)	Termination due to performance is not considered a qualifying termination under the 2018 Stock Plan and the applicable grant agreements.
(7)	Amounts paid in Euros have been converted to USD using the average daily rate of €1 to $1.053.
Equity Acceleration in Connection with a Change in Control
Upon a change in control of Elanco, unvested RSUs will continue to vest and pay out upon the earlier of (i) the completion of the original award period, (ii) upon a covered termination of employment as described below, or (iii) if the successor entity does not assume, substitute or otherwise replace the award, upon the change in control, as dictated by the RSU award agreement. PAs will be deemed earned at target upon a change in control, as dictated by the Performance Award agreement.
Elanco Change in Control Severance Pay Plan for Select Employees
In connection with our initial public offering, our Board adopted change in control severance pay plans for nearly all Elanco employees, including a plan that applies to the NEOs. These severance pay plans are intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control. In addition, these severance pay plans are intended to align our participating employees’ and our shareholders’ interests by enabling our executives to evaluate corporate transactions that may be in the best interests of our shareholders without undue concern over whether the transactions would jeopardize the participating employee’s own employment.
The basic elements of the select plan applicable to the NEOs include:
•
Double trigger. Unlike “single trigger” plans that pay out immediately upon a change in control, the select plan requires a “double trigger” — a change in control followed by an involuntary loss of employment within two years. This is consistent with our intent to provide employees with financial protection resulting from a loss of employment.

•
Covered terminations. Our participating NEOs are eligible for payments under our severance pay plan if, within two years of the change in control, their employment is terminated (i) without “cause” by Elanco; or (ii) for “good reason” (e.g., a relocation or material reduction in title, work responsibilities, salary, variable pay potential, or benefits coverage) by the employee, each as is defined in the plan.

•	Severance payment. NEOs are eligible for two years’ base salary plus two times their target bonus for the then-current year.
•
Benefit continuation. Basic employee benefits such as health and life insurance would continue for a period of 18 months following a participating NEO’s termination of employment unless he or she becomes eligible for coverage with a new employer during that 18-month period.

•
No gross ups. In some circumstances, the payments or other benefits received by a participating employee in connection with a change in control could exceed limits established under Section 280G of the Code resulting in an excise tax payment. We would not reimburse or gross up employees for these taxes. However, the amount of benefits related to a change in control would be reduced to the maximum amount that would not result in an excise tax if the effect would be to deliver a greater after-tax benefit than the employee would receive if his or her benefits were not so reduced.

Elanco Executive Severance Pay Plan
In November 2020, we adopted the Elanco Executive Severance Pay Plan for our senior employees, including the NEOs. We adopted this plan following the Compensation and Human Capital Committee’s discussions with its independent compensation consultant, WTW, to fill a gap in our compensation programs and align them with market practices. Under the plan, severance benefits are payable to eligible employees if their employment is terminated by us without cause and in certain other specified circumstances that are not in connection with a change in control. The plan does not provide for benefits upon voluntary separation of service by the employee.
71 2023 Proxy Statement

Executive Compensation Tables
The severance benefits provided under the plan are as follows:
•
A lump sum severance payment equal to the sum of (i) two times the amount of base salary for the CEO, or one times the base salary for other executives; plus (ii) two times (with respect to the CEO) or one times (with respect to other executives) the amount of their target annual cash incentive bonus for the year of termination or, if there is no target-based annual cash incentive bonus, then the annual cash bonus paid or payable for the most recently completed calendar year; plus (iii) a lump sum payment equal to 24 months (with respect to CEO) or 12 months (with respect to other executives) of Elanco contributions paid for active employees for medical and dental coverage.

•	Outplacement services for up to twelve months following the termination date.
CEO Pay Ratio
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our President and CEO, Jeffrey Simmons.
We have identified our median employee, using our employee population on December 31, 2022, by use of a “consistently applied compensation measure” or “CACM.” We chose a CACM that closely approximates the annual total direct compensation of our non-contingent employees. Specifically, we identified the median employee by looking at annual base pay, bonus opportunity at target and the grant date fair value for standard equity awards. We then identified the median paid employee and calculated his or her total annual compensation in accordance with the requirements of the “Summary Compensation Table” above. We used a new median employee in 2022 due to material changes in our employee population because of our restructuring announced in December of 2021.
In applying the CACM, we did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis and we chose not to include one-time equity awards when choosing the median employee, since the grant of such awards is not a recurring event. We also chose not to exclude any employees when determining our median employee.
For 2022, the annual total compensation of our median employee was $59,388. Mr. Simmons’ annual total compensation for 2022, as reported in the “Summary Compensation Table” above, was $12,713,632. The ratio of Mr. Simmons’ total compensation to the median employee’s total compensation was 214:1.
72 2023 Proxy Statement

Pay Versus Performance
Pay Versus Performance Table
					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO ($)(1)(2)	Compensation Actually Paid to CEO ($)(1)(2)	Average Summary Compensation Table Total for non-CEO NEOs ($)(1)(2)	Average Compensation Actually Paid to non-CEO NEOs ($)(1)(2)	Total Shareholder Return ($)(3)	Peer Group Total Shareholder Return ($)(3)(4)	Net Income (Loss) ($)	Adjusted Net Income (5) ($)
2022	12,713,632	(2,017,094)	2,782,450	863,887	41	126	(78,000,000)	544,000,000
2021	12,060,015	16,525,957	3,202,470	3,753,652	96	149	(483,000,000)	522,000,000
2020	8,958,820	9,320,037	2,151,684	2,175,973	104	132	(574,000,000)	199,000,000
(1)
For 2022, the CEO was our Chief Executive Officer Mr. Jeffrey Simmons, and the other NEOs were Mr. Todd Young- Executive Vice President and Chief Financial Officer; Dr. Ellen de Brabander- Executive Vice President, Innovation, Regulatory, and Business Development; Dr. Ramiro Cabral- Executive Vice President, Elanco International; and Mr. Bobby Modi, Executive Vice President, U.S. Pet Health and Global Digital Transformation.

For 2021, the CEO was our Chief Executive Officer Mr. Jeffrey Simmons, and the other NEOs were Mr. Todd Young- Executive Vice President and Chief Financial Officer; Mr. Aaron Schacht- Former Executive Vice President, Innovation, Regulatory, and Business Development; Ms. Joyce Lee- Former Executive Vice President, U.S. Pet Health and Commercial Operations; and Dr. Ramiro Cabral- Executive Vice President, Elanco International.
For 2020, the CEO was our Chief Executive Officer Mr. Jeffrey Simmons, and the other NEOs were Mr. Todd Young- Executive Vice President and Chief Financial Officer; Mr. Aaron Schacht- Former Executive Vice President, Innovation, Regulatory, and Business Development; Sarena Lin- Former Executive Vice President, Transformation and Technology; and Michael Bryant-Hicks- Former Executive Vice President, General Counsel and Corporate Secretary.
(2)
A reconciliation of Total Compensation from the Summary Compensation Table to Compensation Actually Paid (“CAP”) to our CEO and the average of our Other NEOs is shown below. No dividends are paid on Elanco stock, so the table below does not include any reconciliation related to dividends paid in the years prior to vesting. We do not offer a pension plan, so the reconciliation below consists solely of the re-valuation of stock awards.

	2022		2021		2020
Adjustments(a)	CEO ($)	Average of Other NEOs ($)	CEO ($)	Average of Other NEOs ($)	CEO ($)	Average of Other NEOs ($)
Total Compensation from SCT	12,713,632	2,782,450	12,060,015	3,202,470	8,958,820	2,151,684
Adjustments for stock and option awards:
Deduct: Grant date fair value of awards granted during fiscal year	(10,200,031)	(1,639,529)	(9,261,019)	(1,597,526)	(6,860,048)	(1,255,531)
Add: Fair value at year-end of awards granted during the covered fiscal year that are outstanding and unvested at year-end	3,414,070	578,725	12,234,618	1,952,416	7,022,449	1,285,249
Add: Year-over-year change in fair value of awards granted in prior fiscal year(s) that are outstanding and unvested at year end	(7,402,134)	(722,112)	1,267,444	177,458	19,891	(10,569)
Add: Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during such year	(542,631)	(135,647)	224,899	18,833	178,925	5,139
Compensation Actually Paid (as calculated)	(2,017,094)	863,887	16,525,957	3,753,652	9,320,037	2,175,973
a)
All equity awards used to determine compensation actually paid to NEOs were re-valued according to FASB ASC Topic 718 and use other similar methodologies and assumptions as those used for purposes of grant date fair values reported in the Summary Compensation Table.

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Pay Versus Performance
(3)
Total shareholder return (“TSR”) is calculated based on a fixed investment of one hundred dollars measured from the market close on December 31, 2019 (the last trading day of 2019) through and including the end of the fiscal year for each year reported in the table.

(4)	The peer group used for the TSR calculations reflects the specific peer groups disclosed in the “Compensation Discussion and Analysis” for relevant years.
For 2020, the peer group consists of Agilent Technologies, Inc.; Alexion Pharmaceuticals, Inc.; BioMarin Pharmaceutical Inc.; Bio-Rad Laboratories, Inc.; DENTSPLY SIRONA Inc.; Edwards Lifesciences Corporation; Endo International plc; Hologic, Inc.; IDEXX Laboratories, Inc.; Incyte Corporation; Jazz Pharmaceuticals plc; Mettler-Toledo International Inc.; PerkinElmer, Inc.; Perrigo Company plc; STERIS plc; United Therapeutics Corporation; Varian Medical Systems, Inc.; West Pharmaceutical Services, Inc.; and Zoetis Inc.
For 2021, the peer group consists of Agilent Technologies, Inc.; Alexion Pharmaceuticals, Inc.; Baxter International Inc.; Boston Scientific Corporation; Charles River Laboratories International, Inc.; DENTSPLY SIRONA Inc.; Edwards Lifesciences Corporation; Endo International plc; Hologic, Inc.; IDEXX Laboratories, Inc.; Incyte Corporation; Jazz Pharmaceuticals plc; Perrigo Company plc; Regeneron Pharmaceuticals, Inc.; STERIS plc; Varian Medical Systems, Inc.; Zimmer Biomet Holdings, Inc.; and Zoetis Inc.
For 2022, the peer group consists of Agilent Technologies, Inc.; Alexion Pharmaceuticals, Inc.; Baxter International Inc.; Boston Scientific Corporation; Charles River Laboratories International, Inc.; DENTSPLY SIRONA Inc.; Edwards Lifesciences Corporation; Endo International plc; Hologic, Inc.; IDEXX Laboratories, Inc.; Incyte Corporation; Jazz Pharmaceuticals plc; Perrigo Company plc; Regeneron Pharmaceuticals, Inc.; STERIS plc; Varian Medical Systems, Inc.; Vertex Pharmaceuticals, Inc.; Zimmer Biomet Holdings, Inc.; and Zoetis Inc.
The return for 2020 reflects the 2020 peer group; the return for 2021 reflects the return of the 2021 peer group, and the return for 2022 reflects the return of the 2022 peer group. Returns for the 2020 peer group over the 3-year period would have been $132, $156, and $113, for 2020, 2021, and 2022, respectively. Returns for the 2021 peer group over the 3-year period would have been $118, $133, and $106, for 2020, 2021, and 2022, respectively. Returns for the 2022 peer group over the 3-year period would have been $115, $139, and $117, for 2020, 2021, and 2022, respectively.
(5)
For 2022, the most important metric in determining compensation actually paid to our executive officers was our TSR, as headwinds to our share price was the primary driver in our year-over-year change in compensation actually paid. Because approximately 70% of our named executive officer’s compensation is at-risk stock-based compensation, our executives’ compensation actually paid is closely aligned with the returns of our shareholders. However, because TSR is already reported in the table, we have identified our Company Selected Measure as Adjusted Net Income. This measure was selected because it was the performance metric for our 2021 PAs, which comprised 75% of our 2021 executive equity awards and had a performance period that included our 2022 fiscal year. The full reconciliation between our GAAP and Adjusted Net Income can be found in Appendix A: “Reconciliation of GAAP Information to Non-GAAP Information.”

Relationship between Pay and Performance
CAP and TSR versus Peer Group
The chart below compares our TSR, peer group TSR, and CAP to our CEO and other NEOs (averaged) for the three-year period from 2020 to 2022. The graph compares the return on Elanco’s common stock with that of our market cap-weighted peer group used for executive compensation benchmarking from 2020, 2021, and 2022, respectively, as described in footnote 4 from our Pay Versus Performance Table. The graph assumes a person invested $100 at market close on December 31, 2019 (the last trading day of 2019) in both Elanco and the relevant year’s peer group, and measures TSR, through and including the end of the fiscal year, for each year shown below, adjusted for each year’s respective peer group. This TSR calculation includes both stock price and dividends. It assumes that dividends paid by a company are reinvested in that company’s stock.

CAP to CEO & Non-CEO NEOs vs. Elanco & Peer Group TSR
Compensation Actually Paid ($000s)
$18,000
$15,000
$12,000
$9,000
$6,000
$3,000
$-
$(3,000)
Total Shareholder Return (Value of Initial $100 Investment)
$160
$140
$120
$100
$80
$60
$40
$20
$-
$132
$104
$9,320
$2,176
$16,526
$149
$96
$3,754
$126
$41
$864
$(2,017)
2020
2021
2022
CAP to CEO
Average CAP to Non-CEO NEOs
3-Year Elanco TSR
3-Year Peer Group TSR

74 2023 Proxy Statement

Pay Versus Performance
CAP and GAAP Net Income (Loss)
The charts shown below present a graphical comparison of CAP to our CEO and the average compensation actually paid to our other NEOs set forth in the Pay Versus Performance Table above, as compared against the following performance measures: (1) GAAP Net Income, and (2) Adjusted Net Income.
Executive pay is not linked to GAAP Net Income; therefore, there is a limited relationship between this metric and compensation actually paid.

CAP and Adjusted Net Income (Loss)

CAP to CEO & Non-CEO NEOs vs. Adjusted Net Income
Compensation Actually Paid ($000s)
$18,000
$15,000
$12,000
$9,000
$6,000
$3,000
$-
$(3,000)
Adj. Net Income ($MM)
$600
$500
$400
$300
$200
$100
$-
$9,320
$199
$2,176
$16,526
$522
$3,754
$544
$864
$(2,017)
2020
2021
2022
CAP to CEO
Average CAP to Non-CEO NEOs
Adjusted Net Income

 Tabular List of Important Financial Performance Measures
The following table lists the most important financial measures the Company used to link compensation actually paid to the NEOs for fiscal year 2022 to our performance:
Total Shareholder Return
Adjusted Net Income
Elanco Cash Earnings
Adjusted EBITDAR
75 2023 Proxy Statement

Proposal No. 4: Approval of the Amended and Restated Elanco Animal Health Incorporated Employee Stock Purchase Plan
We are asking our shareholders to approve the adoption of the Amended and Restated Elanco Animal Health Incorporated Employee Stock Purchase Plan (the “ESPP”). The ESPP was initially approved by shareholders at the 2022 Annual Meeting, and the first offering period commenced in late 2022 for employees of Elanco domestic subsidiaries only. The Compensation and Human Capital Committee and our Board believe that the ESPP encourages our employees to acquire shares of our common stock, fostering an ownership mentality among our employees and aligning their interests with those of our shareholders, and will help us attract, retain and motivate talent in an increasingly competitive employment market.
Now that the ESPP is in operation in the U.S., the Compensation and Human Capital Committee and our Board have determined that it is in Elanco’s best interests to expand the ESPP to employees outside the U.S. We anticipate that such international expansion will be phased over several years, beginning with countries in which Elanco has the most employees. Accordingly, the Board approved the amended and restated ESPP on March 31, 2023 to increase the number of shares authorized for issuance under the plan and to provide for employees in any designated Elanco subsidiary, including non-U.S. subsidiaries, as determined by the ESPP administrator, to be eligible to participate in the ESPP. If shareholders approve this proposal, the amended and restated ESPP as presented in this Proxy Statement will become effective as of that date. If the amended and restated ESPP is not approved by our shareholders, then the ESPP will not have an increased share reserve and it will not be offered to employees outside the U.S.
The following is a summary of the principal features of the ESPP, as amended and restated, which we believe supports the approval of an expanded plan to provide competitive employee compensation opportunities. This summary does not purport to be a complete description of the ESPP and is qualified in its entirety by reference to the full text of the amended and restated plan, which is included as Appendix B to this Proxy Statement.
Administration. The ESPP is administered by the Compensation and Human Capital Committee and, by delegation, Elanco’s Executive Vice President, Human Resources, Corporate Communications and Administration (the “ESPP Administrator”). The ESPP Administrator may delegate its duties under the ESPP to Elanco employees or to outside firms, banks or other financial institutions. All questions of interpretation or application of the ESPP are determined in the sole discretion of the ESPP Administrator, and its decisions are final, conclusive, and binding upon all persons.
Share Reserve. If shareholders approve this Proposal No. 4, 6,000,000 shares of our common stock will be authorized for issuance under the ESPP. This number includes the 625,000 shares that were initially approved for issuance under the ESPP, and the increased number is recommended to ensure that sufficient shares are available to facilitate expansion of the ESPP to employees outside the U.S.
Eligibility. Any natural person who is regularly employed by us or any of our designated subsidiaries is eligible to participate in the ESPP, excluding employees whose customary employment is (a) fewer than twenty hours per week, (b) as a student or intern, or (c) is not for more than five months in a calendar year. Participation is subject to certain limitations imposed by Section 423(b) of the Code, including (i) the requirement that no person may be granted rights under this ESPP (and all plans qualified under Section 423(b) of the Code maintained by us or any of our subsidiaries) to purchase more than $25,000 worth of shares of our common stock (valued at the time each right is granted) for each calendar year in which rights are outstanding, and (ii) the requirement that no person who owns or holds options to purchase, or who as a result of participation in the ESPP would own or hold options to purchase, five percent or more of our or any of our subsidiaries’ outstanding stock is eligible to participate in the ESPP. Non-Employee Directors are not eligible to participate in the ESPP. The ESPP Administrator may exclude additional categories of employees from the ESPP, including highly compensated employees, Section 16 reporting officers, non-U.S. employees, and employees with fewer than two years of service with us. As of March 31, 2023, approximately 2,500 of our employees were eligible to participate in the ESPP, of which ten were executive officers. Our proposed next phase of ESPP expansion is expected to add approximately 2,200 additional eligible employees during the coming year, and we hope to eventually broaden the ESPP in the next several years.
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Proposal No. 4
Participation in an Offering. While the ESPP Administrator has discretion to establish different offering periods, shares generally will be offered under the ESPP through consecutive offering periods of approximately three months that generally begin with the first business day of each fiscal quarter of each year. To participate in the ESPP, eligible employees must authorize payroll deductions in whole dollar amounts up to ten percent of base salary. Once an eligible employee becomes a participant in the ESPP, the employee may affirmatively elect to participate automatically in each successive offering period until such time as the employee withdraws from, or is no longer eligible to participate in, the ESPP.
Purchase Price. The purchase price per share of our common stock under the ESPP will be determined by the ESPP Administrator but will not be less than 85% of the fair market value of our common stock on the last day of the relevant offering period. The fair market value of a share of our common stock on these measurement dates will be equal to the closing price per share as reported on the NYSE.
Shares Purchased. The number of shares of our common stock a participant purchases during each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s paychecks during the offering period by the purchase price per share. In the event that the ESPP’s available share reserve limits the number of shares of our common stock that may be issued and sold during any offering period, the number of shares that each participant purchases in that offering period will be reduced in proportion to the respective amounts that otherwise would have been purchasable by each such participant if enough shares had been available to enable all participants to purchase the full amount they elected. Any cash not applied to the purchase of fractional shares will be returned to the participant in a cash lump sum payment within thirty (30) days after the purchase date, without any interest thereon.
Withdrawal. A participant may withdraw from an offering under the ESPP at any time, subject to applicable procedural requirements, without affecting the participant’s eligibility to participate in future offerings. However, once a participant withdraws from an offering, that participant may not subsequently participate in the same offering. A participant will automatically be withdrawn from an offering under the ESPP upon a termination of employment with Elanco or our designated subsidiary and, in certain cases, following a leave of absence or a temporary period of ineligibility.
Transferability. No option grants under the ESPP will be transferable by the participant, except by will or the laws of inheritance following a participant’s death.
Adjustments. If any change is made in our capitalization during an offering period, such as a stock split or stock dividend, that results in an increase or a decrease in the number of shares of common stock outstanding without receipt of consideration by us, appropriate adjustments will be made to the purchase price, the number of shares subject to purchase under the ESPP, the number of shares authorized for issuance under the ESPP, and the maximum number of shares that may be purchased by a participant during any offering period, in each case as determined by the ESPP Administrator, to preserve the economic incentive provided by the ESPP and the offering.
Corporate Transactions. If all or substantially all of our assets or outstanding voting stock are disposed of by means of a sale or merger in which we will not be the surviving corporation, all outstanding options will be assumed or substituted by the successor corporation. If the options are not assumed or substituted, or if we are liquidated, all outstanding options will automatically be exercised immediately prior to the effective date of the transaction. Unless otherwise provided by the ESPP Administrator, the purchase price generally will equal 85% of the fair market value of our common stock on (i) the first day of the relevant offering period or (ii) the date immediately prior to consummation of the transaction, whichever is lower.
Amendments, Suspension, and Termination. Our Board may, at any time, amend, suspend, or terminate the ESPP; however, such amendment, suspension, or termination may not make any change that would adversely affect the rights of any participant. No amendment may be made to the ESPP without the approval or ratification of our shareholders if such amendment would require shareholder approval under Section 423 of the Code or any other applicable law or regulation, such as an amendment to increase the maximum number of shares under the plan or to change the classes of employees eligible to participate in the ESPP. Upon termination of the ESPP, the remaining balance, if any, in each participant’s account under the ESPP will be refunded to the participant as soon as practicable thereafter.
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Proposal No. 4
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following summary is intended only as a general guide as to federal income tax consequences, under current U.S. tax law, of participation in the ESPP, and does not attempt to describe all potential tax consequences. This discussion is intended for the information of our shareholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who participate in the ESPP. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Tax consequences are subject to change, and a taxpayer’s particular situation may be such that some variation in application of the desired rules is applicable. Furthermore, ESPP participants who are not subject to U.S. tax law will be subject to the tax rules of their respective jurisdictions, which are not described here. Accordingly, participants are advised to consult their own tax advisors with respect to the tax consequences of participating in the ESPP.
The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code for ESPP participants who are subject to U.S. tax law. With respect to these participants, no taxable income will be reportable by a participant, and no deductions will be allowable to us, due to the grant of the option at the beginning of the offering or at the purchase of shares at the end of an offering. A participant subject to U.S. tax law will, however, recognize taxable income in the year in which the shares purchased under the ESPP are sold or otherwise made the subject of disposition.
A sale or other disposition of shares purchased under the ESPP will be a “disqualifying disposition” for a participant subject to U.S. tax law if such sale or disposition occurs prior to the later of (i) two years after the date the option is granted (i.e., the commencement date of the offering period to which the option pertains) and (ii) one year after the date of the purchase of the applicable shares. If the participant makes a disqualifying disposition of shares purchased under the ESPP, the excess of the fair market value of the shares on the date of purchase over the purchase price will be treated as ordinary income to the participant at the time of such disposition, and any additional gain (or loss) on the disposition (after adding the amount treated as ordinary income to the participant’s basis in the shares) will be a capital gain (or loss) to the participant. We will be entitled to an income tax deduction for the amount treated as ordinary income to the participant for the taxable year in which the disposition occurs, although the income tax deduction may be limited by the deductibility of compensation paid to certain of our officers under Section 162(m) of the Code. In no other instance will we be allowed a deduction with respect to the participant’s disposition of the purchased shares based on current U.S. tax law.
If the participant subject to U.S. tax law sells or otherwise disposes of shares purchased under the ESPP after satisfying the holding period outlined above (i.e., a qualifying disposition), then the participant will realize ordinary income in the year of disposition equal to the excess of the lesser of (i) the fair market value of the shares on the date of disposition over the purchase price for the shares, or (ii) the greater of (a) the fair market value of the shares on the date the option relating to the disposed shares was first granted over the purchase price and (b) the fair market value of the shares on the day immediately prior to the consummation of the transaction over the purchase price. Any additional gain (or loss) on the disposition (after adding the amount treated as ordinary income to the participant’s basis in the shares) will be long-term capital gain (or loss) to the participant. We will not be entitled to an income tax deduction for any amount with respect to the issuance or exercise of the option or the sale of the underlying shares.
SPECIFIC BENEFITS
The benefits that will be provided to eligible employees under the ESPP cannot be determined at this time because the amount of contributions set aside to purchase shares of our common stock under the ESPP (subject to the limitations discussed above) is entirely within the discretion of each participant and the value of such stock is subject to change. As of March 31, 2023, the fair market value of a share of our common stock based on the closing stock price on the NYSE was $9.40.
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Proposal No. 4
AWARDS PREVIOUSLY MADE UNDER THE ESPP
Name and Position	Total Number of Shares Purchased
Jeffrey Simmons - President and CEO	2,045
Todd Young - Executive Vice President and Chief Financial Officer	—
Ellen de Brabander(1) - Executive Vice President, Innovation, Regulatory, and Business Development	—
Ramiro Cabral - Executive Vice President, Elanco International	—
Bobby Modi - Executive Vice President, U.S. Pet Health and Global Digital Transformation	1,263
All current eligible executive officers as a group	4,007
All eligible employees, including all current officers who are not executive officers, as a group (594 persons)(2)	148,327
1)	Dr. de Brabander was not eligible to participate in the ESPP because she is not a U.S.-based employee.
2)
Eligible employees, including all current officers who are not executive officers, who have made purchases from the inception of the plan until the end of the last offering period on December 31, 2022.

Recommendation of the Board The Board unanimously recommends a vote “FOR” the approval of the Amended and Restated Elanco Animal Health Incorporated Employee Stock Purchase Plan.
79 2023 Proxy Statement

Proposal No. 5: Approval of the Amended and Restated Elanco Animal Health Incorporated 2018 Stock Plan
We are seeking shareholder approval to amend and restate our 2018 Elanco Stock Plan, as amended and restated (the “2018 Plan” or the “Plan”) to increase the number of shares of common stock reserved for issuance under the 2018 Plan by an additional 20,000,000 shares, extend the term of the 2018 Plan, and make design changes to the 2018 Plan. Our continuing ability to offer equity incentive awards under the 2018 Plan is critical to our ability to attract, motivate and retain qualified personnel, particularly as we grow and in light of the highly competitive market for employee talent in which we operate. If shareholders approve this proposal, the Amended and Restated 2018 Elanco Stock Plan (the “Amended 2018 Plan”) will become effective as of the date of shareholder approval. If shareholders do not approve this proposal, the Amended 2018 Plan described in this proposal will not take effect and our 2018 Plan, as previously amended, will continue to be administered in its current form.
On March 31, 2023, the Board, at the recommendation of our Compensation and Human Capital Committee (the “Committee”), approved the Amended 2018 Plan, subject to approval by our shareholders at the Annual Meeting. The Amended 2018 Plan will become effective on the date it is approved by our shareholders.
As of March 31, 2023, a total of 7,889,297 shares were subject to outstanding awards under the Company’s existing 2018 Plan, of which 1,827,082 shares were subject to outstanding stock options with a weighted average exercise price of $17.98 per share and a weighted average remaining contractual term of 9.2 years and 6,062,165 shares were subject to unvested full value stock awards, of which 4,093,607 shares were subject to unvested restricted stock units and 1,968,558 shares were subject to unvested performance-based awards. As of the same date, 6,560,507 shares were available for future awards under the 2018 Plan.
KEY CHANGES
If approved, in addition to increasing the number of shares available under the 2018 Plan, if the Amended 2018 Plan is approved by our shareholders, the following material changes would be made:
•
Clarify the 2018 Plan to reflect the Company’s current share recycling practice of providing that the following shares will be counted against, and will not be added back to, the maximum number of shares available for issuance under the Plan:

○
Shares tendered by the participant or withheld by the Company in payment of the exercise price of a stock option issued under the 2018 Plan or to satisfy tax withholding obligations with respect to an award under the Plan; or

○
Shares that we repurchase using option exercise proceeds and shares subject to a stock appreciation award (“SAR”) that are not issued in connection with the stock settlement of that award upon its exercise.

•	Establish the existing Directors’ Deferral Plan, as amended from time to time, as a subplan to the 2018 Plan.
Grant authority to the Committee to:
•	Establish subplans to the 2018 Plan for the purpose of granting certain types of awards or granting awards to certain populations of eligible individuals;
•	Permit an award (other than an incentive stock option) to be transferred pursuant to a domestic relations order or by gift to a family member; and
•	Permit or require the deferral by a participant of shares or cash in settlement of a full value award.
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Proposal No. 5
Modify the definition of “Change in Control” to exclude complete liquidation of the Company as well as any transaction which is not a change in control as defined by Section 409A of the Code.
Remove the limit on the maximum number of shares subject to one or more performance-based awards that may be granted to any one participant during any calendar year.
The term of the Amended 2018 Plan would extend ten years from the date of stockholder approval of the Amended 2018 Plan.
KEY COMPENSATION PRACTICES
The Amended 2018 Plan includes a number of features that we believe are consistent with the interests of our shareholders and sound corporate governance practices, including the following:
No liberal share recycling. We may not add back to the Amended 2018 Plan’s share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards, shares that we repurchase using option exercise proceeds and shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise.
Minimum vesting/performance period. The 2018 Plan includes a minimum vesting period of one year for awards, except as related to a change in control and other limited exceptions.
Limits on dividends and dividend equivalents. The 2018 Plan prohibits the payment of dividend equivalents on stock options and SARs and requires that any dividends and dividend equivalents payable or credited on unvested full value awards must be subject to the same restrictions and risk of forfeiture as the underlying shares or share equivalents.
Limits on transfer. Awards under the 2018 Plan may not be pledged, encumbered or hypothecated to or in favor of any party other than Elanco or its affiliates, or shall be subject to any lien, obligation, or liability of such participant to another party other than Elanco or an affiliate thereof, except with regard to a domestic relations order or by gift to a family member.
No repricing of underwater options or SARs without shareholder approval. The 2018 Plan prohibits, without shareholder approval, actions to reprice or cash out underwater options or SARs.
No tax gross-ups. The 2018 Plan does not provide for any gross-up payments to offset any tax expenses.
No discounted option or SAR grants. The 2018 Plan requires that the exercise price of stock options or SARs be at least equal to the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).
No liberal definition of “change in control.” No change in control would be triggered by shareholder approval of a business combination transaction, the announcement or commencement of a tender offer, or any Board assessment that a change in control may be imminent.
Clawback. The 2018 Plan requires the recapture or clawback of all or a portion of awards in connection with financial restatements and other events for officers.
Annual limit on compensation to non-employee directors. The 2018 Plan contains an annual limit on the aggregate value of all awards granted during a calendar year to any non-employee director together with any cash fees or retainers paid to such non-employee director during the calendar year.
DESCRIPTION OF THE AMENDED 2018 PLAN
The Company previously adopted the 2018 Elanco Stock Plan, which was adopted by the Board on September 5, 2018 and approved by the Company’s shareholders on September 18, 2018, and then amended and restated effective May 19, 2021. The following are the material terms of the proposed Amended 2018 Plan. The following summary is qualified in its entirety by the full text of the proposed Amended 2018 Plan, which has been included as Appendix C to this Proxy Statement.
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Eligible Participants. Our current and prospective directors, officers and employees, as well as those of our affiliates, are eligible to participate in the Amended 2018 Plan. As of March 31, 2023, there were approximately 6,300 employees, including officers, of the Company and its affiliates and 11 non-employee directors of the Company who would be eligible to receive awards under the Amended 2018 Plan. Incentive stock options may be granted only to our employees and to employees of any of our affiliates meeting the requirements of the Code. Awards other than incentive stock options may be granted to our non-employee directors and to employees of the Company and any of its affiliates.
Administration. The Amended 2018 Plan will be administered by the Committee. The Committee has the sole authority to grant awards and sole and exclusive discretion to interpret and administer the Amended 2018 Plan. To the extent consistent with applicable law, the Board also may delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend awards to participants other than employees who are subject to Section 16 of the Exchange Act or officers or directors of the Company to whom authority to grant or amend awards has been delegated.
The Committee has the authority to determine the persons to whom awards will be granted, the number, timing, and type of awards, the number of shares covered by each award, and the terms and conditions of the awards. The Committee may also establish and modify rules to administer the Amended 2018 Plan, adopt subplans applicable to certain awards, interpret the Amended 2018 Plan and any related award agreement, cancel or cause the forfeiture or surrender of an award, accelerate the vesting and/or exercisability of an award and otherwise modify or amend the terms of outstanding awards to the extent permitted under the Amended 2018 Plan, and require or permit the deferral of the settlement of a full value award. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it. The Board has adopted the Directors’ Deferral Plan as a subplan of the 2018 Plan.
Except in connection with certain events described below (Share Adjustment Provisions), the Amended 2018 Plan prohibits the Committee from repricing any outstanding “underwater” option or SAR awards without the prior approval of our shareholders. For these purposes, a “repricing” includes amending the terms of an underwater option or SAR award to lower the exercise price, canceling an underwater option or SAR award in conjunction with granting a replacement option or SAR award with a lower exercise price, canceling an underwater option or SAR award in exchange for cash, other property or grant of a new full value award, or otherwise making an underwater option or SAR award subject to any action that would be treated under accounting rules as a “repricing.”
Available Shares and Limitations on Awards. Subject to adjustment in the event of specified capitalization events, the total number of shares of our common stock that will be authorized and available for issuance pursuant to awards granted under the Amended 2018 Plan will be 26,325,395 as of the date the Amended 2018 Plan is approved by the Company’s shareholders. Subject to adjustment in the event of specified capitalization events, no more than 26,325,395 shares may be issued pursuant to the exercise of incentive stock options.
To the extent permitted by applicable law or any stock exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or an affiliate (referred to as “substitute awards”) will not be counted against shares available for grant pursuant to the Amended 2018 Plan. The payment of a dividend equivalent right in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Amended 2018 Plan.
The following shares will be available for reissuance pursuant to the Plan: (i) shares that are not issued as a result of the termination, expiration or lapsing of any award for any reason; and (ii) shares subject to a full value award that are not issued because the award is settled in cash.
The following shares will count against the maximum number of shares available for issuance and will not be returned to the Amended 2018 Plan: (i) shares that are tendered (either actually or by attestation) by the participant or withheld by the Company in payment of the exercise price of a stock option issued under the Plan; (ii) shares tendered (either actually or by attestation) by the participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award under the Plan; (iii) shares repurchased by the Company with proceeds received from the exercise of a stock option issued under the Plan; and (iv) shares subject to a SAR award issued under the Plan that are not issued in connection with the stock settlement of that award upon its exercise.
Non-Employee Directors will be eligible to receive all types of awards (except for incentive stock options) under the Amended 2018 Plan, including deferred shares pursuant to the Directors’ Deferral Plan. No Non-Employee Director may be granted awards, the grant date fair value of which, when aggregated with cash compensation payable to the director in any calendar year, exceeds $800,000 in any calendar year.
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Types of Awards. Under the Amended 2018 Plan, the following awards may be granted: stock options (including “incentive stock options” within the meaning of Section 422 of the Code), stock appreciation rights, restricted stock, restricted stock units, performance-based awards, and other share-based awards (all such grants are collectively referred to in this summary as “awards”). These types of awards are described in more detail below:
Stock Options. The Amended 2018 Plan authorizes the grant of incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, and non-qualified stock options, which are stock options that are not intended to satisfy the requirements of Section 422 of the Code. The exercise price of stock options granted under the Amended 2018 Plan may not be less than 100% (or higher in the case of certain incentive stock options) of the fair market value of a share of our common stock on the date of grant. For as long as the shares are traded on an established stock exchange, “fair market value” means, as of any given date, the closing price of a share as quoted on the principal exchange on which the shares are listed for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred.
Subject to the one-year minimum vesting requirement described below, stock options granted under the Amended 2018 Plan will vest at the rate specified by the Committee. No stock option will be exercisable for more than ten years after the date it is granted.
The maximum number of shares with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as non-qualified stock options.
Until the shares are issued, no right to vote or receive dividends or dividend equivalents or any other rights as a shareholder will exist with respect to the shares subject to an option, notwithstanding the exercise of an option. If a participant ceases to provide services to the Company or any affiliate, the participant may exercise his or her option within such period of time as is specified in the award agreement to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the award agreement).
Stock Appreciation Rights. Stock appreciation rights, or “SARs,” typically provide for payments to the holder based upon increases in the price of our shares from the date the SAR was granted to the date that the right is exercised. The exercise price of a SAR may not be less than the fair market value of a share on the date of grant of the SAR. The Committee may elect to settle exercised SARs in cash, in shares, or in a combination of cash and shares. Until the shares, if any, are issued, no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the shares subject to a SAR, notwithstanding the exercise of the SAR.
Subject to the one-year minimum vesting requirement described below, the Committee will generally determine when the SAR will vest and become exercisable. The vesting conditions, if any, may be based on, among other conditions, continued service, the attainment of performance conditions, or a combination of both. The Committee determines the term of a SAR, but no SAR will be exercisable more than ten years after the date it is granted. Unless otherwise provided in the Amended 2018 Plan or an award agreement, upon termination of a participant's employment or service, a SAR will generally be subject to the same conditions as apply to stock options. A SAR may be granted as a standalone right or in connection with an option granted under the Amended 2018 Plan.
Restricted Stock Awards. An award of restricted stock is a direct grant of common stock, subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote the underlying shares or the right to receive dividends with respect to the underlying shares). The restrictions, if any, may be based on, among other conditions, continued service, the attainment of performance conditions, or a combination of both.
These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the award or thereafter. Generally, any shares subject to restrictions are forfeited upon termination of employment. The price, if any, that participants are required to pay for each share of restricted stock will be set by the Committee and will be paid in a form approved by the Committee in its sole discretion, which may be cash, services rendered or to be rendered to the Company or an affiliate, or in another form of payment. To the extent that any dividends are payable with respect to a restricted stock award, the dividends will be accumulated and subject to any restrictions and risk of forfeiture to which the underlying restricted stock is subject.
Restricted Stock Units. Restricted stock units are denominated in unit equivalents of shares and are typically awarded to participants without payment of consideration. Subject to the one-year minimum vesting requirement described below, restricted stock units may be subject to vesting conditions based upon continued service, the attainment of performance-based conditions, or both. Except as otherwise determined by the Committee at the time of the grant of the award or thereafter, any restricted stock units that are not vested as of the date of the participant's termination of service will be forfeited.
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Restricted stock units may be settled in shares, cash, or a combination of both. Unlike restricted stock, the stock underlying restricted stock units will not be issued until the restricted stock units have vested. In addition, recipients of restricted stock units generally have no voting or dividend rights until the vesting conditions are satisfied and the underlying shares are issued. On the vesting date (or such later date as determined by the Committee and set forth in the agreement evidencing the award), the participant will be issued one unrestricted, fully transferable share for each restricted stock unit scheduled to be paid out on such date and not previously forfeited. Alternatively, settlement of a restricted stock unit may be made in cash (in an amount reflecting the fair market value of shares that would have been issued) or any combination of cash and shares, as determined by the Committee, in its sole discretion. The Committee may authorize dividend equivalents to be paid on outstanding restricted stock units. If dividend equivalents are authorized to be paid, they may be payable in cash or shares, as determined in the discretion of the Committee, only to the extent the underlying restricted stock unit vests.
Performance-Based Awards. The Committee may grant to eligible individuals the right to receive performance-based awards. Subject to the one-year minimum vesting requirement described below, performance-based awards vest upon the attainment of performance goals based on business criteria specified by the Committee pursuant to the Amended 2018 Plan over a specified performance period. In determining the amount earned by an eligible individual, the Committee has the right to adjust or eliminate the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.
Other Share-Based Awards. The Committee is authorized under the Amended 2018 Plan to make any other award that is not inconsistent with the provisions of the Amended 2018 Plan and that involves or might involve the issuance of shares. Awards may be granted pursuant to one or more separate programs or subplans under the Plan for the purpose of issuing particular forms of awards to one or more classes of participants as determined by the Committee. This includes, but is not limited to, share awards granted or deferred under the Director Plan. Other share-based awards may be fully vested, or subject to vesting based on continued service, the attainment of performance conditions, or a combination of both.
The Committee may elect to settle these awards in cash, in shares, or in a combination of cash and shares. The Committee may establish the exercise price, if any, of any other share-based awards granted under the Plan, except that the exercise price may not be less than the fair market value of a share on the date of grant for an award that is intended to be exempt from Section 409A of the Code. The Committee may authorize dividend equivalents to be paid with respect to a share-based award that is a full value award that are payable only to the extent the underlying award vests. The Committee determines the term of these awards, not to exceed ten years after the date it is granted.
Minimum Vesting Requirements. No award may vest before the first anniversary of the date of grant, subject to certain accelerated vesting contemplated under the Amended 2018 Plan, with the exception of (i) up to five percent (5%) of the number of shares reserved for issuance under the Amended 2018 Plan, (ii) awards granted in connection with the assumption or substitution of awards as part of a transaction, (iii) awards granted to non-employee directors under the Director Plan, and (iv) awards that may be settled only in cash.
Transferability of Awards. Except as otherwise provided by the Committee, no award granted under the Amended 2018 Plan may not be assigned, transferred, or otherwise disposed of by a participant other than by will or the laws of descent and distribution. The Committee may provide in an award agreement or otherwise that an award (other than an incentive stock option) may be transferred pursuant to a domestic relations order or by gift to the participant’s family member.
Adjustments Upon Changes in Capitalization. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, or other distribution (other than normal cash dividends) of the Company’s assets to our shareholders, or any other similar event or other change related to a corporate event affecting our shares or the price of our shares other than certain equity restructurings identified in the Amended 2018 Plan, the Committee has discretion to make appropriate adjustments in the number and type of shares subject to the Amended 2018 Plan, the terms and conditions of any award outstanding under the Amended 2018 Plan, and the grant or exercise price of any such award. In the case of certain equity restructurings as specified in the Amended 2018 Plan, the number and type of securities subject to each outstanding award and the grant or exercise price will be equitably adjusted.
Change in Control. Unless precluded by any applicable award agreement, if a Change in Control of the Company occurs, each award outstanding under the Amended 2018 Plan that vests solely on continued service that is not converted, assumed, substituted, or replaced by the successor or survivor corporation or its parent or subsidiary will vest and become exercisable and/or all forfeiture restrictions will lapse immediately prior to the Change in Control, and following the Change in Control, the awards will immediately terminate. Awards that vest based on the attainment of performance-based conditions will be subject to the award agreement provision governing the impact of a Change in Control, provided the award agreement may not permit vesting of awards at a rate greater than the actual level of attainment and/or will provide for pro-rated vesting based on any reduction to the performance period
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resulting from the Change in Control. Where awards are assumed or continued after a Change in Control, the Committee may provide that the vesting of one or more awards will automatically accelerate upon an involuntary termination of the participant's employment or service without cause within a designated period following the change in control.
“Change in Control” is defined as any of the following:
•	The acquisition by a person or group of beneficial ownership of more than 20% of the voting power of our stock;
•	Our incumbent directors ceasing to constitute a majority of our board;
•	A merger, consolidation, or share exchange involving transfer of controlling voting power; or
•	A sale of all or substantially more of the assets of the Company.
•	In addition, a Change in Control must constitute a change control the Company under Section 409A of the Internal Revenue Code to be treated as a Change in Control under the Plan.
Term of the Amended 2018 Plan. The Amended 2018 Plan will become effective on the date that it is approved by the Company’s shareholders. The Plan will continue in effect until the tenth anniversary of the date that the shareholders approve the Amended 2018 Plan, unless earlier terminated by our Board. Any awards that are outstanding at the time the Amended 2018 Plan terminates will remain in force according to the terms of the Amended 2018 Plan and the applicable agreement evidencing the award.
Amendment and Termination of the Plan. The Board, or with the approval of our Board, the Committee, at any time may terminate, amend or modify the Amended 2018 Plan, except that our Board may not, without prior shareholder approval, amend or modify the Amended 2018 Plan in any manner that would require shareholder approval to comply with any applicable laws.
Termination or amendment of the Amended 2018 Plan may not adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws.
Furthermore, absent approval of our shareholders, no option or SAR may be amended to reduce the exercise price or grant price of the shares subject to such option or SAR and (except as permitted under the provisions of the Amended 2018 Plan dealing with certain capitalization adjustments, changes in control, and other events) no option or SAR may be cancelled in exchange for the grant of an option or SAR having a lower per share exercise price or for a cash payment or another award at a time when the option or SAR has a per share exercise price that is higher than the fair market value of the shares.
Clawback/Recovery. Awards are subject to recoupment under any “clawback” policy adopted by the Company providing for the recovery of awards, shares, proceeds, or payments to participants in the event of fraud or as required by applicable laws or governance considerations or in other similar circumstances.
U.S. FEDERAL INCOME TAX CONSEQUENCES OF AWARDS
The following is a summary of U.S. federal income tax consequences of awards under the Amended 2018 Plan, based on current U.S. federal income tax laws. This summary does not constitute legal or tax advice and does not address municipal, state or foreign income tax consequences. Participants in the Amended 2018 Plan are urged to consult their own tax advisors with respect to the particular federal income tax consequences to them of participating in the Amended 2018 Plan, as well as with respect to any applicable municipal, state, or foreign income tax or other tax considerations.
Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in taxable income to the holder. The holder will recognize ordinary income at the time of exercise equal to the excess of the fair market value of the shares on the date of exercise over the exercise price, and the Company will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the holder upon the sale of the shares acquired on exercise will be treated as capital gains or losses.
Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the holder. The exercise of an incentive stock option will not result in taxable income to the holder if, at the time of exercise, the holder has been employed by the Company or any of its affiliates at all times beginning on the grant date and ending not more than 90 days before the exercise date. However, the excess of the fair market value of the shares on the date of exercise over the exercise price is an adjustment that is included in the calculation of the holder’s alternative minimum tax liability for the year the shares are sold.
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If the holder does not sell the shares acquired on exercise of an incentive stock option within two years from the grant date and one year from the exercise date, then any gain or loss realized on the sales of the shares in excess of the exercise price will be taxed as capital gain or recognized as a capital loss. If these holding requirements are not met, then the holder will generally recognize ordinary income at the time the shares are sold in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized on the sale of the shares over the exercise price, and the Company will be entitled to a corresponding deduction.
SARs. The grant of a SAR will not result in taxable income to the holder. The holder will recognize ordinary income on the exercise date equal to the aggregate amount of cash received or the fair market value of the shares received, and the Company will be entitled to a corresponding deduction. If the SARs are settled in shares and the holder later sells the shares, then the holder will recognize capital gain or loss on the difference between the sale price and the amount of income recognized at exercise. Whether the capital gain or loss is long-term or short-term depends on how long the shares are held.
Restricted Stock. Unless the holder makes an election to accelerate the recognition of income to the grant date (as described below), the grant of restricted stock will not result in taxable income to the participant. When the restrictions lapse, the holder will recognize ordinary income on the excess of the fair market value of the shares on the vesting date over the amount paid for the shares, if any, and the Company will be entitled to a corresponding deduction.
If the holder makes an election under Section 83(b) of the Code within 30 days after the grant date, the holder will recognize ordinary income as of the grant date equal to the fair market value of the shares on the grant date over the amount paid, if any, and the Company will be entitled to a corresponding deduction. Any future appreciation will be taxed as capital gain. However, if the shares are later forfeited, the holder will not be able to recover any taxes paid.
Restricted Stock Units. The grant of a restricted stock unit will not result in taxable income to the holder. When the restricted stock unit is settled, the holder will recognize ordinary income equal to the fair market value of the shares received or the cash provided on settlement, and the Company will be entitled to a corresponding deduction. Any future appreciation with respect to shares received in settlement of a restricted stock unit will be taxed as capital gains.
Section 409A. Section 409A of the Code imposes complex rules on nonqualified deferred compensation arrangements, including with respect to compensation deferral elections and the timing of deferred compensation payments. Certain equity awards may be subject to Section 409A of the Code, while others are exempt. If an award is subject to Section 409A of the Code and a violation occurs, the compensation is includible in income when it is no longer subject to a substantial risk of forfeiture, and the holder may be subject to a 20% penalty tax and, in some cases, interest penalties. The 2018 Plan and awards granted thereunder are intended to be exempt from or conform to the requirements of Section 409A of the Code.
Section 162(m). Section 162(m) of the Code denies deductions to publicly held corporations for compensation paid to certain senior executives that exceeds $1,000,000.
Withholding. The Company is entitled to satisfy all applicable income and employment taxes required by federal, state, municipal, or foreign law to be withheld by deducting from the payment or settlement of any award (whether made in shares or cash), withholding from wages, or other cash compensation payable to the participant, or requiring the participant to pay such withholding taxes to the Company as a condition of receiving payment or settlement of an award.
AWARDS UNDER THE AMENDED PLAN
Because all awards under the Amended 2018 Plan are discretionary with the Committee, neither the number nor types of future Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable. However, on March 31, 2023, the Board approved the adoption of the Directors’ Deferral Plan as a subplan under the Amended 2018 Plan, contingent upon the effectiveness of the Amended 2018 Plan. The Directors’ Deferral Plan provides that Non-Employee Directors will be awarded annual grants of fully vested shares in the amount of the lesser of (i) 30,000 shares or (ii) the number of shares equal in value to $800,000 minus the director’s total cash compensation for the year (including any cash compensation deferred and paid in shares under the Directors’ Deferral Plan). Under the Directors’ Deferral Plan, Non-Employee Directors may also defer the receipt of some or all of their cash compensation into a book entry deferred share account. Dividend equivalents will be paid on all deferred shares and deemed reinvested in additional deferred shares. Each Non-Employee Director may elect to receive accumulated deferred shares in a lump sum in the second year following the director’s separation from service, or in annual installments. Payment of deferred shares will be accelerated, and such shares will be paid in a lump sum, upon the Non-Employee Director’s death.
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Existing Plan Benefits. In accordance with SEC rules, the following table lists all awards granted to the individuals and groups indicated below since the adoption of the 2018 Plan through March 31, 2023 (all PA awards are reported based on the target number of shares). The awards listed below for the covered executives include the equity awards listed in the executive compensation tables beginning on page 64 of this Proxy Statement and are not additional awards.
Name and Position	Number of Shares Subject to Awards Granted
Jeffrey Simmons - President and CEO	3,063,446
Todd Young - Executive Vice President and Chief Financial Officer	626,706
Ellen De Brabander - Executive Vice President, Innovation, Regulatory, and Business Development	367,208
Ramiro Cabral - Executive Vice President, Elanco International	432,184
Bobby Modi - Executive Vice President, U.S. Pet Health and Global Digital Transformation	157,642
Current executive officers as a group	5,774,189
Non-Employee Directors as a group	—
All other employees (including all current officers who are not executive officers) as a group	8,713,263

Recommendation of the Board The Board unanimously recommends a vote “FOR” the approval of the Amended and Restated 2018 Elanco Stock Plan.
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Stock Ownership Information
Security Ownership of Directors and Executive Officers
The following table shows the shares of our common stock beneficially owned as of March 20, 2023 by each director and NEO individually and by all of our executive officers and directors as of such date as a group. Shares reported as beneficially owned include shares held indirectly. It also includes shares subject to stock options exercisable and RSUs subject to conversion in shares of common stock, within sixty days of March 20, 2023. As of such date, none of these shares were pledged as security.
Name	Shares Beneficially Owned(1)	Percent of Class
Kapila Anand	47,574	*
John Bilbrey	96,066(2)	*
William Doyle	25,956	*
Art Garcia	42,421	*
Michael Harrington	54,120	*
Paul Herendeen	35,956	*
R. David Hoover	265,656(3)	*
Deborah Kochevar	40,857	*
Lawrence Kurzius	68,131	*
Kirk McDonald	39,857	*
Denise Scots-Knight	40,844	*
Jeffrey Simmons	1,374,483(4)	*
Todd Young	233,803(5)	*
Ellen de Brabander	104,518	*
Ramiro Cabral	170,069	*
Bobby Modi	66,355	*
All directors and executive officers as a group (22 persons)	3,166,084	*
*	Less than 1% of the outstanding shares of common stock.
(1)
Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to non-qualified stock options currently exercisable or that will become exercisable within 60 days: 186,914 shares for Mr. Simmons, 19,015 shares for Mr. Young, 12,712 shares for Dr. de Brabander, 32,222 shares for Dr. Cabral, 0 shares for Mr. Modi and 72,610 shares for the Company’s other executive officers.

(2)	Includes 41,722 shares held indirectly through a revocable trust.
(3)	Includes 180,920 shares held indirectly through revocable trusts.
(4)	Includes 45,000 shares held indirectly through a revocable trust.
(5)	Includes 114,309 shares held indirectly through a Living Trust, 6,562 by an IRA, 4,000 as UTMA custodian for minors, and 2,000 by spouse IRA account.
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Security Ownership of Certain Beneficial Owners
The following table shows all entities that are the beneficial owners of more than 5% of our common stock as of March 20, 2023.
Name	Number of Shares	Percent of Class
Dodge & Cox(1)	84,775,075	17.2%
The Vanguard Group(2)	45,691,838	9.3%
PRIMECAP Management Company(3)	32,983,562	6.7%
BlackRock, Inc.(4)	30,546,195	6.2%
(1)
As of December 31, 2022, based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2023 by Dodge & Cox (“Dodge & Cox”). Dodge & Cox's business address is 555 California Street, 40th Floor, San Francisco, CA 94104. Represents (i) 84,775,075 shares for which Dodge & Cox has sole dispositive power; (ii) no shares for which Dodge & Cox has shared dispositive power; (iii) 80,123,275 shares for which Dodge & Cox has sole voting power; and (iv) no shares for which Dodge & Cox has shared voting power.

(2)
As of December 31, 2022, based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group (“Vanguard”). Vanguard’s business address is 100 Vanguard Blvd., Malvern, PA 19355. Represents (i) 44,699,964 shares for which Vanguard has sole dispositive power, (ii) 991,874 shares for which Vanguard has shared dispositive power, (iii) no shares for which Vanguard has sole voting power and (iv) 380,591 shares for which Vanguard has shared voting power.

(3)
As of December 31, 2022, based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2023 by PRIMECAP Management Company (“PRIMECAP”). PRIMECAP’s business address is 177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105. Represents (i) 32,983,562 shares for which PRIMECAP has sole dispositive power, (ii) no shares for which PRIMECAP has shared dispositive power, (iii) 31,569,832 shares for which PRIMECAP has sole voting power and (iv) no shares for which PRIMECAP has shared voting power.

(4)
As of December 31, 2022, based on information set forth in a Schedule 13G/A filed with the SEC on February 18, 2023 by BlackRock, Inc. (“BlackRock”). BlackRock’s business address is 55 East 52nd Street, New York, NY 10055. Represents (i) 30,546,195 shares for which BlackRock has sole dispositive power, (ii) no shares for which BlackRock has shared dispositive power, (iii) 27,293,571 shares for which BlackRock has sole voting power and (iv) no shares for which BlackRock has shared voting power.

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Stock Ownership Information
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of such equity securities. To our knowledge, no executive officer or director of Elanco failed to file reports required by Section 16(a) on a timely basis, except as follows due to an administrative oversight: (i) for Mr. Meer, three late Form 4 filings reporting (a) one RSU grant, (b) one acquisition of shares from a PSU settlement and one forfeiture of shares for withholding to cover taxes upon vesting, and (c) one RSU grant and two forfeitures of shares to cover taxes upon vesting; and (ii) for Mr. Modi, his initial Form 3 was filed one day late.
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Equity Compensation Plan Information
The following table shows information, as of December 31, 2022, regarding shares of our common stock authorized for issuance under our equity compensation plans. As of such date, other than as described below, no equity securities were authorized for issuance under equity compensation plans not approved by shareholders.
	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans approved by security holders	4,110,324(2)	$29.77	12,691,750
(1)
The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding stock options and do not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

(2)
This number includes 662,930 stock options, 2,961,015 shares underlying RSUs granted under the 2018 Stock Plan and 486,379 DSUs, which includes 58,968 DSUs earned by directors who have elected to defer their cash compensation into Elanco shares. These shares will be fully vested upon departure from our Board.

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General Information About the Annual Meeting
Online Meeting
We will conduct the Annual Meeting solely via the Internet through a live audio webcast. We continue to use the virtual annual meeting format to facilitate shareholder attendance and participation, as we believe this format enables shareholders to participate fully from any location around the world, at no cost to them.
You are entitled to attend and participate in the virtual Annual Meeting only if you held your shares as of the close of business on March 20, 2023 (the “Record Date”) or if you hold a valid proxy for the Annual Meeting. If you were not an Elanco shareholder as of such date, you may still view the meeting online. Applicable shareholders who wish to participate in the Annual Meeting, or other interested participants who wish to view but not participate in the Annual Meeting, may do so by visiting www.virtualshareholder
meeting.com/ELAN2023.
To attend online and participate in the Annual Meeting, shareholders of record will need to use their control number on the Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) provided to them, or their proxy card, to log into www.virtualshareholdermeeting.com/ELAN2023. If you are a beneficial shareholder and your voting instruction form or Notice of Internet Availability indicates that you may vote those shares through the www.proxyvote.com website, then you may access, participate in and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice of Internet Availability. Otherwise, beneficial shareholders who do not have a control number or access code should contact their bank, broker, or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.
We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 7:45 a.m. Eastern Time. If you have difficulties during the check-in time or during the Annual Meeting, we will have technicians ready to assist you with any difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.
Shareholders have multiple opportunities to submit questions to us for the Annual Meeting. Shareholders who wish to submit a question in advance may do so at either www.proxyvote.com or on our Annual Meeting website at www.virtualshareholder
meeting.com/ELAN2023. Shareholders also may submit questions live during the meeting.
We reserve the right to eject an attendee or cut off speaking privileges for behavior likely to cause disruption or annoyance or for failure to comply with reasonable requests or the rules of conduct for the meeting, including time limits applicable to attendees who are permitted to speak. We also reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Elanco business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.
92 2023 Proxy Statement

General Information About the Annual Meeting
Who Can Vote
You are entitled to vote at the Annual Meeting if our records show that you held your shares as of the Record Date. At the close of business on that date, a total of 492,047,948 shares of our common stock were outstanding and entitled to vote. In addition to shareholders of record of our common stock, “beneficial owners of shares held in street name” as of the Record Date can vote using the methods described below.
•	Shareholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are the shareholder of record with respect to those shares.
•
Beneficial Owners of Shares Held in Street Name. If your shares are held in an account at a bank, broker, or other organization, then you are the “beneficial owner of shares held in street name” (a “beneficial shareholder”). As a beneficial shareholder, you have the right to instruct the person or organization holding your shares how to vote your shares. Most individual shareholders are beneficial owners of shares held in street name.

Voting Before or During the Annual Meeting
There are four ways to vote:
•
Online Prior to the Annual Meeting. You may vote by proxy by visiting www.proxyvote.com and entering the control number found on your Notice of Internet Availability. The availability of online voting may depend on the voting procedures of the organization that holds your shares.

•
Online During the Annual Meeting. You may vote online during the Annual Meeting by visiting www.virtualshareholder meeting.com/ELAN2023, entering the control number found on your Notice of Internet Availability and following the on-screen instructions. The availability of online voting may depend on the voting procedures of the organization that holds your shares. Voting online during the meeting will replace any previous votes.

•
Telephone. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by calling the toll-free number found on the card or form. The availability of telephone voting may depend on the voting procedures of the organization that holds your shares.

•
Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by filling out the card or form and returning it in the envelope provided.

Whether you are a shareholder of record or a beneficial shareholder, you may direct how your shares are voted without participating in the Annual Meeting. We encourage shareholders to vote well before the Annual Meeting, even if they plan to attend the virtual meeting, by completing proxies online or by telephone or, if they received printed copies of these materials, by mailing their proxy cards. The online polls will close at 11:59 p.m. Eastern Time on May 17, 2023.
Shareholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote online during the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting begins. Beneficial shareholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or, if applicable, by voting online during the virtual Annual Meeting.
Quorum for the Annual Meeting
In order to have a quorum at the Annual Meeting, holders of a majority of the outstanding shares entitled to vote at the Annual Meeting must be present or represented by proxy for the transaction of business. Your shares will be counted for purposes of determining if there is a quorum if you are entitled to vote and you are present at the Annual Meeting, or if you have properly voted by proxy online, by phone, or by submitting a proxy card or voting instruction form by mail prior to the Annual Meeting.
Broker non-votes (as described below) and abstentions are counted for purposes of determining whether a quorum is present. If a quorum is not present, we may propose to adjourn the Annual Meeting and reconvene the Annual Meeting at a later date.
93 2023 Proxy Statement

General Information About the Annual Meeting
Voting Standards
Each share of common stock is entitled to one vote at the Annual Meeting. To be elected (Proposal No. 1), the director nominees must receive a plurality of the votes cast by the holders of shares entitled to vote in the election at the meeting, provided a quorum is present. A “plurality of the votes cast” means that the individuals with the highest number of “for” votes are elected as directors up to the maximum number of directors to be elected. “Votes cast” excludes abstentions and any broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the election of directors. Brokers do not have discretionary authority with respect to the election of directors.
For Proposal Nos. 2, 3, 4 and 5, each proposal will be approved if the votes cast for the proposal exceed those cast against the proposal at the meeting. Abstentions or broker non-votes with respect to these proposals, if any, will have no effect on the outcome of the vote. Brokers have discretionary authority with respect to Proposal No. 2. Brokers do not have discretionary authority with respect to Proposals Nos. 1, 3, 4 and 5.
The following chart describes the proposals to be considered at the Annual Meeting, the vote required to elect directors and to adopt each other proposal and the manner in which votes will be counted.
Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
No. 1 – Election of Directors	For, against, or abstain on each nominee.	Plurality of votes cast.	No effect.	No effect. No broker discretion to vote.
No. 2 – Ratification of Independent Auditor	For, against, or abstain.	More votes “for” than “against.”	No effect.	Brokers have discretion to vote.
No. 3 – Advisory Vote on Executive Compensation	For, against, or abstain.	More votes “for” than “against.”	No effect.	No effect. No broker discretion to vote.
No. 4 – Approval of Amended and Restated ESPP	For, against, or abstain.	More votes “for” than “against.”	No effect.	No effect. No broker discretion to vote.
No. 5 – Approval of Amended and Restated 2018 Plan	For, against, or abstain.	More votes “for” than “against.”	No effect.	No effect. No broker discretion to vote.
If you complete and submit your proxy voting instructions, the individuals named as proxies will follow your instructions. If you are a shareholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the individuals named as proxies will vote as our Board recommends on each proposal and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.
If you are a beneficial shareholder and do not provide the broker that holds your shares with specific voting instructions, then such broker may generally vote your shares in their discretion on “routine” matters but cannot vote on “non-routine matters.” For the Annual Meeting, only Proposal No. 2 is considered a routine matter.
94 2023 Proxy Statement

General Information About the Annual Meeting
Cost of Proxy Solicitation
We are providing these proxy materials in connection with the solicitation by our Board of proxies to be voted on at the Annual Meeting. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders personally, electronically and by telephone. None of these employees will receive any additional compensation for doing this. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of $20,000 plus reimbursement of expenses. We will, on request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial shareholders and obtaining their voting instructions.
Shareholder List
Our list of shareholders as of the Record Date will be available for inspection for five business days prior to the Annual Meeting. If you want to inspect the shareholder list, please contact our Investor Relations department at investor@elanco.com to schedule an appointment. In addition, the list of shareholders will also be available during the Annual Meeting through the meeting website for those shareholders who choose to attend.
95 2023 Proxy Statement

Submission of Shareholder Proposals or Nominations
Rule 14a-8 Proposals for Inclusion in the Proxy Statement for the 2024 Annual Meeting
Pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”), some shareholder proposals may be eligible for inclusion in our Proxy Statement for the 2024 Annual Meeting. These proposals must be received by our Corporate Secretary at our principal offices, through one of the means discussed in the “Communicating with Us” section below, by no later than the close of business (5:00 p.m. Eastern Time) on December 8, 2023. Proposals submitted for inclusion in our Proxy Statement for the 2024 Annual Meeting must comply with all requirements of Rule 14a-8.
Director Nominations (Including Proxy Access Nominations) or Other Proposals for Presentation at the 2024 Annual Meeting
Proxy Access. We have adopted proxy access, which permits a shareholder, or group of up to 20 shareholders, owning 3% or more of our outstanding common stock continuously for at least three years, to submit director nominations for up to two individuals or 20% of our Board (whichever is greater) for inclusion in our Proxy Statement if the shareholder(s) and the nominee(s) meet the requirements in our Bylaws.
Director Nominations and Other Proposals, Other Than Proxy Access and Rule 14a-8. Under our Bylaws, a shareholder may nominate a candidate for election to our Board (other than pursuant to the proxy access provisions of our Bylaws) or may propose any business for presentation at the 2024 Annual Meeting (other than proposals presented under Rule 14a-8) pursuant to the advance notice provisions of the Bylaws.
Deadline for Notice. A shareholder who desires to nominate a candidate for election to our Board (whether pursuant to the proxy access provisions of our Bylaws or otherwise) or to propose any business for presentation at the 2024 Annual Meeting (other than proposals presented under Rule 14a-8) pursuant to the advance notice provisions of the Bylaws, must give notice to our Corporate Secretary at our principal executive offices, through one of the means discussed in the “Communicating with Us” section below, by no earlier than January 18, 2024 and no later than the close of business (5:00 p.m. Eastern Time) on February 17, 2024. The notice must include the information specified in our Bylaws, including information concerning the nominee or proposal (as applicable) and information about the shareholder’s ownership of and agreements related to our stock.
If the 2024 Annual Meeting is advanced or delayed more than 30 days from the anniversary of the Annual Meeting, a shareholder seeking to nominate a candidate for election to our Board or propose any business at our 2024 Annual Meeting pursuant to the advance notice provisions of the Bylaws must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the close of business (5:00 p.m. Eastern Time) on the later of 120 days in advance of the 2024 Annual Meeting or, if later, 10 days following the date on which public disclosure of the date of the meeting was first made.
In addition to satisfying the foregoing requirements to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 24, 2024.
Requirements for Director Nominees and Other Proposals. All director nominations and shareholder proposals must comply with the requirements of our Bylaws, including, with respect to director nominations, the eligibility requirements contained therein. A copy of our Bylaws is available on our website at www.elanco.com/en-us/about-us/governance/corporate by clicking on the “Bylaws” link. The Chairman may refuse to acknowledge or introduce any such matter at the 2024 Annual Meeting if notice of the matter is not received within the applicable deadlines or does not comply with our Bylaws. If a shareholder does not meet these deadlines or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the 2024 Annual Meeting.
96 2023 Proxy Statement

Other Information
Communicating with Us
To communicate with our Board (or any individual member), make a proposal or director nomination, introduce business at an annual meeting of shareholders, revoke a prior proxy instruction, or request copies of our governance-related documents, please contact us via e-mail to elanco_corporate_secretary@elancoah.com or by mail to Elanco Animal Health Incorporated, 2500 Innovation Way, Greenfield, IN 46140, Attention: Corporate Secretary.
The Corporate Secretary regularly forwards to the addressee all correspondence other than mass mailings, advertisements and other materials not relevant to our business. However, we reserve the right not to forward to Board members any abusive, threatening, or otherwise inappropriate materials.
Notice of Internet Availability
We use the Internet as the primary means of furnishing proxy materials to shareholders. We are sending a Notice of Internet Availability to our shareholders with instructions on how to access the proxy materials online at www.proxyvote.com or request a printed copy of the materials. Our proxy materials are also available at https://investor.elanco.com/financials/annual-reports/.
Shareholders may follow the instructions in the Notice of Internet Availability to elect to receive future proxy materials in print by mail or electronically by e-mail. We encourage shareholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of our annual meetings and reduce our printing and mailing costs.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as brokers and banks) to satisfy the delivery requirements for Proxy Statements with respect to two or more security holders sharing the same address by delivering a single Notice of Internet Availability or Proxy Statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.
Several brokers and banks with accountholders who are Elanco shareholders will be “householding” our proxy materials. As indicated in the notice provided by these brokers to Elanco shareholders, a single Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate proxy statement, please notify your broker, contact Broadridge Financial Solutions at 1-866-540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or send a written request to Elanco Animal Health Incorporated, 2500 Innovation Way, Greenfield, IN 46140, Attention: Investor Relations or via e-mail at investor@elanco.com. Shareholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker or bank.
97 2023 Proxy Statement

Other Information
Legal Matters
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our long-term financial targets and ESG goals and strategies. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. We assume no obligation to update any forward-looking statements or information, which speak only as of their respective dates.
Website references and their hyperlinks throughout this document are provided for convenience only and the content on the referenced websites, including but not limited to the content contained in our 2021 ESG Summary Report, is not incorporated herein by reference into this Proxy Statement, nor does it constitute a part of this Proxy Statement.
Financial Matters
Our financial statements for the year ended December 31, 2022 are included in our 2022 Annual Report, which we provide to our shareholders at the same time as this Proxy Statement. Our 2022 Annual Report and this Proxy Statement are also posted on our website at https://investor.elanco.com/financials/annual-reports/. If you have not received or do not have access to the 2022 Annual Report, please send a written request to Elanco Animal Health Incorporated, 2500 Innovation Way, Greenfield, IN 46140, Attention: Investor Relations.
Matters to be Presented
We know of no other matters to be submitted to shareholders at the Annual Meeting, other than the proposals identified in this Proxy Statement. If any other matters properly come before shareholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment. If the meeting is adjourned or postponed, the persons named on the proxy can vote such shares at the adjournment or postponement as well.
By order of the Board of Directors,

Marcela A. Kirberger
Executive Vice President, General Counsel and
Corporate Secretary
98 2023 Proxy Statement

Appendix A Reconciliation of GAAP Information to Non-GAAP Information
In this Proxy Statement, we use non-GAAP financial measures, such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted gross margin and net debt. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in this Appendix A and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to U.S. GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not and should not be viewed as, substitutes for U.S. GAAP reported measures. We encourage investors to review our unaudited condensed consolidated and combined financial statements in their entirety and caution investors to use U.S. GAAP measures as the primary means of evaluating our performance, value and prospects for the future and non-GAAP measures as supplemental measures.
A-1 2023 Proxy Statement

Appendix A
GAAP Net Income (Loss) to Adjusted Net Income
We define adjusted net income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs, tax valuation allowances and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.
The following is a reconciliation of GAAP Revised for the year ended December 31, 2022 and 2021 to Selected Non-GAAP Adjusted information:
	2022			2021
	GAAP Revised(a)	Adjusted Items(c)	Non- GAAP(b)	GAAP Revised(a)	Adjusted Item(c)	Non- GAAP(b)
Cost of sales(1)	$1,913	$—	$1,913	$2,132	$64	$2,068
Amortization of intangible assets	$528	$528	$—	$556	$556	$—
Asset impairment, restructuring and other special charges(2)(3)	$183	$183	$—	$634	$634	$—
Interest expense, net of capitalized interest(4)	$241	$20	$221	$236	$—	$236
Other (income) expense, net(5)(6)	$32	$2	$30	$5	$(14)	$19
Income (loss) before taxes	$(72)	$733	$662	$(571)	$1,240	$669
Provision for taxes(7)(8)	$6	$(111)	$117	$(88)	$(236)	$147
Net income (loss)	$(78)	$622	$544	$(483)	$1,004	$522
Earnings (loss) per share:
basic	$(0.16)	$1.27	$1.11	$(0.99)	$2.06	$1.07
diluted	$(0.16)	$1.26	$1.11	$(0.99)	$2.06	$1.07
Adjusted weighted average shares outstanding :
basic	488.3	488.3	488.3	487.2	487.2	487.2
diluted(9)	488.3	492.2	492.2	487.2	488.9	488.9
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.
(a)
GAAP Revised amounts for the years ended December 31, 2022 and 2021 represent GAAP reported results that have been revised for certain immaterial items, as described in “Revision of Prior Period Financial Statements Primarily Relating to Tax Valuation Allowance Adjustment” in the Company's February 21, 2023 earnings release and additional revisions as noted in the Form 8-K/A.

(b)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(c)	Adjustments to certain GAAP measures for the year ended December 31, 2022 and 2021 include the following:
(1)	2021 excludes amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health ($64 million).
(2)
2022 excludes charges associated with integration efforts and external costs related to the acquisitions of Bayer Animal Health and KindredBio ($105 million), a nonrecurring charge for acquired IPR&D with no alternative future use that we recorded upon the initial consolidation of a variable interest entity that is not a business ($59 million), the finalization of a write-down charge associated with the sale of our manufacturing site in Speke, U.K. ($22 million), a measurement period adjustment to the consideration transferred and charge associated with the settlement of a liability for future royalty and milestone payments that was triggered in connection with the acquisition of KindredBio ($2 million), facility exit costs ($2 million), asset impairments ($2 million), and the write-off of a receivable associated with a previous R&D collaboration arrangement ($1 million), partially offset by adjustments resulting from the reversal of severance accruals ($9 million) and an adjustment related to asset write-downs ($1 million).

A-2 2023 Proxy Statement

Appendix A
(3)
2021 excludes charges associated with integration efforts and external costs related to the acquisitions of Bayer Animal Health and KindredBio, and charges primarily related to independent stand-up costs and other related activities ($162 million), a charge associated with the settlement of a liability for future royalty and milestone payments triggered in connection with our acquisition of KindredBio ($26 million), costs associated with the sale of our manufacturing sites in Shawnee, Kansas and Speke, U.K. and other business development transactions ($5 million), severance accruals net of reversals ($110 million), asset impairments ($66 million), asset write-downs ($284 million), and the settlement of legal matters ($10 million), partially offset by curtailment gains recognized due to the remeasurement our pension benefit obligations resulting from workforce reductions associated with our recent restructuring programs ($29 million).

(4)	2022 excludes the debt extinguishment losses recorded in connection with the early repayment of our 4.272% Senior Notes due August 28, 2023 and our Term Loan B ($20 million).
(5)
2022 excludes a contribution to The Elanco Foundation ($3 million) and the impact of hyperinflationary accounting related to Turkey ($4 million), partially offset by the gain recognized on the disposal of the microbiome R&D platform ($3 million) and up-front payments received in relation to license and asset assignment agreements ($2 million).

(6)
2021 excludes up-front payments received and equity issued to us in relation to license and asset assignment agreements ($9 million), the gain recorded on the sale of certain equine assets ($4 million), and the impact of a decrease in the fair value of the Prevtec contingent consideration ($1 million).

(7)
2022 represents the income tax expense associated with the adjusted items, the reversal of tax expense that was previously stranded in accumulated other comprehensive income due to the interest rate swap settlement ($17 million), and a net tax benefit associated with the sale of the Speke manufacturing site ($12 million), partially offset by a net increase in the valuation allowance recorded against our deferred tax assets during the period ($62 million).

(8)
2021 represents the income tax expense associated with the adjusted items, partially offset by a net increase in the valuation allowance recorded against our deferred tax assets during the period ($56 million).

(9)
During the years ended December 31, 2022 and 2021, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same periods, we reported adjusted net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating Adjusted EPS include 3.9 million and 1.7 million, respectively, of common stock equivalents.

The following is a reconciliation of GAAP Revised for the year ended December 31, 2020 to Selected Non-GAAP Adjusted information:
	2020
	GAAP Revised(a)	Adjusted Items(c)	Non- GAAP(b)
Cost of sales(1)	$1,667	$96	$1,571
Amortization of intangible assets	$360	$360	$—
Asset impairment, restructuring and other special charges(2)	$623	$623	$—
Interest expense, net of capitalized interest(3)	$150	$3	$147
Other income, net(4)	$(178)	$(169)	$(9)
Income (loss) before taxes	$(677)	$914	$237
Provision for taxes(5)	$(103)	$(142)	$39
Net income (loss)	$(574)	$773	$199
Earnings (loss) per share:
basic	$(1.30)	$1.75	$0.45
diluted	$(1.30)	$1.75	$0.45
Adjusted weighted average shares outstanding:
basic	441.4	441.4	441.4
diluted(6)	441.4	442.6	442.6
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.
(a)
GAAP Revised amounts for the year ended December 31, 2020 represent GAAP reported results that have been revised for certain immaterial items, as described in “Revisions of Prior Period Financial Statements Primarily Relating to Tax Valuation Allowance Adjustment” in the Company’s February 21, 2023 earnings release and additional revisions as noted in the Form 8-K/A from March 1, 2023.

A-3 2023 Proxy Statement

Appendix A
(b)
The company uses non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (GAAP). The company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(c)	Adjustments to certain GAAP reported measures for the year ended December 31, 2020 include the following:
(1)
2020 excludes amortization of inventory fair value adjustments recorded from the acquisition of Bayer Animal Health ($90 million), charges associated with the write-off of marketing inventory recorded from the acquisition of Bayer Animal Health ($2 million), and a one-time payment to settle outstanding obligations to a contract manufacturing organization in connection with a divestiture ($4 million).

(2)
2020 excludes charges associated with integration efforts and external costs related to the acquisition of businesses, including the acquisition of the animal health business of Bayer, and charges primarily related to independent stand-up costs and other related activities ($424 million), severance ($155 million), asset impairments ($17 million), facility exit costs and asset write-downs ($17 million), a one-time payment associated with our agreement to build a new corporate headquarters ($9 million), the settlement of a legal matter ($3 million), registration fees for Elanco common shares sold by Bayer AG during the quarter ($1 million), and a payment for acquired IPR&D from a collaboration arrangement ($1 million), partially offset by adjustments to write-downs of assets held for sale ($1 million) and the gain on the sale of our R&D facility in Prince Edward Island, Canada ($4 million).

(3)	2020 excludes the debt extinguishment losses recorded in connection with the repayments of our existing term loan facilities ($3 million).
(4)
2020 excludes the gains recorded in relation to the divestiture of several products as required as a result of the acquisition of the animal health business of Bayer ($157 million), a hedging gain related to the closing of the acquisition of the animal health business of Bayer ($6 million), the gain on our sale of land and buildings in New South Wales, Australia ($45 million) and the impact of a decrease in the fair value of the Prevtec contingent consideration ($4 million), partially offset by financing commitment and advisory fees associated with the Bayer Animal Health acquisition ($36 million) and a loss recorded in relation to the divestiture of products ($7 million).

(5)
2020 represents the income tax expense associated with the adjusted items, partially offset by the impact of the valuation allowance recorded against our deferred tax assets during the period ($81 million).

(6)
During the year ended December 31, 2020, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect is anti-dilutive. During the same period, we reported non-GAAP net income. As a result, potential dilutive common shares would not have an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating Adjusted EPS include 1.2 million of common stock equivalents.

Adjusted EBITDA / Adjusted EBITDA Margin
We define adjusted EBITDA as net income (loss) adjusted for interest expense (income), income tax expense (benefit), tax valuation allowances and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items. We define adjusted EBITDA margin as adjusted EBITDA divided by total revenue. The following is a reconciliation of U.S. GAAP Net Loss to EBITDA and adjusted EBITDA and a calculation of adjusted EBITDA margin for the year ended December 31, 2022 and 2021.
A-4 2023 Proxy Statement

Appendix A
	Year Ended December 31,
	2022	2021
Revised net loss(1)	$(78)	$(483)
Net interest expense	241	236
Income tax expense (benefit)	6	(88)
Depreciation and amortization	682	716
EBITDA	$851	$381
Non-GAAP Adjustments:
Cost of sales	$—	$64
Asset impairment, restructuring and other special charges	183	634
Accelerated depreciation(2)	(19)	(6)
Other (income) expense, net	2	(14)
Adjusted EBITDA	$ 1,017	$ 1,059
Adjusted EBITDA Margin	23.1%	22.2%
Numbers may not add due to rounding.
(1)
Net loss for the years ended December 31, 2022 and 2021 reflect revisions recorded to prior period financial statement amounts, as described in “Revision of Prior Period Financial Statements Primarily Relating to Tax Valuation Allowance Adjustment” in the Company's February 21, 2023 earnings release and additional revisions as noted in the Form 8-K/A.

(2)
Represents depreciation of certain assets that was accelerated during the periods presented. This amount must be added back to arrive at Adjusted EBITDA because it is included in Asset impairment, restructuring, and other special charges but it has already been excluded from EBITDA in the “Depreciation and amortization” row above.

Net Debt
We define net debt as gross debt less cash and cash equivalents on our balance sheet. We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding unamortized debt issuance costs. We define the net leverage ratio as gross debt less cash and cash equivalents divided by adjusted EBITDA. This calculation does not include Term Loan B covenant-related adjustments that reduce this leverage ratio. The following is a reconciliation of gross debt to net debt for the year ended December 31, 2022:
($ in millions)
Long-term debt	5,448
Current portion of long-term debt	388
Less: Unamortized debt issuance costs	(64)
Total gross debt	5,900
Less: Cash and cash equivalents	345
Net Debt	5,555
Net Debt Leverage Ratio	5.5x
Adjusted Gross Margin
We define adjusted gross margin as adjusted gross profit divided by total revenue and adjusted gross profit as total revenue less adjusted cost of sales.
A-5 2023 Proxy Statement

Appendix B Amended and Restated Elanco Animal Health Incorporated Employee Stock Purchase Plan
ARTICLE I. PURPOSE, SCOPE AND ADMINISTRATION OF THE PLAN
The purpose of the Elanco Animal Health Incorporated Employee Stock Purchase Plan, as it may be amended from time to time (the “Plan”), is to assist employees of Elanco Animal Health Incorporated, an Indiana corporation, and any successor corporation thereto (the “Company”), and its Designated Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an “employee stock purchase plan” under Code Section 423 (for employees in the United States), and to help such employees provide for their future security and encourage them to remain in the employment of the Company and its Subsidiaries.
ARTICLE II. DEFINITIONS
Whenever the following terms are used in the Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural where the context so indicates.
2.1
“Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.2	“Administrator” means the Committee, or such individual(s) to whom authority to administer the Plan has been delegated under Section 7.1.
2.3	“Board” means the Board of Directors of the Company.
2.4	“Code” means the Internal Revenue Code of 1986, as amended.
2.5	“Committee” means the committee of the Board (or any successor committee) appointed or designated to administer the Plan.
2.6	“Common Stock” means the common stock of the Company, no par value.
2.7	“Company” has the meaning set forth in Article I.
2.8
“Designated Subsidiary” means each Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. As of the Restatement Effective Date, Designated Subsidiaries include the U.S. Subsidiaries of the Company that employ Employees and other Subsidiaries designated by the Administrator.

2.9	“Effective Date” means February 22, 2022, the date the Plan was initially approved by the Board.
2.10
“Eligible Employee” means an Employee who, after the grant of an Option, would not be deemed for purposes of Code Section 423(b)(3) to possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. The rules of Code Section 424(d) with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee. An Eligible Employee shall not include an Employee whose

B-1 2023 Proxy Statement

Appendix B
customary employment is fewer than twenty (20) hours per week, an Employee whose customary employment is as a student or intern or for not more than five months in a calendar year, or an Employee whose wages and benefits are determined by collective bargaining that does not provide for Plan participation.
Notwithstanding the foregoing, the Administrator may exclude from participation in the Plan as an Eligible Employee (x) any Employee who is a “highly compensated employee” of the Company or any Designated Subsidiary (within the meaning of Code Section 414(q)), or a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer and/or (C) who is subject to the disclosure requirements of Section 16(a) of the Exchange Act; and/or (y) any Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether such Employee also is a citizen of the United States or a resident alien (within the meaning of Code Section 7701(b)(1)(A))) if either (A) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (B) compliance with the laws of the foreign jurisdiction would cause the Plan or the Option to violate the requirements of Code Section 423 (with respect to an Employee who is a U.S. taxpayer); and/or (z) any Employee who has been employed by the Company or a Designated Subsidiary for less than a period specified by the Administrator (such period not to exceed two years); provided that any exclusion in clause (x), (y) and/or (z) shall be applied in an identical manner for each Offering Period commencing after the date of the Administrator’s action to all Employees of the Company and all Designated Subsidiaries, in accordance with Treasury Regulation Section 1.423-2(e) to the extent applicable.
2.11
“Employee” means any person who renders services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Code Section 3401(c) or applicable local law and is treated as an employee in the personnel records of the Company or a Designated Subsidiary. The term “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Code Section 3401(c) or applicable local law. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) or applicable local law. Where the period of leave exceeds three (3) months, or such other period specified in Treasury Regulation Section 1.421-1(h)(2) or applicable local law, and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2) or applicable local law.

2.12	“Enrollment Date” means the first date of each Offering Period.
2.13	“Enrollment Period” means the time period established by the Administrator leading up to an Enrollment Date during which Eligible Employees may elect to participate in an Offering Period.
2.14	“Exercise Date” means the last Trading Day of each Offering Period, except as provided in Section 5.2.
2.15	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.16	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(a)
If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system, or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be:

(A)	if the Common Stock is purchased on the open market, the price paid for such Common Stock; or
(B)
if the Common Stock is not purchased on the open market, the closing sale price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sale price for a share of Common Stock on the date in question, the closing sale price for a share of Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable for such purposes;

(b)
If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices

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Appendix B
for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable for such purposes; or
(c)
If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be determined by the Company in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.17	“Grant Date” means the first Trading Day of an Offering Period.
2.18	“New Exercise Date” has such meaning as set forth in Section 5.2(b).
2.19
“Offering Period” means the three (3)-month period as determined by the Administrator; provided, however, that the duration and timing of Offering Periods may be changed by the Administrator, in its sole discretion. In no event may an Offering Period exceed twenty-seven (27) months.

2.20	“Option” means the right to purchase shares of Common Stock pursuant to the Plan during each Offering Period.
2.21	“Option Price” means the purchase price of a share of Common Stock hereunder as provided in Section 4.2.
2.22	“Parent” means any entity that is a parent corporation of the Company within the meaning of Code Section 424 and the Treasury Regulations thereunder.
2.23	“Participant” means any Eligible Employee who elects to participate in the Plan.
2.24	“Payday” means the regular and recurring established day for payment of compensation to an Employee of the Company or any Designated Subsidiary.
2.25	“Plan” has the meaning set forth in Article I.
2.26	“Plan Account” means a bookkeeping account established and maintained by the Company in the name of each Participant.
2.27	“Restatement Effective Date” means March 31, 2023, the date this restatement of the Plan was approved by the Board.
2.28	“Section 423 Option” has the meaning set forth in Section 3.1(b).
2.29
“Subsidiary” means any corporation, partnership, joint venture, business trust, or other entity of which fifty percent (50%) or more of the voting equity or control is owned, directly or indirectly, by the Company.

2.30
“Trading Day” means a day on which the principal securities exchange on which the Common Stock is listed is open for trading or, if the Common Stock is not listed on a securities exchange, a business day, as determined by the Administrator in good faith.

2.31	“Withdrawal Election” has the meaning set forth in Section 6.1(a).
ARTICLE III. PARTICIPATION
3.1	Eligibility.
(a)
Any Eligible Employee who is employed before the first day of the month containing an Enrollment Period, elects during such Enrollment Period to participate in the Plan for an Offering Period, and is employed by the Company or a Designated Subsidiary on the Enrollment Date for the Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Articles IV and V (and the limitations imposed by Code Section 423(b) and the Treasury Regulations thereunder, to the extent applicable).

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Appendix B
(b)
No Eligible Employee shall be granted an Option under the Plan that permits the Participant’s rights to purchase shares of Common Stock under the Plan, and to purchase stock under all other employee stock purchase plans of the Company, any Parent or any Subsidiary subject to Code Section 423 (any such Option or other option, a “Section 423 Option”), to accrue at a rate that exceeds $25,000 of fair market value of such stock (determined at the time the Section 423 Option is granted) for each calendar year in which any Section 423 Option granted to the Participant is outstanding at any time. The limitation under this Section 3.1(b) shall be applied in accordance with Code Section 423(b)(8) and the Treasury Regulations thereunder to the extent applicable. No Eligible Employee may purchase in any calendar year shares of Common Stock having an aggregate Fair Market Value in excess of $25,000 (determined at the time the Section 423 Option is granted). The Administrator may implement other limitations on the number or value of shares of Common Stock that may be purchased under the Plan as the Administrator determines are necessary or desirable to carry out the purposes of the Plan.

3.2	Election to Participate; Payroll Deductions.
(a)
Except as provided in Section 3.3, an Eligible Employee may become a Participant in the Plan only by means of payroll deduction. Each individual who is an Eligible Employee and satisfies the requirements set forth in Section 3.1(a) may elect to participate in such Offering Period and the Plan by delivering to the Company or its designee a payroll deduction authorization no later than the Enrollment Period deadline determined by the Administrator in its sole discretion.

(b)
Subject to Section 3.1(b), and unless alternative contribution limits are set by the Administrator prior to any Offering Period, payroll deductions for each Offering Period shall not exceed ten percent (10%) of the Participant’s base compensation during the Offering Period. In addition, the Administrator may establish for any calendar year a contribution limit per Participant that is less than the annual dollar limit set forth in Section 3.1(b) hereof. Amounts deducted from a Participant’s base compensation with respect to an Offering Period pursuant to this Section 3.2 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account.

(c)
Following at least one (1) payroll deduction during an Offering Period, a Participant may cancel the Participant’s payroll deduction for such Offering Period upon at least ten (10) calendar days’ prior written notice to the Administrator or its designee. The change will be reflected in payroll deductions as soon as administratively practicable after the notice is received.

(d)
A Participant may affirmatively elect, in accordance with applicable Plan administrative procedures, to automatically participate in subsequent Offering Periods at the same payroll deduction percentage as in effect at the termination of the prior Offering Period, unless such Participant delivers to the Company a different election with respect to the successive Offering Period in accordance with Section 3.1(a), unless such Participant becomes ineligible to participate in the Plan, or unless applicable local law imposes other requirements.

3.3
Leave of Absence. Payroll deductions for shares that a Participant has an option to purchase may be suspended during any leave of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) or applicable local law, or, if the Participant so elects, periodic payments for such shares may continue to be made in cash if permitted by applicable law. If such Participant returns to active service prior to the last day of the Offering Period, the Participant’s payroll deductions will be resumed and, if the Participant did not make periodic cash payments during the Participant’s period of absence, the Participant shall, by written notice to the Administrator within ten (10) days after the Participant’s return to active service, but not later than the last day of the Offering Period, elect: (a) to make up any deficiency in the Participant’s Plan Account resulting from a suspension of payroll deductions by making an immediate cash payment or through increased payroll deductions; (b) not to make up such deficiency, in which event the number of shares to be purchased by the Participant shall be reduced to the number of whole shares which may be purchased with the amount, if any, then credited to the Participant’s Plan Account plus the aggregate amount, if any, of all payroll deductions to be made thereafter; or (c) withdraw the amount in the Participant’s Plan Account and terminate the Participant’s option to purchase. If any Participant fails to deliver the written notice described above within ten (10) days after the Participant’s return to active service or by the last day of the Offering Period, whichever is earlier, the Participant shall be deemed to have elected the approach described in clause (b) of this Section 3.3.

B-4 2023 Proxy Statement

Appendix B
ARTICLE IV. PURCHASE OF SHARES
4.1
Grant of Option. Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. Subject to the limitations described in Section 3.1(b), the number of shares of Common Stock subject to a Participant’s Option shall be determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided, however, that the maximum number of shares of Common Stock that may be purchased by a Participant in an Offering Period shall be determined by dividing such Participant’s Plan Account balance on such Exercise Date by eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Grant Date. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a Participant may purchase during such future Offering Periods. Each Option shall expire on the Exercise Date for the applicable Offering Period immediately after the automatic exercise of the Option in accordance with Section 4.3, unless such Option terminates earlier in accordance with Article 6.

4.2
Option Price. The “Option Price” per share of Common Stock to be paid by a Participant upon exercise of the Participant’s Option on the Exercise Date for an Offering Period shall equal eight-five percent (85%) (or such greater percentage as may be determined by the Administrator prior to the commencement of any Offering Period) of the Fair Market Value of a share of Common Stock on the applicable Exercise Date.

4.3	Purchase of Shares.
(a)
Subject to the limitation contained in Section 4.1, on the Exercise Date for an Offering Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised the Participant’s Option to purchase at the applicable per share Option Price the largest number of whole shares of Common Stock that can be purchased with the amount in the Participant’s Plan Account. No fractional shares shall be issued upon the exercise of rights granted under this Plan. Any balance that is remaining in the Participant’s Plan Account (after exercise of such Participant’s Option) as of the Exercise Date shall be returned to the Participant in one cash lump sum payment within thirty (30) days after such Exercise Date, without any interest thereon.

(b)
As soon as practicable following the applicable Exercise Date, the number of shares of Common Stock purchased by a Participant pursuant to Section 4.3(a) shall be delivered (in either share certificate or book entry form), in the Company’s sole discretion, to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. If the Company is required to obtain from any commission or agency authority to issue any such shares of Common Stock, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon.

4.4
Transferability of Rights. An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. No Option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the Option shall have no effect.

ARTICLE V. PROVISIONS RELATING TO COMMON STOCK
5.1
Common Stock Reserved. Subject to adjustment as provided in Section 5.2, the number of shares of Common Stock that shall be permitted to be purchased under the Plan, including any sub-plan to the Plan, shall be six million (6,000,000) shares of Common Stock (which includes the 625,000 shares initially authorized under the Plan as of the Effective Date). The shares of Common Stock may be treasury shares, shares acquired on the open market, reacquired shares reserved for issuance under the Plan, or authorized but unissued shares. If any purchase right granted under the Plan, or under any other sub-plan to the Plan, expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to that purchase right shall again become available for purposes of the Plan.

B-5 2023 Proxy Statement

Appendix B
5.2	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.
(a)
Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock that have been authorized for issuance under the Plan but not yet placed under Option, as well as the price per share and the number of shares of Common Stock covered by each Option under the Plan that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

(b)
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1.

(c)
Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof.

5.3
Insufficient Shares. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which Options are to be exercised may exceed the number of shares of Common Stock remaining available under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the shares of Common Stock available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date, and unless additional shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 7.5. If an Offering Period is so terminated, then the balance of the amount credited to the Participant’s Plan Account that has not been applied to the purchase of shares of Common Stock shall be paid to such Participant in one cash lump sum payment within thirty (30) days after such Exercise Date, without any interest thereon.

5.4
Rights as Shareholders. With respect to shares of Common Stock subject to an Option, a Participant shall not be deemed to be a shareholder of the Company and shall not have any of the rights or privileges of a shareholder. A Participant shall have the rights and privileges of a shareholder of the Company when, but not until, shares of Common Stock have been deposited in the designated brokerage account following exercise of the Participant’s Option.

ARTICLE VI. TERMINATION OF PARTICIPATION
6.1	Cessation of Contributions; Voluntary Withdrawal.
(a)
A Participant may cease payroll deductions during an Offering Period and elect to withdraw from the Plan by delivering written notice of such election to the Administrator or its designee in such form and at such time prior to the Exercise Date for such Offering Period as may be established by the Administrator (a “Withdrawal Election”). A Participant electing to withdraw from the Plan may elect to withdraw all of the funds then credited to the Participant’s Plan Account as of the date on which the Withdrawal Election is received by the Administrator or its designee, in which case amounts

B-6 2023 Proxy Statement

Appendix B
credited to such Plan Account shall be returned to the Participant in one cash lump sum payment within thirty (30) days after such election is received by the Administrator or its designee, without any interest thereon, and the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall terminate. Following receipt by the Administrator or its designee of a Withdrawal Election, the Participant’s payroll deduction authorization and the Participant’s Option to purchase under the Plan shall terminate as soon as administratively feasible.
(b)
A Participant’s withdrawal from the Plan shall not affect the Participant’s eligibility to participate in any similar plan that may be adopted hereafter by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

(c)	A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during that Offering Period.
6.2
Termination of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, the Participant shall be deemed to have elected to withdraw from the Plan, and amounts credited to the Participant’s Plan Account shall be paid in cash to such Participant or, in the case of the Participant’s death, to the person or persons entitled thereto pursuant to applicable law, within thirty (30) days after such cessation of being an Eligible Employee, without any interest thereon.

ARTICLE VII. GENERAL PROVISIONS
7.1	Administration.
(a)
The Administrator shall have the power, authority and responsibility for the day-to-day administration of the Plan, the power, authority and responsibility specifically provided in this Plan, and any additional duties and responsibilities approved by the Board or necessary to operate the Plan. To the extent permitted under applicable law, the Administrator may delegate its power, authority and responsibilities under the Plan to one or more officers of the Company at any time in its sole discretion. In this regard and to the extent permitted under applicable law, the Administrator hereby delegates its power, authority and responsibilities under the Plan to the Company’s Executive Vice President, Human Resources (or the individual holding equivalent duties and responsibilities). Accordingly, any reference herein to the Administrator shall, to the extent permitted under applicable law, be read to include such delegate. In its absolute discretion, the Board or the Committee may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

(b)
It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. To the extent permitted under applicable law, the Administrator may delegate its authority and responsibilities to one or more officers of the Company in addition to the delegation made under Section 7.1(a). The Administrator or its delegate shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)	To establish Offering Periods;
(ii)	To determine when and how Options shall be granted and the provisions and terms of each Offering Period (which need not be identical);
(iii)	To identify Designated Subsidiaries in accordance with Section 7.2; and
(iv)
To construe and interpret the Plan, the terms of any Offering Period and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering Period or any Option, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective, subject to Code Section 423 and the Treasury Regulations thereunder to the extent applicable.

(c)
The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing,

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Appendix B
the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency (if applicable), payroll tax, withholding procedures and handling of stock certificates that vary with local requirements.
(d)
Notwithstanding anything in the Plan to the contrary, with the exception of Section 5.1, the Administrator may, in its sole discretion: (i) amend or vary the terms of the Plan to conform such terms with the requirements of each jurisdiction where a Designated Subsidiary is located; (ii) amend or vary the terms of the Plan in each jurisdiction where a Designated Subsidiary is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social security contributions for Participants and/or the Designated Subsidiary; or (iii) amend or vary the terms of the Plan in a jurisdiction where a Designated Subsidiary is located as it considers necessary or desirable to meet the goals and objectives of the Plan. The Administrator may, where it deems appropriate in its sole discretion, establish one or more sub-plans for these purposes. The Administrator may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such jurisdictions. The terms and conditions contained herein which are subject to variation in a jurisdiction shall be reflected in a written attachment to the Plan, or shall be otherwise documented in such manner as may be prescribed by the Administrator.

(e)
All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. None of the Board, the Administrator, or any delegate of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options or any purchase right granted under the Plan, and all members of the Board, the Administrator, or any delegate of the Administrator shall be fully protected by the Company in respect to any such action, determination, or interpretation.

7.2
Designation of Subsidiary Corporations. The Administrator shall designate from among the Subsidiaries, as determined from time to time, the Subsidiary or Subsidiaries that shall constitute Designated Subsidiaries. The Administrator may designate a Subsidiary, or terminate the designation of a Subsidiary, without the approval of the shareholders of the Company.

7.3
Reports. Individual accounts shall be maintained for each Participant. Statements of Plan Accounts shall be given or made available to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of shares purchased and the remaining cash balance, if any.

7.4
No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.

7.5	Amendment and Termination of the Plan.
(a)
The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and from time to time; provided, however, that without approval of the Company’s shareholders within twelve (12) months before or after action by the Board, the Plan may not be amended to increase the maximum number of shares of Common Stock subject to the Plan or change the designation or class of Eligible Employees.

(b)
In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, to the extent permitted under Code Section 423, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)	altering the Option Price for any Offering Period, including an Offering Period underway at the time of the change in Option Price;
(ii)	shortening any Offering Period so the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and
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Appendix B
(iii)	allocating shares of Common Stock.
Such modifications or amendments shall not require shareholder approval or the consent of any Participant.
(c)	Upon termination of the Plan, the balance in each Participant’s Plan Account shall be refunded as soon as practicable after such termination, without any interest thereon.
7.6
Use of Funds; No Interest Paid. All funds received by the Company by reason of purchase of Common Stock under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest shall be paid to any Participant or credited under the Plan.

7.7
Term; Approval by Shareholders. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company’s shareholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Options may be granted prior to such shareholder approval; provided, however, that such Options shall not be exercisable prior to the time when the Plan is approved by the shareholders; provided, further, that if such approval has not been obtained by the end of said twelve (12)-month period, all Options previously granted under the Plan shall terminate and be canceled and become null and void without being exercised.

7.8
Effect on Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plan in effect for the Company, any Parent or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, any Parent or any Subsidiary (a) to establish any other form of incentives or compensation for Employees of the Company or any Parent or any Subsidiary, or (b) to grant or assume options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

7.9
Conformity to Securities Laws. Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act (or similar applicable local law) shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) (or similar applicable local law) that are requirements for the application of such exemption rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemption rule.

7.10
Notice of Disposition of Shares. Each Participant shall give the Administrator or its designee prompt written notice of any disposition or other transfer of any shares of Common Stock acquired pursuant to the exercise of an Option if such disposition or transfer is made (a) within two (2) years after the applicable Grant Date or (b) within one (1) year after the transfer of such shares of Common Stock to such Participant upon exercise of such Option. The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement.

7.11
Tax Withholding. The Company or any Parent or any Subsidiary shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to any purchase of shares of Common Stock under the Plan or any sale of such shares.

7.12	Governing Law. The Plan and all rights and obligations hereunder shall be construed and enforced in accordance with the laws of the State of Indiana.
7.13
Notices. All notices or other communications by a Participant to the Company or the Administrator (or its designee) under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company or the Administrator (or its designee) at the location, or by the person, designated for the delivery thereof.

7.14	Conditions to Issuance of Shares.
(a)
Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock pursuant to the exercise of an Option by a Participant unless and until the Administrator has determined, with advice of counsel, that the issuance of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange or automated quotation system on which the shares of Common Stock are listed or traded, and the shares of Common Stock are covered by an effective registration statement or applicable

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exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.
(b)
All certificates for shares of Common Stock delivered pursuant to the Plan and all shares of Common Stock issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Company deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the shares of Common Stock are listed, quoted, or traded. The Company may place legends on any certificate or book entry evidencing shares of Common Stock to reference restrictions applicable to the shares of Common Stock.

(c)
The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)
Notwithstanding any other provision of the Plan, unless otherwise determined by the Company or required by any applicable law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing shares of Common Stock issued in connection with any Option, record the issuance of shares of Common Stock in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

7.15
Equal Rights and Privileges. Except with respect to sub-plans designed to be outside the scope of Code Section 423, if any, and Eligible Employees who are not subject to U.S. tax laws, if any, Eligible Employees of the Company (or any U.S. Subsidiary) shall have equal rights and privileges under the Plan to the extent required under Code Section 423 or the regulations promulgated thereunder so this Plan qualifies as an “employee stock purchase plan” within the meaning of Code Section 423 and the Treasury Regulations thereunder. Any provision of this Plan that is inconsistent with Code Section 423 and the Treasury Regulations thereunder shall, without further act or amendment by the Company or the Board, be reformed to comply with the equal rights and privileges requirement of Code Section 423 or the Treasury Regulations thereunder to the extent applicable.

7.16
Account Transfer Restriction. Unless otherwise determined by the Administrator, shares of Common Stock purchased under the Plan shall not be transferable by a Participant from the account established in the Participant’s name under the Plan until the first anniversary of the Exercise Date upon which such shares were purchased by the Participant.

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Appendix C Amended and Restated 2018 Elanco Animal Health Incorporated Stock Plan
Amended and Restated 2018 Elanco Animal Health Incorporated
Stock Plan
ARTICLE 1. PURPOSES OF THE PLAN
The Company previously adopted the 2018 Elanco Stock Plan, which was adopted by the Board of Directors on September 5, 2018 and approved by the shareholders of the Company on September 18, 2018 (the “Effective Date”). The Company then amended and restated the 2018 Elanco Stock Plan effective May 19, 2021. The Company hereby again amends and restates the 2018 Elanco Stock Plan. The Company believes that this Amended and Restated 2018 Elanco Stock Plan, as may be amended from time to time (the “Plan”), will benefit the Company’s shareholders by allowing the Company to attract, motivate and retain the best available Employees and Directors and by providing those Employees and Directors stock-based incentives to strengthen the alignment of interests between those persons and the Company’s shareholders. The terms of this Amended and Restated 2018 Elanco Stock Plan shall apply to Awards granted on and after the Restatement Date.
ARTICLE 2. DEFINITIONS
Wherever the following terms are used in the Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
2.1
“Affiliate” shall have the meaning given to such term in Rule 12b-2 promulgated under the Exchange Act. The Board shall have the authority to determine the time or times at which “Affiliate” status is determined within the foregoing definition.

2.2
“Applicable Laws” means the requirements relating to the administration of equity-based and cash-based awards, as applicable, and the related issuance of Shares under U.S. state corporate laws, U.S. federal and state and non-U.S. securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

2.3	“Award” means an Option, Restricted Stock Units, Restricted Stock, a Stock Appreciation Right, an Other Share-Based Award or a Performance-Based Award granted to a Participant pursuant to the Plan.
2.4
“Award Agreement” means any written agreement, contract, or other instrument or document evidencing the terms and conditions (either expressly or by reference to any subplan created hereunder) of an Award, including through electronic medium.

2.5	“Board” means the board of directors of the Company.
2.6	“Change in Control” means and includes each of the following:
(a)
the acquisition by any “person,” as that term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (i) the Company, (ii) any Subsidiary, or (iii) any employee benefit plan or employee stock plan of the Company or a Subsidiary or any trustee or fiduciary with respect to any such plan when acting in that capacity) of “beneficial ownership,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of twenty percent (20%) or more of the shares of

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Appendix C
the Company’s capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the Board (or which would have such voting power but for the application of the Indiana Control Shares Statute) (“Voting Stock”); provided, however, that an acquisition of Voting Stock directly from the Company shall not constitute a Change in Control under this Section 2.6(a);
(b)	the first day on which less than one-half of the total membership of the Board shall be Continuing Directors;
(c)
consummation of a merger, share exchange, or consolidation of the Company (a “Transaction”), other than a Transaction which would result in the Voting Stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the Voting Stock of the Company or such surviving entity immediately after such Transaction; or

(d)	a sale or disposition of all or substantially all the assets of the Company, other than a sale or disposition of assets to a Subsidiary.
Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred upon an event described in this Section 2.6 unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Section 409A.
2.7
“Code” means the U.S. Internal Revenue Code of 1986, as amended. All references herein to specific sections of the Code shall include any successor provisions of the Code or corresponding sections of any future U.S. federal tax code.

2.8	“Committee” means the committee of the Board appointed or described in Article 3 to administer the Plan.
2.9	“Common Stock” means the common stock of the Company, no par value, and such other securities of the Company that may be substituted for the Common Stock pursuant to ARTICLE 13.
2.10	“Company” means Elanco Animal Health Incorporated, an Indiana corporation, and any successor corporation thereto.
2.11
“Continuing Director” means any Director who is not an Affiliate or Associate (as the term is defined in the General Rules and Regulations under the Exchange Act) or representative of any Related Person and (i) who was a Director immediately prior to the time that any Related Person involved in the proposed action or transaction became a Related Person or (ii) who was nominated by a majority of the remaining Continuing Directors.

2.12	“Director” means a member of the Board.
2.13	“Director Plan” means the Elanco Animal Health Incorporated Directors’ Deferral Plan Effective September 18, 2018, as amended from time to time.
2.14
“Disability” means, unless otherwise provided in an Award Agreement, that the Participant would qualify to receive benefit payments under the long-term disability plan or policy, as it may be amended from time to time, of the Company or the Affiliate to which the Participant provides Service regardless of whether the Participant is covered by such policy. If the Company or the Affiliate to which the Participant provides Service does not have a long-term disability policy, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determined physical or mental impairment for a period of not less than ninety (90) consecutive days. A Participant shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its discretion. Notwithstanding the foregoing, (a) for purposes of Incentive Stock Options granted under the Plan, “Disability” means that the Participant is disabled within the meaning of Section 22(e)(3) of the Code, and (b) with respect to an Award that is subject to Section 409A where the payment or settlement of the Award will accelerate as a result of the Participant’s Disability, solely for purposes of determining the timing of payment, no such event will constitute a Disability for purposes of the Plan or any Award Agreement unless such event also constitutes a “disability” as defined under Section 409A.

2.15
“Dividend Equivalent Right” means a right to receive the equivalent value of dividends paid on the Shares with respect to Shares underlying Restricted Stock Units or an Other Share-Based Award that is a Full Value Award prior to vesting of the Award in accordance with the provision of Section 12.3.

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2.16	“Effective Date” means September 18, 2018.
2.17	“Eligible Individual” means any natural person who is an Employee or a Director determined by the Committee as eligible to participate in the Plan.
2.18
“Employee” means an individual, including an officer or Director, who is treated as an employee in the personnel records of the Company or an Affiliate and providing Service to the Company or the Affiliate. Neither services as a Director nor payment of a director’s fee by the Company or an Affiliate shall be sufficient to constitute “employment” by the Company or an Affiliate.

2.19
“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its shareholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the price of Shares (or other securities) and causes a change in the per-share value of the Shares underlying outstanding Awards.

2.20	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
2.21
“Fair Market Value” means, as of any given date, (a) if Shares are traded on any established stock exchange, the closing price of a Share as quoted on the principal exchange on which the Shares are listed, as reported in The Wall Street Journal (or such other source as the Company may deem reliable for such purposes) for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred; or (b) if Shares are not traded on an exchange but are regularly quoted on a national market or other quotation system, the closing sales price on such date as quoted on such market or system, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported; or (c) in the absence of an established market for the Shares of the type described in (a) or (b) of this Section 2.21, the fair market value established by the Committee acting in good faith, under a reasonable methodology and reasonable application in compliance with Section 409A to the extent such determination is necessary for Awards under the Plan to comply with, or be exempt from, Section 409A.

Notwithstanding the foregoing, for income tax reporting purposes under U.S. federal, state, local or non-US law and for such other purposes as the Committee deems appropriate, including, without limitation, where Fair Market Value is used in reference to exercise, vesting, settlement or payout of an Award, the Fair Market Value shall be determined by the Company in accordance with uniform and nondiscriminatory standards adopted by it from time to time.
2.22
“Full Value Award” means any Award other than an (i) Option, (ii) Stock Appreciation Right or (iii) other Award for which the Participant pays (or the value or amount payable under the Award is reduced by) an amount equal to or exceeding the Fair Market Value of the Shares, determined as of the date of grant.

2.23	“Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code.
2.24	“Non-Employee Director” means a Director of the Company who is not an Employee.
2.25	“Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.
2.26
“Option” means a right granted to a Participant pursuant to Article 6 to purchase a specified number of Shares at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.27	“Other Share-Based Award” shall mean an Award granted pursuant to Article 10.
2.28	“Participant” means any Eligible Individual who, as an Employee or Director, has been granted an Award pursuant to the Plan.
2.29	“Performance-Based Award” means an Award that are subject, in whole or in part, to Performance Goals and are granted pursuant to Article 10.
2.30
“Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish

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Performance Goals include, but are not limited to, the following: earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation, and amortization (EBITDA), cash flow (including, without limitation, operating cash flow and free cash flow), earnings per share, gross or net profit margin, net income (either before or after interest, taxes, amortization, and/or depreciation), operating income (either before or after restructuring and amortization charges), return on capital or return on invested capital, return on equity, return on operating assets or net assets, return on sales, sales or revenue, stock price goals, total shareholder return. The Committee shall define objectively the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.
2.31
“Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria that the Committee, in its sole discretion, selects. The Committee, in its sole discretion, may provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals.

2.32
“Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award, provided that the duration of any Performance Period shall not be less than twelve (12) months.

2.33	“Plan” means this Amended and Restated 2018 Elanco Stock Plan, as it may be amended from time to time.
2.34
“Related Person” any corporation, person, or entity which beneficially owns or controls, directly or indirectly, 5% or more of the outstanding shares of Voting Stock, and any Affiliate or Associate of a Related Person; provided, however, that the term Related Person shall not include (a) the Company or any of its Subsidiaries, or (b) any profit-sharing, employee stock ownership or other employee benefit plan of the Company, or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity.

2.35	“Restatement Date” means the date the Amended and Restated 2018 Elanco Stock Plan is approved by the Company’s shareholders.
2.36	“Restricted Stock” means Shares awarded to a Participant pursuant to Article 8 that are subject to certain restrictions and may be subject to risk of forfeiture.
2.37	“Restricted Stock Unit” means an Award granted pursuant to Article 7 that shall be evidenced by a bookkeeping entry representing the equivalent of one Share.
2.38	“Section 409A” means Section 409A of the Code, and the regulations and guidance promulgated thereunder.
2.39	“Securities Act” means the U.S. Securities Act of 1933, as amended.
2.40
“Service” means service as an Employee or Non-Employee Director. Except as otherwise determined by the Committee in its sole discretion, a Participant’s Service terminates when the Participant ceases to actively provide services to the Company or an Affiliate and shall not be extended by any notice period mandated under applicable employment laws or the terms of the Participant’s employment or service contract, if any. The Committee shall determine which leaves shall count toward Service and when Service terminates for all purposes under the Plan. Further, unless otherwise determined by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant provides Service to the Company or an Affiliate, or a transfer between entities (i.e., the Company or any Affiliates), provided that there is no interruption or other termination of Service in connection with the Participant’s change in capacity or transfer between entities (except as may be required to effect the change in capacity or transfer between entities). For purposes of determining whether an Option is entitled to Incentive Stock Option status, an Employee’s Service shall be treated as terminated ninety (90) days after such Employee goes on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract.

2.41	“Share” means a share of Common Stock.
2.42	“Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.
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2.43
“Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 9 to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the exercise price of the SAR, as set forth in the applicable Award Agreement.

2.44
“Tax-Related Items” means any U.S. federal, state, and/or local taxes and any taxes imposed by a jurisdiction outside of the U.S. (including, without limitation, income tax, social insurance and similar contributions, payroll tax, fringe benefits tax, payment on account, employment tax, stamp tax and any other taxes related to participation in the Plan and legally applicable to a Participant, including any employer liability for which the Participant is liable pursuant to Applicable Laws or the applicable Award Agreement).

ARTICLE 3. ADMINISTRATION
3.1.
Committee. The Board, at its discretion or as otherwise necessary to comply with the requirements of Rule 16b-3 promulgated under the Exchange Act or to the extent required by any other Applicable Law or regulation, may delegate administration of the Plan to a Committee consisting of two or more members of the Board. Unless otherwise determined by the Board, the Committee shall consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3(b)(3) under the Exchange Act, or any successor rule, and “independent directors” under the applicable New York Stock Exchange rules (or other principal securities market on which Shares are traded). Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Non-Employee Directors and for purposes of such Awards the term “Committee” as used in this Plan shall be deemed to refer to the Board and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 3.5 hereof. Unless and until the Board delegates administration of the Plan to a Committee as set forth below, the Plan shall be administered by the full Board, and for such purposes the term “Committee” as used in this Plan shall be deemed to refer to the Board. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan, except with respect to matters which under Applicable Laws are required to be determined in the sole discretion of the Committee.

3.2.
Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

3.3.	Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:
(a)	designate Participants to receive Awards;
(b)	determine the type or types of Awards to be granted to each Participant;
(c)	determine the number of Awards to be granted and the number of Shares to which an Award will relate;
(d)
determine the terms and conditions of any Award granted pursuant to the Plan, including, without limitation, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to recoupment of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e)
determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be cancelled, forfeited, or surrendered;

(f)	prescribe the form of each Award Agreement, which need not be identical for each Participant and may vary for Participants within and outside of the U.S.;
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Appendix C
(g)	decide all other matters that must be determined in connection with an Award;
(h)
establish, adopt or revise any rules and regulations, including adopting sub-plans to the Plan, for the purposes of granting certain types of Awards, granting Awards to certain groups of Eligible Individuals, facilitating compliance with foreign laws, easing the administration of the Plan and/or taking advantage of tax-favorable treatment for Awards granted to Participants outside the U.S., in each case as it may deem necessary or advisable;

(i)	suspend or terminate the Plan at any time, subject to Article 15;
(j)
amend or modify the terms of an Award, including, without limitation, accelerate the vesting and/or exercisability of any Award for any reason, including, without limitation, the Participant’s retirement or other termination; provided, however, that no amendment or modification of an outstanding Award other than the following types of amendments or modifications shall affect adversely, in any material way, any Award previously granted pursuant to the Plan without the prior written consent of the Participant: (i) an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option; (ii) an amendment made or other action taken pursuant to Section 16.14 of the Plan; (iii) any amendment or other action that may be required or desirable to facilitate compliance with Applicable Laws, as determined in the sole discretion of the Committee.

(k)	interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and
(l)	make all other decisions and determinations that may be required pursuant to the Plan or that the Committee deems necessary or advisable to administer the Plan.
3.4.
Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, and any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

3.5.
Delegation of Authority. To the extent permitted by Applicable Laws, the Board, from time to time, may delegate to a Committee of one or more members of the Board (pursuant to delegation that does not meet the requirement of Section 3.1 hereof) or to one or more officers of the Company the authority to grant Awards to Participants other than (a) Employees who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. Furthermore, if the authority to grant or amend Awards has been delegated to the Committee pursuant and subject to the preceding sentence, such authority may be further delegated by the Committee to one or more officers of the Company. For the avoidance of doubt, provided it meets the limitations of this Section 3.5, any delegation hereunder shall include the right to modify Awards as necessary to accommodate changes in Applicable Laws or regulations, including in jurisdictions outside the U.S. Furthermore, any delegation hereunder shall be subject to the restrictions and limitations that the Board (or, as applicable, the Committee) specifies at the time of such delegation, and the Board (or, as applicable, the Committee) may rescind at any time the authority so delegated and/or appoint a new delegatee. At all times, the delegatee appointed under this Section 3.5 shall serve in such capacity at the pleasure of the Board (or, as applicable, the Committee).

ARTICLE 4. SHARES SUBJECT TO THE PLAN
4.1
Number of Shares. Subject to Article 13 hereof, the aggregate number of Shares that may be issued or transferred pursuant to Awards under the Plan shall be 26,325,395 Shares. Subject to Article 13, the maximum number of Shares that may be issued or transferred pursuant to the exercise of Incentive Stock Options shall be the total number of Shares in the Plan’s share reserve as specified in the first sentence of this Section 4.1, subject to adjustment as provided in Article 13.

(a)
Shares Reissuable under Plan. The following Shares shall again be available for the grant of an Award pursuant to the Plan: (i) Shares that are not issued as a result of the termination, expiration or lapsing of any Award for any reason; and (ii) Shares subject to a Full Value Award that are not issued because the Award is settled in cash. Notwithstanding the provisions of this Section 4.1, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an Incentive Stock Option.

(b)
Shares Not Reissuable under Plan. The following Shares shall be counted against the maximum number of Shares available for issuance pursuant to Section 4.1 hereof and shall not be returned to the Plan, again become available for

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Awards, or replenish the share reserve under Section 4.1: (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of a stock option issued under this Plan, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award under this Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan that are not issued in connection with the stock settlement of that award upon its exercise.
(c)
Shares Not Counted Against Share Pool Reserve. To the extent permitted by Applicable Laws, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or an Affiliate shall not be counted against Shares available for grant pursuant to this Plan. Additionally, to the extent permitted by Applicable Laws, in the event that a company acquired by (or combined with) the Company or an Affiliate has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the shareholders of the entities party to such acquisition or combination) may, at the discretion of the Committee, be used for Awards under the Plan in lieu of awards under the applicable pre-existing plan of the other company and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or any Affiliate in existence prior to such acquisition or combination. The payment of Dividend Equivalent Rights in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan.

4.2
Shares Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased on the open market, subject to Section 4.1(b) hereof.

4.3
Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding compensation payable to a Non-Employee Director, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all Awards payable in Common Stock to an individual as compensation for services as a Non-Employee Director, together with cash compensation earned by the Non-Employee Director during any calendar year, shall not exceed $800,000 in any calendar year.

ARTICLE 5. ELIGIBILITY AND PARTICIPATION
5.1
Eligibility. Each Eligible Individual shall be eligible to be granted one or more Awards pursuant to the Plan. An Eligible Individual who is subject to taxation in the U.S. and who is providing Services to an Affiliate may be granted Options or SARs under this Plan only if the Company qualifies as an “eligible issuer of service recipient stock” within the meaning of the U.S. Department of Treasury regulations promulgated under Section 409A.

5.2
Participation. Subject to the provisions of the Plan, the Committee, from time to time, may select from among all Eligible Individuals those to whom Awards shall be granted, and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to this Plan and the grant of an Award to an Eligible Individual shall not imply any entitlement to receive future Awards.

ARTICLE 6. STOCK OPTIONS
6.1	General. The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions, and the Committee may specify such additional terms and conditions as:
(a)
Exercise Price. The exercise price per Share subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided that, subject to Section 6.2(c) hereof, the per-Share exercise price for any Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant.

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(b)
Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten (10) years. The Committee also shall specify the vesting conditions, if any, as it deems appropriate that must be satisfied before all or part of an Option may be exercised. The vesting conditions, if any, may be based on, among other conditions, a Participant’s continued Service, the attainment of performance conditions, or a combination of both.

(c)
Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, including the following methods: (i) cash or check; (ii) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Committee may require (including withholding of Shares otherwise deliverable upon exercise of the Option) which have a Fair Market Value on the date or surrender of attestation equal to the aggregate exercise price of the Shares as to which the Option is to be exercised; (iii) promissory note from a Participant to the Company or a third-party loan guaranteed by the Company (in either case, with such loan bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code); (iv) through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price, provided that payment of such proceeds is then made to the Company upon settlement of such sale; (v) by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate fair market value that does not exceed the aggregate exercise price (plus withholding taxes, if applicable) and any remaining balance of the aggregate exercise price (and/or applicable withholding taxes) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by Participant in cash or other form of payment approved by the Committee; (vi) other property acceptable to the Committee; or (vii) any combination of the foregoing methods of payment. The Award Agreement will specify the methods of paying the exercise price available to each Participant. The Committee also shall determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option, or continue any extension of credit with respect to the exercise price of an Option, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

(d)	Exercise of Option.
(i)
Procedure for Exercise; Rights as a Shareholder. An Option may not be exercised for a fraction of a Share. An Option shall be deemed exercised when the Company receives: (A) a notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (B) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no dividends or Dividend Equivalent Right shall be paid, and no right to vote or receive dividends or Dividend Equivalent Rights or any other rights as a shareholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13.1 of the Plan.

(ii)
Termination of Participant’s Service. If a Participant ceases to provide Service, including as a result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Unless otherwise provided by the Committee, if on the date of termination of Service the Participant is not vested as to his or her entire Option, the unvested portion of the Option shall be forfeited and the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination of Service, the Participant does not exercise his or her Option within the time specified by the Committee, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan. To the extent the Option is exercisable following a Participant’s death, the Option may be exercised by such persons as may be specified in the Award Agreement, which may include any of the following: (i) the Participant’s designated beneficiary, provided that such designation is permitted under Applicable Laws and that such beneficiary has been designated before the Participant’s death in a form acceptable to the Company; (ii) the Participant’s legal representative or representatives; (iii) the person or persons entitled to do so

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pursuant to the Participant’s last will and testament; or (iv) if the Participant fails to make testamentary disposition of the Option or dies intestate, by the person or persons entitled to receive the Option pursuant to the applicable laws of descent and distribution.
6.2
Incentive Stock Options. Incentive Stock Options shall be granted only to Employees of the Company or any Subsidiary of the Company, and the terms of any Incentive Stock Options granted pursuant to the Plan, in addition to the requirements of Section 6.1 hereof, must comply with the provisions of this Section 6.2.

(a)	Expiration. Subject to Section 6.2(c) hereof, an Incentive Stock Option shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:
(i)	Ten (10) years from the date of grant, unless an earlier time is set in the Award Agreement;
(ii)	Three (3) months after the date of the Participant’s termination of Service on account of any reason other than death or Disability (within the meaning of Section 22(e)(3) of the Code); and
(iii)	One (1) year after the date of the Participant’s termination of Service on account of death or Disability (within the meaning of Section 22(e)(3) of the Code).
(b)
Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed US $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(c)
Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of Shares of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five (5) years from the date of grant.

(d)
Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Stock Option within (i) two (2) years from the date of grant of such Incentive Stock Option or (ii) one (1) year after the transfer of such Shares to the Participant.

(e)	Right to Exercise. During a Participant’s lifetime, only the Participant may exercise an Incentive Stock Option.
(f)
Failure to Meet Requirements. Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option. The Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the terms of such Option do not satisfy the requirements of Section 409A.

ARTICLE 7. RESTRICTED STOCK UNITS
7.1
Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Eligible Individuals in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose.

7.2
Vesting Conditions. Subject to Section 12.3, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting, if any, as it deems appropriate. The vesting conditions, if any, may be based on among other conditions, a Participant’s continued Service, the attainment of performance conditions, or a combination of both.

7.3
Form and Timing of Payment. The Committee shall specify the settlement date applicable to each grant of Restricted Stock Units, which date shall not be earlier than the date or dates on which the Restricted Stock Units shall become fully vested

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and nonforfeitable, or such settlement date may be deferred to any later date, subject to compliance with Section 409A, as applicable. On the settlement date, the Company shall, subject to Section 12.6(a) hereof and satisfaction of applicable Tax-Related Items (as further set forth in Section 16.3 hereof), transfer to the Participant one Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited. Alternatively, settlement of a Restricted Stock Unit may be made in cash (in an amount reflecting the Fair Market Value of the Shares that otherwise would have been issued) or any combination of cash and Shares, as determined by the Committee, in its sole discretion, in either case, less applicable Tax-Related Items (as further set forth in Section 16.3 hereof). Until a Restricted Stock Unit is settled, the number of Restricted Stock Units shall be subject to adjustment pursuant to Article 13 hereof.
7.4
Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, any Restricted Stock Units that are not vested as of the date of the Participant’s termination of Service shall be forfeited.

7.5
General Creditors. A Participant who has been granted Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement evidencing the grant of the Restricted Stock Units.

ARTICLE 8. RESTRICTED STOCK AWARDS
8.1
Grant of Restricted Stock. The Committee is authorized to grant Restricted Stock to Eligible Individuals selected by the Committee in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose.

8.2
Purchase Price. At the time of the grant of Restricted Stock, the Committee shall determine the price, if any, to be paid by the Participant for each Share subject to the Award. The purchase price of Shares acquired pursuant to the Award shall be paid either: (i) in cash at the time of purchase; (ii) at the sole discretion of the Committee, by Service rendered or to be rendered to the Company or an Affiliate; or (iii) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with Applicable Laws.

8.3
Issuance and Restrictions. Subject to Section 12.3, Restricted Stock shall be subject to such restrictions, if any, on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). The restrictions, if any, may be based on, among other conditions, a Participant’s continued Service, the attainment of performance conditions, or a combination of both. These restrictions, if any, may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

8.4	Dividends. Any dividends that are distributed with respect to Shares of Restricted Stock shall be paid in accordance with the applicable Award Agreement, subject to the provisions of Section 12.3(b).
8.5
Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited.

8.6
Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 9. STOCK APPRECIATION RIGHTS
9.1
Grant of Stock Appreciation Rights. The Committee is authorized to grant SARs to Eligible Individuals on the following terms and conditions, and the Committee may specify such additional terms and conditions as:

(a)
Exercise Price. The exercise price per Share subject to a SAR shall be determined by the Committee and set forth in the Award Agreement; provided that the exercise price per Share for any SAR shall not be less than 100% of the Fair Market Value of a Share on the date of grant.

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(b)
Time and Conditions of Exercise. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part; provided that the term of any SAR granted under the Plan shall not exceed ten (10) years. Subject to Section 12.3, the Committee also shall specify the vesting conditions, if any, as it deems appropriate that must be satisfied before all or part of a SAR may be exercised. The vesting conditions, if any, may be based on, among other conditions, a Participant’s continued Service, the attainment of performance conditions, or a combination of both.

(c)
A SAR may not be exercised for a fraction of a Share. A SAR shall be deemed exercised when the Company receives a notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the SAR.

9.2
Tandem Stock Appreciation Rights. A SAR may be granted in connection with an Option, either at the time of grant or at any time thereafter during the term of the Option. A SAR granted in connection with an Option will entitle the holder, upon exercise, to surrender the Option or any portion thereof to the extent unexercised, with respect to the number of Shares as to which such SAR is exercised, and to receive payment of an amount computed as described in Section 9.3. The Option shall, to the extent and when surrendered, cease to be exercisable. A SAR granted in connection with an Option hereunder will have an exercise price per share equal to the per share exercise price of the Option, will be exercisable at such time or times, and only to the extent, that the related Option is exercisable, and will expire no later than the related Option expires. If a related Option is exercised in whole or in part, then the SAR related to the Shares purchased terminates as of the date of such exercise.

9.3	Payment and Limitations on Exercise.
(a)
A SAR shall entitle the Participant (or other person entitled to exercise the SAR pursuant to the Plan) to exercise all or a specified portion of the SAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the excess of the aggregate Fair Market Value of the Shares on the date the SAR is exercised over the aggregate exercise price of the SAR, less applicable Tax-Related Items (as further set forth in Section 16.3 hereof), subject to any limitations the Committee may impose.

(b)
Payment of the amounts determined under Section 9.3(a) hereof shall be in cash, in Shares (based on the Fair Market Value of the Shares as of the date the SAR is exercised) or a combination of both, as determined by the Committee in the Award Agreement. To the extent Shares are issued upon exercise of a SAR, the Shares shall be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no dividends or Dividend Equivalent Right shall be paid, and no right to vote or receive dividends or Dividend Equivalent Rights or any other rights as a shareholder shall exist with respect to the Shares subject to a SAR, notwithstanding the exercise of the SAR. The Company shall issue (or cause to be issued) such Shares promptly after the SAR is exercised. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13.1 of the Plan. The provisions of Section 6.1(d)(ii) regarding the treatment of a termination of the Participant’s Service shall also apply to SARs.

ARTICLE 10. OTHER SHARE-BASED AWARDS
10.1
Grants of Other Share-Based Awards. Subject to limitation under Applicable Laws, the Committee is authorized under the Plan to grant Awards (other than Options, Restricted Stock Units, Restricted Stock and SARs) to Eligible Individuals subject to the terms and conditions set forth in this Article 10 and such other terms and conditions as may be specified by the Committee that are not inconsistent with the provisions of the Plan and that, by their terms, involve or might involve the issuance of, consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise relate to, Shares. The Committee may also grant Shares as a bonus, or may grant other Awards in lieu of obligations of the Company or an Affiliate to pay cash or other property under the Plan or other plans or compensatory arrangements. The terms and conditions applicable to such other Awards shall be determined from time to time by the Committee and set forth in an applicable Award Agreement. The Committee may establish one or more separate programs or subplans under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Participants on such terms and conditions as determined by the Committee from time to time, including but not limited to the Director Plan, which shall be a subplan.

10.2
Exercise Price. The Committee may establish the exercise price, if any, of any Other Share-Based Award granted pursuant to this Article 10; provided that such exercise price shall not be less than the Fair Market Value of a Share on the date of grant for an Award that is intended to be exempt from Section 409A.

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10.3	Form of Payment. Payments with respect to any Awards granted under Section 10.1 shall be made in cash or cash equivalent, in Shares or any combination of the foregoing, as determined by the Committee.
10.4
Vesting Conditions. Subject to Section 12.3, the Committee shall specify the date or dates on which the Awards granted pursuant to this Article 10 shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. The vesting conditions may be based on, among other vesting conditions, a Participant’s continued Service, the attainment of performance conditions, or a combination of both.

10.5
Term. Except as otherwise provided herein, the Committee shall set, in its discretion, the term of any Award granted pursuant to this Article 10; provided that the term of any Award granted pursuant to this Article 10 shall not exceed ten (10) years.

ARTICLE 11. PERFORMANCE-BASED AWARDS
11.1
Procedures with Respect to Performance-Based Awards. With respect to any Performance-Based Awards, which may be granted to one or more Eligible Individuals, unless determined otherwise by the Committee, the Committee, in writing (a) shall designate one or more Eligible Individuals as eligible for an Award, (b) shall designate the Performance Period over which the Performance Goals shall be measured; (c) shall select the Performance Criteria applicable to the Performance Period, (d) shall establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (e) shall specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Eligible Individuals for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by an Eligible Individual, the Committee shall have the right to adjust or eliminate the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

ARTICLE 12. PROVISIONS APPLICABLE TO AWARDS
12.1
Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

12.2
Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award, not inconsistent with the Plan, which may include, without limitation, the term of an Award, the provisions applicable in the event the Participant’s Service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

12.3
Minimum Vesting Requirements. Notwithstanding any other provision of the Plan, except in connection with Awards granted in connection with assumption or substitution of awards as part of a transaction as contemplated under Section 4.1(c) or Awards that may be settled only in cash, no portion of an Award may vest before the first anniversary of the date of grant, subject to accelerated vesting as contemplated under Section 3.3(j) and ARTICLE 13; provided, however, that the Company may grant (i) Awards with respect to up to five percent (5%) of the number of Shares reserved under Section 4.1 as of the Effective Date, and (ii) Awards granted to Non-Employee Directors under a subplan, without regard to the minimum vesting period set forth in this Section 12.3.

12.4	Dividends and Dividend Equivalent Rights.
(a)
Any Participant selected by the Committee may be granted Dividend Equivalent Rights based on the dividends declared on the Shares that are subject to any Restricted Stock Unit or an Other Share-Based Award that is a Full Value Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is vests or is settled, as determined by the Committee and set forth in the applicable Award Agreement. Such Dividend Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.

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(b)
To the extent Shares subject to an Award (other than Restricted Stock) are subject to vesting conditions, any Dividend Equivalent Rights relating to such Shares shall either (i) not be paid or credited or (ii) be accumulated and subject to restrictions and risk of forfeiture to the same extent as the underlying Award with respect to which such cash, stock or other property has been distributed. For Shares of Restricted Stock that are subject to vesting, dividends shall be accumulated and subject to any restrictions and risk of forfeiture to which the underlying Restricted Stock is subject.

12.5
Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. The Committee may, however, provide in an Award Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

12.6
Deferrals of Full Value Awards. The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and with the intention of complying with the applicable requirements of Section 409A. The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Award Agreement or in such other agreement, plan or document as the Committee may determine, including but not limited to the Director Plan. The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the amount of compensation that may or must be deferred (or the method for calculating the amount); (ii) the permissible time(s) and form(s) of payment of deferred amounts; (iii) the terms and conditions of any deferral elections by a Participant or of any deferral required by the Company; and (iv) the crediting of interest or dividend equivalents on deferred amounts.

12.7	Stock Certificates; Book Entry Procedures.
(a)
Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing Shares pursuant to the exercise or vesting, as applicable, of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all Applicable Laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded. All certificates evidencing Shares delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or local securities or other laws, including laws of jurisdictions outside of the U.S., rules and regulations and the rules of any national securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any certificate evidencing Shares to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including, without limitation, a window-period limitation, as may be imposed in the discretion of the Committee.

(b)
Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any Applicable Laws, rule or regulation, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

12.8
Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website, intranet or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

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ARTICLE 13. CHANGES IN CAPITAL STRUCTURE
13.1	Adjustments.
(a)
In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other similar event or other change related to a corporate event affecting the Shares or the price of the Shares other than an Equity Restructuring, the Committee shall make such adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (a) the aggregate number and kind of shares that may be issued under the Plan (including, without limitation, adjustments of the limitations in Sections 4.1 and 4.3 hereof); (b) the terms and conditions of any outstanding Awards (including, without limitation, the number and kind of shares that may be issued, or any applicable performance goals or criteria with respect thereto); and (c) the grant or exercise price per Share for any outstanding Awards under the Plan.

(b)
In the event of any transaction or event described in Section 13.1(a) hereof or any unusual or infrequently occurring items or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in Applicable Laws, regulations or accounting principles, the Committee, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)
to provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.1 the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(ii)
to provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)
to make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards;

(iv)
to provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v)	to provide that the Award cannot vest, be exercised or become payable after such event.
(c)	In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.1(a) and 13.1(b) hereof:
(i)
the number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted. The adjustments provided under this Section 13.1(c)(i) shall be final and binding on the affected Participant and the Company.

(ii)
the Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, without limitation, adjustments of the limitations in Sections 4.1 and 4.3 hereof).

C-14 2023 Proxy Statement

Appendix C
13.2	Change in Control.
(a)
Notwithstanding Section 13.1 hereof, and provided that any applicable Award Agreement does not expressly preclude the following from applying, if a Change in Control occurs and Awards that vest solely on the Participant’s continued Service are not converted, assumed, substituted or replaced by a successor or survivor corporation, or a parent or subsidiary thereof, then immediately prior to the Change in Control such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse and, immediately following the consummation of such Change in Control, all such Awards shall terminate and cease to be outstanding.

(b)
Notwithstanding Section 13.1 hereof, Awards that vest based on the attainment of performance-based conditions shall be subject to the provisions of the Award Agreement governing the impact of a Change in Control, provided that any such provisions in the Award Agreement shall (i) not permit the vesting of Awards at a rate that is greater than the actual level of attainment and/or (ii) provide for pro-rated vesting of the Award based on any reduction to the performance period resulting from the Change in Control.

(c)
Where Awards are assumed or continued after a Change in Control, the Committee may provide that the vesting of one or more Awards will automatically accelerate upon an involuntary termination of the Participant’s employment or service without cause within a designated period following the effective date of such Change in Control. Any such Award shall accordingly, upon an involuntary termination of the Participant’s employment or service without cause in connection with a Change in Control, become fully exercisable and all forfeiture restrictions on such Award shall lapse.

(d)
The portion of any Incentive Stock Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Stock Option only to the extent the applicable $100,000 limitation is not exceeded. To the extent such U.S. dollar limitation is exceeded, the accelerated portion of such Option shall be exercisable as a Non-Statutory Option under the U.S. federal tax laws.

13.3
No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of Shares of any class, the payment of any dividend, any increase or decrease in the number of Shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Award or the grant or the exercise price of any Award.

ARTICLE 14. EFFECTIVE AND EXPIRATION DATE
14.1
Plan Effective Date. The Plan was originally effective on the Effective Date. This amendment and restatement was approved by the Board on [DATE], 2023 and shall become effective on the Restatement Date.

14.2
Expiration Date. The Plan will continue in effect until the tenth (10th) anniversary of the Restatement Date or, if earlier, the date that the Plan is terminated by the Board pursuant to Section 15.1. Any Awards that are outstanding on the date the Plan terminates shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 15. AMENDMENT, MODIFICATION, AND TERMINATION
15.1
Amendment, Modification, and Termination. Subject to Section 16.14 hereof, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that to the extent necessary and desirable to comply with any Applicable Laws, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required. Notwithstanding any provision in this Plan to the contrary, absent approval of the shareholders of the Company, and except as permitted by Article 13, no Option or SAR may be amended to reduce the per-Share exercise price of the Shares subject to such Option or SAR below the per-Share exercise price as of the date the Option or SAR is granted and (a) no Option or SAR may be granted in exchange for, or in connection with, the cancellation, surrender or substitution of an Option or SAR having a higher per-Share exercise price and (b) no Option or SAR may be cancelled in exchange for, or in connection with, the payment of a cash amount or another Award at a time when the Option or SAR has a per-Share exercise price that is higher than the Fair Market Value of a Share.

C-15 2023 Proxy Statement

Appendix C
15.2
Awards Previously Granted. Except with respect to amendments made or other actions taken pursuant to Section 16.14 hereof or any amendment or other action with respect to an outstanding Award that may be required or desirable to facilitate compliance with Applicable Laws, as determined by the Committee in its sole discretion, no termination, amendment, or modification of the Plan shall affect adversely, in any material way, any Award previously granted pursuant to the Plan without the prior written consent of the Participant; provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Participant.

ARTICLE 16. GENERAL PROVISIONS
16.1
No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

16.2
No Shareholders Rights. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award, including the right to vote or receive dividends, until the Participant becomes the record owner of such Shares, notwithstanding the exercise of an Option or SAR or vesting of another Award.

16.3
Tax-Related Items. The Company or any Affiliate, as applicable, shall have the authority to require a Participant to remit to the Company or an Affiliate, an amount sufficient to satisfy the withholding obligations for Tax-Related Items or to take such other action as may be necessary or appropriate in the opinion of the Company or an Affiliate, as applicable, to satisfy withholding obligations for Tax-Related Items, including one or a combination of the following: (a) withholding from the Participant’s wages or other cash compensation payable to the Participant by the Company or an Affiliate; (b) withholding from the proceeds of the sale of Shares acquired pursuant to an Award, either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf, without need of further authorization; or (c) in the Committee’s sole discretion, by withholding Shares otherwise issuable under an Award (or allowing the return of Shares) sufficient, as determined by the Committee in its sole discretion, to satisfy such Tax-Related Items. No Shares shall be delivered pursuant to an Award to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Committee to satisfy the withholding obligations for Tax-Related Items.

16.4
No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s Service at any time, nor confer upon any Participant any right to continue in the Service of the Company or any Affiliate.

16.5
Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.

16.6
Indemnification. To the extent allowable pursuant to Applicable Laws, each member of the Committee and the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

16.7
Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, termination programs and/or indemnities or severance payments, welfare or other benefit plan of the Company or any Affiliate, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

16.8	Expenses. The expenses of administering the Plan shall be borne by the Company and/or its Affiliates.
C-16 2023 Proxy Statement

Appendix C
16.9
Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.10
Fractional Shares. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

16.11
Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Laws, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

16.12
Government and Other Regulations. The obligation of the Company to make payment of awards in Shares or otherwise shall be subject to all Applicable Laws, and to such approvals by government agencies, including government agencies in jurisdictions outside of the U.S., in each case as may be required or as the Company deems necessary or advisable. Without limiting the foregoing, the Company shall have no obligation to issue or deliver evidence of title for Shares subject to Awards granted hereunder prior to: (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and (ii) completion of any registration or other qualification with respect to the Shares under any Applicable Laws in the U.S. or in a jurisdiction outside of the U.S. or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained and shall constitute circumstances in which the Committee may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the affected Participant. The Company shall be under no obligation to register, pursuant to the Securities Act or otherwise, any offering of Shares issuable under the Plan. If, in certain circumstances, the Shares paid pursuant to the Plan may be exempt from registration pursuant to the Securities Act, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

16.13	Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Indiana.
16.14
Section 409A. It is intended that all Awards under the Plan will be exempt from, or will comply with, Section 409A, and to the maximum extent permitted the Awards the Plan will be limited, construed and interpreted in accordance with this intent. Notwithstanding anything to the contrary in the Plan or any Award Agreement, with respect to any Award that constitutes a deferral of compensation subject to Section 409A:

(a)
If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Section 409A;

(b)	Each amount to be paid under an Award or this Plan shall be construed as a separate and distinct payment for purposes of Section 409A; and
(c)
If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Section 409A, then no payment shall be made, except as permitted under Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from Service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Section 409A, specified employees will be identified in accordance with the default provisions specified under Section 409A.

16.15
No Representations or Covenants with Respect to Tax Qualification. Although the Company may endeavor to (a) qualify an Award for favorable or specific tax treatment under the laws of the U.S. (e.g., Incentive Stock Options under Section 422 of the Code) or jurisdictions outside of the U.S. or (b) avoid adverse tax treatment (e.g., under Section 409A or Section 280G of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable

C-17 2023 Proxy Statement

Appendix C
or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 16.14 hereof. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan. Nothing in this Plan or in an Award Agreement shall provide a basis for any person to take any action against the Board, Committee, Company or any Affiliate based on matters covered by Section 409A, including the tax treatment of any Awards, and none of Board, Committee, the Company nor any Affiliate will have any liability under any circumstances to the Participant or any other party if the Award that is intended to be exempt from, or compliant with, Section 409A, is not so exempt or compliant or for any action taken by the Committee with respect thereto.
16.16
Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy adopted by the Company and in effect from time to time providing for the recovery of Awards, shares, proceeds, or payments to Participants in the event of fraud or as required by Applicable Laws or governance considerations or in other similar circumstances.

16.17
Severability. If any provision of the Plan or the application of any provision hereof to any person or circumstance is held to be invalid or unenforceable, the remainder of the Plan and the application of such provision to any other person or circumstance shall not be affected, and the provisions so held to be unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

C-18 2023 Proxy Statement

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 17, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ELAN2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 17, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V04164-P83459 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELANCO ANIMAL HEALTH INCORPORATED

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Michael J. Harrington	☐	☐	☐
1b. R. David Hoover	☐	☐	☐
1c. Deborah T. Kochevar	☐	☐	☐
1d. Kirk P. McDonald	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V04165-P83459

ELANCO ANIMAL HEALTH INCORPORATED
This proxy is solicited on behalf of the Board of Directors
Annual Meeting of Shareholders
May 18, 2023, 8:00 a.m. Eastern Time
Via Internet at www.virtualshareholdermeeting.com/ELAN2023

The shareholder(s) hereby appoint(s) Todd S. Young and Marcela A. Kirberger, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of Elanco Animal Health Incorporated held of record by the undersigned on March 20, 2023, at the Annual Meeting of Shareholders to be held at 8:00 a.m. Eastern Time on May 18, 2023, or at any adjournments or postponements thereof. All previous proxies are hereby revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THE PROXIES SHALL VOTE: (i) FOR THE ELECTION OF EACH NOMINEE LISTED ON THE REVERSE SIDE TO THE BOARD OF DIRECTORS, (ii) FOR PROPOSAL NOS. 2, 3, 4 AND 5, AND (iii) IN THEIR DISCRETION UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

Continued and to be signed on reverse side